As filed with the Securities and Exchange Commission on May 1, 2008
Registration No. 333-148693

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOSP BANCSHARES, INC.
(Exact name of registrant as specified in its Charter)

WISCONSIN		6711
(State of Incorporation)	(I.R.S. Employer I.D. No.)	(Primary Standard Industrial
		Classification Code No.)

228 EAST MAIN STREET
SUN PRAIRIE, WISCONSIN 53590
(608) 837-4511
(Address and telephone number of principal executive offices)

ALICE HENSEN	JOHN E. KNIGHT
Bank of Sun Prairie	Boardman, Suhr, Curry & Field LLP
228 East Main Street	1 S. Pinckney Street, 4th Floor
P.O. Box 29	P.O. Box 927
Sun Prairie, Wisconsin 53590-0029	Madison, Wisconsin 53701-0927
(608) 837-4511	(608) 257-9521

(Name, address, telephone no. of agent for service)	(Copy of Notices)

          Approximate date of commencement of proposed sale of the securities to the public: upon consummation of the reorganization.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate Offering price*	Amount of registration fee

Common Stock,	1,200,000	$35.64	$42,768,000	$1,680.78
$10 par value

* Based on the book value of the common stock of Bank of Sun Prairie on November 30, 2007, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2).

BOSP BANCSHARES, INC.

Cross Reference Sheet

Form S-4, Part I Item Number	Location in Prospectus

1	Facing Page of Registration Statement; Outside Front Cover Page of Prospectus

2	Table of Contents

3	Summary

4	Summary; The Reorganization; Comparison of Bank Stock With BOSP Bancshares Stock

5	Not applicable

6	BOSP Bancshares, Inc.; Bank of Sun Prairie

7	Not applicable

8	The Reorganization

9	BOSP Bancshares, Inc.; Bank of Sun Prairie

10	Not applicable

11	Not applicable

12	Not applicable

13	Not applicable

14	BOSP Bancshares, Inc.; Comparison of Bank Stock With BOSP Bancshares Stock

15	Not applicable

16	Not applicable

17	Bank of Sun Prairie; Comparison of Bank Stock With BOSP Bancshares Stock

18	Rights of Dissenting Shareholders of Bank; The Reorganization; BOSP Bancshares, Inc.; Bank of Sun Prairie

19	Not applicable

Prospectus of BOSP Bancshares, Inc.

1,200,000 Shares of Common Stock
and
Proxy Statement of Bank of Sun Prairie

Special Meeting of Bank Shareholders to be held ___________, 2008,
___________ p.m., at the Main Office of the Bank, 228 East Main Street, Sun Prairie, Wisconsin

To the shareholders of Bank of Sun Prairie:

This prospectus relates to the shares of BOSP Bancshares, Inc. stock that will be exchanged, on a one-for-one basis, for your shares of stock of the Bank of Sun Prairie as a result of the formation of a bank holding company for the Bank. The holding company formation only will occur, however, if the holders of a majority of the outstanding shares of Bank of Sun Prairie stock vote in favor of the transaction.

If the holding company formation is approved by the shareholders of the Bank, the holding company will be formed through a reorganization. In the reorganization, which is described in detail in this prospectus - proxy statement, the Bank of Sun Prairie will become a wholly owned subsidiary of BOSP Bancshares, Inc., and the shareholders of the Bank will become the shareholders of BOSP Bancshares. This reorganization is proposed at the request of the Bank’s board of directors, and does not involve a sale of the Bank.

This prospectus - proxy statement is also being furnished to you because the board of directors of the Bank of Sun Prairie is soliciting your proxy to be used at the special meeting of shareholders to be held ___________, 2008. At the special meeting, you will be asked to consider and vote on the proposed holding company formation. A form of proxy, on blue paper, is enclosed separately. YOUR VOTE IS IMPORTANT, regardless of how many shares you own. Whether you plan to attend the meeting or not, please complete, date, sign and return the enclosed proxy form promptly in the enclosed envelope. If you attend the meeting and prefer to vote in person, you may do so, even if you turn in your proxy at this time.

The common stock of BOSP Bancshares, Inc. is not listed by any national securities exchange or the NASDAQ Stock Market.

The following are important disclosures. Please read them carefully:

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus - proxy statement is only accurate as of the date printed on the bottom of this page. We are required to advise you if there is any fundamental change affecting the formation of the holding company.

The shares of BOSP Bancshares, Inc. stock to be issued in the holding company formation will not be savings accounts or deposits, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the holding company formation, passed upon the accuracy of this prospectus - proxy statement or determined if this prospectus - proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

We have structured the holding company formation to qualify as a tax-free transaction under the federal tax laws. Therefore, you should not recognize any gain or loss on the exchange of your Bank of Sun Prairie stock for BOSP Bancshares, Inc. stock.

/s/ Alice Hensen

Alice Hensen, President

The date of this prospectus - proxy statement is May 1, 2008.

BANK OF SUN PRAIRIE
228 East Main Street
Sun Prairie, Wisconsin 53590
(608) 837-4511

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

          A special meeting of the shareholders of Bank of Sun Prairie (“Bank”) will be held on ___________, ___________, 2008, at the Main Office of the Bank, 228 East Main Street, Sun Prairie Wisconsin, at ___________ p.m. to:

1.	Vote on the following resolution:

RESOLVED, that the formation of a bank holding company for Bank of Sun Prairie, pursuant to the terms and conditions of an Agreement and Plan of Reorganization between Bank of Sun Prairie and BOSP Bancshares, Inc., and a Merger Agreement between Bank of Sun Prairie and New Bank of Sun Prairie, whereby (i) Bank of Sun Prairie will become a wholly-owned subsidiary of BOSP Bancshares, Inc., and (ii) shareholders of Bank of Sun Prairie will become shareholders of BOSP Bancshares, Inc., is hereby authorized and approved.

2.	Transact such other business as may properly come before the meeting or any adjournments thereof.

          The record date for the special meeting is ________ ___, 2008. Only shareholders of record at the close of business on that date can vote at the meeting. In order to form the holding company, a majority of outstanding Bank shares must be voted in favor of the above resolution.

          Shareholders may be entitled to assert dissenters’ rights. A copy of the law pertaining to dissenters’ rights, §§221.0705 through 221.0718 of the Wisconsin Statutes, is attached as Exhibit D to the Prospectus – Proxy Statement.

           The directors of the Bank unanimously believe that the proposed holding company is in the best interests of the Bank and its shareholders, and urge shareholders to vote “for” the above resolution.

By Order of the Board of Directors

/s/ Alice Hensen

Alice Hensen, President

Dated: May 1, 2008

i

ii

Summary

          This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed formation of the holding company for the Bank of Sun Prairie better, and for a more complete description of the legal terms of these transactions, you should read this entire prospectus - proxy statement carefully, including the Exhibits that are attached at the end.

The Formation of a Bank Holding Company for the Bank

          The board of directors of the Bank of Sun Prairie proposes to form a bank holding company for the Bank. If the holding company is approved by the shareholders of the Bank, as part of the formation process, BOSP Bancshares, Inc., the holding company, will trade one share of its common stock for each outstanding share of your Bank stock. As a result,

•	BOSP Bancshares will be owned by you, the former Bank of Sun Prairie shareholders, and

•	The Bank of Sun Prairie will become a wholly-owned subsidiary of BOSP Bancshares.

Other things you should know about the formation of the holding company:

•

Currently, the board of directors has no specific plans to change the compensation or benefits of Bank directors or executive officers, although the board may make changes in the compensation or benefits in the future.

•

BOSP Bancshares will not have to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, because of an exemption from the filing requirements provided under the securities laws for certain one-bank holding company formations. However, this may change in the future depending on the number of shareholders that BOSP Bancshares has at that time. See “Available Information.”

•

BOSP Bancshares will voluntarily provide its shareholders with the same types of reports that the Bank of Sun Prairie currently provides to Bank shareholders. Specifically, within 120 days of the close of each fiscal year, BOSP Bancshares will mail to its shareholders with an annual report that will include annual consolidated financial statements for BOSP Bancshares and Bank of Sun Prairie that include a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of changes in shareholders’ equity for the year. The annual report will be mailed along with the notice and proxy materials sent in connection with the holding company’s annual shareholder meeting.

•

For more information, see “Available Information.” For more information about the Reorganization, see “The Reorganization - Summary of the Reorganization” and the Agreement and Plan of Reorganization and the Merger Agreement attached as Exhibits A and B.

Reasons for the Reorganization

          In the opinion of the board of directors of Bank of Sun Prairie, a bank holding company provides many advantages that a bank does not. These advantages are as follows:

•

No established public trading market exists for the Bank stock. The stock is infrequently traded, and the current market for the stock is limited. State banks are restricted in their ability to purchase their own stock from shareholders, and the Bank is prohibited by law from holding or purchasing more than 10% of its own shares except in limited circumstances without the prior approval of the Wisconsin Department of Financial Institutions. Similarly, there will be no established public trading market for

BOSP Bancshares stock. The common stock of BOSP Bancshares is not listed by any national securities exchange or the NASDAQ Stock Market. Unlike the Bank, however, BOSP Bancshares will generally be able to purchase its own shares from shareholders. Therefore, it can provide a market for the stock of the holding company. This is the single most important advantage to a bank holding company.

•

The holding company will help enable the Bank of Sun Prairie to continue under local ownership and control and to avoid registration with the SEC as a “public company” through restrictions on transfer of holding company stock and other provisions that are typically considered to be anti-takeover measures. The governing documents of the Bank do not currently contain the proposed provisions, although they do contain other restrictions on transfer that will be replaced with the restrictions described in this prospectus-proxy statement. Although the current restrictions on transfers of Bank stock help enable the Bank to continue under local ownership and control and to avoid SEC registration, the board believes that the proposed restrictions on BOSP Bancshares stock, in addition to these benefits, provide the holding company with beneficial flexibility regarding the sale of shares by the holding company, simplify the ability of shareholders to transfer shares to family members, and ultimately provide a better balance of the interests of BOSP Bancshares and its shareholders. However, the proposed restrictions, as with the current restrictions, may inhibit the development of a market in the shares.

•	The holding company will be able to respond efficiently to changes in the law governing banks and financial activities.

•

Although the board of directors has no intention of acquiring other banks at this time, the holding company will be able to more easily acquire other banks and operate them as branches of the Bank of Sun Prairie or as separate banks in areas not now served by the Bank of Sun Prairie.

•

The holding company will be better able to meet future Bank of Sun Prairie capital needs by having the holding company take out loans or by issuing trust preferred securities, both of which are repaid by nontaxable Bank dividends.

•

Normally, a principal reason for any form of corporate structure is the ability to raise funds by issuing common stock. The board of directors does not believe that the proposed restrictions on transfer of BOSP Bancshares stock will limit the ability of BOSP Bancshares to sell stock any more than the current restrictions on the Bank stock. The restrictions may inhibit the development of a market in the shares that otherwise would develop if all restrictions would be removed. Similarly, the restrictions may reduce the price that a shareholder may receive upon the sale of the stock. The stock of the Bank is not currently listed on any exchange, and the board has no current intention of listing the stock of BOSP Bancshares on any exchange. As with restrictions on transfer, the decision not to list the shares on an exchange may inhibit the development of a market in the shares, and may consequently reduce the price a shareholder may receive for his or her shares. However, in the board’s experience, the stock of small Wisconsin community banks and their holding companies, whether restricted or unrestricted, and whether listed on an exchange or not, is thinly traded and has a limited market. The board does not believe that removing the restrictions or listing the stock on an exchange would have a significant impact on the market for BOSP Bancshares’ stock. The board believes that the benefits of helping the Bank remain locally owned and controlled, and avoiding the requirements of having to register with the SEC as a public company, better serve the interests and expectations of shareholders than the limited benefits that may be derived from removing all restrictions on transfer from the stock. It also does not believe that the benefits of listing the stock on an exchange would outweigh the expenses and administrative time required to do so.

•

For the reasons listed above, creating a holding company for the Bank of Sun Prairie will allow the Bank to compete more effectively with other banks that are held by bank holding companies, and believes that the proposed restrictions on BOSP Bancshares stock are in the best interests of the holding company, the Bank and its shareholders.

          See “The Reorganization - Reasons for the Reorganization.”

Bank of Sun Prairie and BOSP Bancshares Management

          Management of BOSP Bancshares and Bank of Sun Prairie initially will be virtually identical. The same individuals who serve as directors of the Bank will serve as directors of BOSP Bancshares. Thomas Tubbs, Chairman of the Board of the Bank, will also serve as Chairman of the holding company. Alice Hensen, President of the Bank, will serve as President of the holding company, and Alan Sebranek, Executive Vice President and CFO of the Bank, will serve as Vice President and Secretary of the Holding Company. See “BOSP Bancshares, Inc. - Management” and “Bank of Sun Prairie - Management.”

Changes in Shareholder Rights; Restrictions on Transfer of BOSP Bancshares Stock; Additional Anti-Takeover Measures

          Currently, the bylaws of the Bank of Sun Prairie contain restrictions on a shareholder’s ability to transfer his or her Bank shares. These limitations are in place regardless of the intended recipient of the shares, even if the intended recipient is a member of the shareholder’s immediate family. The Bank’s board of directors or a committee of the board has an option, as individuals, to purchase the shares to be transferred at a price agreed upon by the shareholder and the board or committee, as applicable. If the parties cannot agree on a price, a commission comprised of three disinterested persons will be appointed for the purpose of appraising the stock and the findings will be binding on the shareholder and the directors. All shares purchased by the board or the committee, as applicable, must be disposed of by a committee of three shareholders, who are empowered to apportion the stock in any manner they determine to be most beneficial to the welfare of the Bank and to best promote its growth and stability. The persons to whom the stock is allotted by the committee are permitted to purchase the stock at the purchase price determined by the board of directors. The board of directors in determining the purchase price must take into consideration the value of the stock before the stock is sold, with the intent that the interests of current shareholders are protected. The process for allocating shares through the use of a three-shareholder committee also governs the issuance of new shares by the Bank in order to raise capital.

          In the event that a holding company is formed for the Bank, the shares of BOSP Bancshares stock will not be subject to the current restrictions on transfer Those restrictions will be replaced with a right of first refusal and a right of redemption on the part of BOSP Bancshares, and preemptive rights on the part of shareholders. These new rights are described below, and are the primary effects of the reorganization on the rights of Bank of Sun Prairie shareholders:

          1.      Right of First Refusal. Shares of BOSP Bancshares stock will be subject to restrictions on transfer known as a “right of first refusal,” which is typically considered to be an anti-takeover measure. Under the holding company’s articles of incorporation, if a shareholder wishes to sell any of his or her stock to anyone other than listed family members, the holding company’s articles of incorporation give the holding company the right to purchase shares of its stock at the price offered by the interested purchaser of the shares. In addition, a transfer to listed family members that would cause the number of shareholders of record to exceed 500 will be prohibited, as it would cause the holding company to have to register with the SEC as a “public company.” A sale to any party other than BOSP Bancshares may only be made if the proposed sale is through a bona fide written offer involving all cash consideration generated through arm’s length negotiations. The right of first refusal may limit a shareholder’s ability to sell shares to purchasers other than the holding company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the holding company through the acquisition of large blocks of holding company stock. Although the current restrictions also help the Bank of Sun Prairie remain locally owned and controlled, the board believes that the proposed restrictions will provide the board with beneficial flexibility and ultimately a better balance of the interests of the shareholders and the holding company and Bank. The board believes that the Bank and its shareholders will gain additional benefits from the formation of a holding company, such as the competitive advantages provided by a holding company.

          2.      Redemption Right. The articles provide that under no circumstances will a transfer of holding company stock be permitted if the transfer causes or will cause BOSP Bancshares to have to register shares of its stock with the Securities and Exchange Commission under §12(g) of the Securities Exchange Act, as amended, and the Securities and Exchange Commission’s rules. Registration would be required upon reaching 500 shareholders of record. Such registration would cause the holding company to be what is commonly known as a “public company.” The holding company’s redemption right helps the company avoid the substantial costs of registering as a public company, the significant costs associated with filing periodic reports that must be filed by a public company and the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations. Although the Bank’s current restrictions also may be utilized to help prevent the number of shareholders from exceeding 500, the board believes that the formation of a holding company and the proposed restrictions provide BOSP Bancshares and the shareholders with numerous other benefits which are discussed in detail in this proxy statement, such as the competitive advantages of a holding company, more freedom under the law to purchase shares from shareholders, increased flexibility for the board in deciding whether to purchase shares from a shareholder and regarding the sale of shares by the holding company, additional options for raising capital, preemptive rights granted to shareholders and easier transfer of shares by shareholders to family members. Ultimately, the board believes that combination of a holding company and the rights and restrictions regarding the purchase and sale of stock by both the shareholders and the holding company provide a better balance of the interests of the holding company and its shareholders than the current bank-only structure and the current restrictions on transfer.

          3.      Supermajority Vote to Amend Anti-takeover Provisions. The articles provide that the right of first refusal and the redemption rights may be amended only by the affirmative vote of at least 75% of the outstanding shares of voting stock of the holding company.

          4.      Preemptive Rights. Shareholders of the holding company will be granted preemptive rights under Wisconsin law with respect to any new shares of stock offered for sale or distribution by the holding company. Shareholders of the Bank currently do not have any preemptive rights. Unlike under the Bank provisions for a sale of stock by the Bank, under which the allocation of stock sold by the Bank is determined by a committee made up of three shareholders, preemptive rights allow a shareholder to maintain his or her proportional ownership interest in the holding company. When stock is to be offered for sale or distribution by the holding company, a shareholder having preemptive rights may purchase his or her pro rata share of the stock before any shares are offered to others. This does not include: (1) shares to be issued as compensation to directors, officers or employees of the holding company or Bank, (2) shares to be issued to satisfy conversion or option rights created to provide compensation to directors, officers or employees of the holding company or Bank, (3)) shares sold for other than money or an obligation to pay money, and (4) treasury shares. A copy of the law pertaining to preemptive rights, §180.0630 of the Wisconsin Statutes, is attached as Exhibit D to this prospectus - proxy statement.

          There are positive and negative consequences to the shareholders of BOSP Bancshares as a result of these provisions. For discussion of these provisions and the consequences of these provisions, see “Comparison of Bank Stock With BOSP Bancshares Stock.”

          The primary changes in shareholder rights listed above exist by virtue of the differences between the articles of incorporation and bylaws of the Bank of Sun Prairie and BOSP Bancshares. Other changes in shareholder rights exist by virtue of the differences between the laws governing banks and holding companies. For a detailed discussion of these differences, see “Comparison of Bank Stock With BOSP Bancshares Stock.”

           The board of directors recognizes that these provisions are unusual for a bank holding company when considering all bank holding companies across the nation. However, the board and its advisors believe that such provisions, except for giving shareholders preemptive rights, are common among Wisconsin community bank holding companies such as the Bank of Sun Prairie The restrictions and transfer and redemption provisions, as with the current restrictions on transfer of the Bank’s stock, may be adverse to shareholders under certain circumstances. These circumstances are discussed below.

          The provisions discussed in 1-3 above are typically considered to be anti-takeover measures. These provisions may reduce the ability of third parties to obtain control of BOSP Bancshares. BOSP Bancshares’ option to purchase shares that a shareholder wishes to transfer might make acquisitions of large blocks of BOSP Bancshares stock by other buyers more difficult. Each of these provisions might also discourage mergers, tender offers, proxy contests, or other attempts to gain control of BOSP Bancshares through the acquisition of voting stock, in which case BOSP Bancshares shareholders may have received higher prices for their shares of BOSP Bancshares stock. Shareholders who might support the takeover of BOSP Bancshares in a given situation could only amend, alter or repeal the right of first refusal and redemption right by obtaining an affirmative vote of 75% of the issued and outstanding shares. Because of these effects, these provisions may limit shareholder participation in transactions such as tender offers.

          Whether an anti-takeover provision serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support the present ownership may benefit from the provision, while shareholders that want to participate in the tender offer might be disadvantaged. However, the boards of directors believe that giving BOSP Bancshares a number of anti-takeover provisions is in the best interests of BOSP Bancshares, its shareholders and the Bank of Sun Prairie. One of the purposes of forming a holding company for the Bank is to enable the Bank to continue under local control. The proposed provisions effectuate this purpose by providing a mechanism for helping to assure local control of BOSP Bancshares and the Bank, and in the opinion of the boards of directors, provides a better balance of the interests of the holding company and the shareholders than the current restrictions. However, these provisions may limit BOSP Bancshares’ ability to sell its stock in the future.

          While preemptive rights generally protect shareholders from having their equity diluted, they may also decrease a company’s ability to raise capital through stock offerings or use stock for acquisitions or other proper corporate purposes.

          The Bank’s current restrictions on transfer give the directors an option, as individuals, not as the board acting as a whole on behalf of the Bank, to purchase any shares that a shareholder desires to transfer to anyone. All shares so purchased must then be offered and sold as provided in the bylaws. Similarly, the current restrictions limit the manner in which the Bank can sell new shares to raise capital. The holding company has decided to replace those restrictions with the right of first refusal, redemption rights, supermajority vote and preemptive rights discussed in detail in this prospectus-proxy statement because it believes that these restrictions chosen by the holding company are more flexible and provide a better balance of the interests of shareholders with the interests of the holding company.

          Under the proposed restrictions, the holding company, by its board of directors acting on behalf of the holding company and not as individuals, will be able to determine in a given situation if it is in the best interests of the holding company and its shareholders to permit a proposed transfer of shares or to repurchase them, and if the decision is made to repurchase them, whether it is in the best interests of the holding company and its shareholders to resell the stock. The holding company and Bank boards of directors believe that the proposed new restrictions on holding company stock will enhance the flexibility of the board of directors to decide whether a purchase and/or resale of shares would be in the best interests of the Bank and its shareholders. In addition, they believe that the decision of to whom shares will be sold and on what terms is better placed in the hands of the board of directors than in the hands of a committee of shareholders. The board of directors will have a greater understanding of the Bank’s current financial position, business prospects, and other shareholder interests necessary to make the best decision regarding disposal of the shares, and the directors are bound by fiduciary duty to act in the best interests of the holding company and its shareholders. The decision of whether or not it is in the best interests of the holding company and its shareholders to buy or sell shares in any given situation is determined by current circumstances, which include the number of shares to be transferred, the current financial situation of the holding company and Bank, and other factors. The holding company believes that the new restrictions permit the board to take into account those circumstances and make better decisions regarding the purchase and sale of shares than the current restrictions. In addition, unlike the current restrictions on Bank stock, the proposed restrictions generally permit unrestricted transfers to a shareholder’s immediate family. Unless the transfer would cause the holding company’s shareholders of record to exceed 500, such transfer will be permitted without triggering the holding company’s right of first refusal. Finally, the proposed restrictions, as with the current restrictions, help the holding company prevent going over 500 shareholders and having to register with the Securities and Exchange Commission as a “public company.”

          With respect to the transfers of Bank of Sun Prairie stock that have taken place in the previous two years under the current restrictions on transfer, see “Comparison of Bank of Sun Prairie Stock with BOSP Bancshares

Stock - Value”, the directors did not choose to exercise their option under the bylaws to purchase and resell any of the shares. Shareholders should be aware that under the current restrictions, the directors have ten (10) days to decide whether to purchase the shares, while under the proposed restrictions, the board has thirty (30) days to decide and up to ninety (90) days to consummate the purchase.

Federal Income Tax Consequences

          We have structured the holding company formation to qualify as a tax-free transaction under the federal tax laws. BOSP Bancshares has been advised by its counsel, Boardman, Suhr, Curry & Field LLP, Madison, Wisconsin, that as a result of the transaction contemplated by the reorganization, for federal income tax purposes:

1.	No gain or loss will be recognized to the Bank of Sun Prairie shareholders on the conversion of their shares of Bank stock into shares of BOSP Bancshares’ common stock;

2.	The income tax basis of the shares of BOSP Bancshares’ common stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank stock; and

3.

The holding period of the shares of BOSP Bancshares’ common stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank stock, provided the shares of the Bank stock constituted a capital asset as of the time of the reorganization.

          Exhibit C to this prospectus - proxy statement is a copy of Boardman’s opinion that the formation of the holding company is a tax-free transaction. The opinion of an attorney is not binding on the Internal Revenue Service. See “The Reorganization - Tax Considerations.”

          If you exercise your dissenter’s rights and receive cash for your shares of Bank stock instead of exchanging the shares for BOSP Bancshares stock, as discussed below under “Dissenters’ Rights,” you will be taxed on the cash over basis that you receive for your shares of Bank stock.

          You are urged to consult your tax advisor to determine the tax consequences to you under the federal tax laws, as well as any consequence under applicable state or local tax laws, given your own particular tax circumstances.

Structure for Tax-Free Reorganization

          The holding company and Bank of Sun Prairie have currently structured the holding company formation as a “reverse triangular merger” in order to qualify for tax-free treatment. See “The Reorganization - Structure for Tax-Free Reorganization.” This means that:

1.	BOSP Bancshares will form a new bank, a wholly-owned shell subsidiary of BOSP Bancshares;

2.	The new bank will merge into the Bank of Sun Prairie, and

3.	The Bank of Sun Prairie will be the surviving entity, and will be a wholly-owned subsidiary of BOSP Bancshares.

          However, in a “reverse triangular merger,” if more than 20% of the shareholders of the Bank of Sun Prairie dissent from the reorganization, see “Dissenters’ Rights” below, the banking and tax laws impose certain limits on the ability of the Bank and holding company to purchase the dissenters’ shares. The tax laws would limit the ability of the holding company to purchase the shares, and the banking laws may limit the ability of the Bank to purchase the shares. In addition, under the Agreement and Plan of Reorganization, attached as Exhibit A, the holding company has given itself the ability to terminate the reorganization if more than 10% of the shareholders of the Bank dissent. See “The Reorganization - Conditions Required for the Reorganization.”

          As a result of these limitations, if more than 20% of the shareholders dissent and if the holding company decides to go forward with the reorganization even though more than 10% of the shareholders have dissented, it may be necessary to restructure the reorganization as a “forward triangular merger.” Restructuring the reorganization as a forward triangular merger would require approval from the Bank’s board of directors, but would not require a new shareholder vote.

          In a forward triangular merger, the Bank of Sun Prairie will merge into the new bank, and the new bank will technically be the surviving entity, although it will have the same name, articles of incorporation, bylaws, assets, liabilities, management, employees, properties, etc., as the Bank of Sun Prairie. The negative impact of structuring the reorganization as a forward triangular merger is that, because of certain accounting rules, the Bank of Sun Prairie’s retained earnings as of the date of the merger will be converted to surplus, which may restrict the Bank’s ability to pay dividends to the holding company in the near term. The Bank of Sun Prairie has paid dividends on its common stock for more than 50 years. See “Comparison of Bank Stock With BOSP Bancshares Stock - Dividends.”

Special Meeting of Shareholders

          The special meeting of Bank of Sun Prairie shareholders will be held ___________, 2008, at ___________p.m., at the Main Office of the Bank, 228 East Main Street Sun Prairie, Wisconsin. Only Bank shareholders of record as of the close of business on ____ ___, will be entitled to vote at the meeting.

          At the special meeting, you, the shareholders of the Bank of Sun Prairie, will consider and vote on the formation of a bank holding company for the Bank under the terms of the Agreement and Plan of Reorganization and the Merger Agreement that are attached as exhibits to this prospectus - proxy statement. We can only form a holding company if the holders of a majority of outstanding Bank stock, 600,001 shares, vote in favor of the transaction.

          As of the date of this prospectus - proxy statement, directors and executive officers of the Bank of Sun Prairie own or control, directly or indirectly, approximately 13.79% of the outstanding Bank stock. All of the directors and executive officers of the Bank have indicated that they intend to vote their shares of Bank stock to approve the holding company. In addition, two large holders, the Chase family and the Mitchell family, own 150,968 shares (12.58% of the stock outstanding) and 90,941shares (7.58% of the shares outstanding), respectively. See “Principal Shareholders.” The board of directors is not aware of how these two large holders intend to vote on the proposed holding company.

          For more information, see “The Reorganization - Special Meeting of Shareholders.”

Recommendation of the Bank’s Board of Directors

          The board of directors of the Bank of Sun Prairie believes that the formation of a holding company for the Bank of Sun Prairie is in the best interests of the Bank and its shareholders. The board unanimously recommends that you vote your Bank shares to approve the holding company.

          For more information, see “The Reorganization - Reasons for the Reorganization” and “Bank of Sun Prairie - Recommendation of the Bank’s Board of Directors.”

Dissenters’ Rights

          Under certain provisions of the Wisconsin Statutes, as a holder of Bank of Sun Prairie stock, you have the right to:

•	dissent from the formation of the holding company, and

•	obtain payment of the fair value of your shares in cash.

However, you may only exercise these rights if you:

•	deliver to the Bank of Sun Prairie before the vote is taken a written notice of your intent to demand payment for your shares if the proposed formation of the holding company occurs,

•	refrain from voting your shares in favor of the proposed formation of the holding company,

•	demand payment in writing before the date stated in the dissenters’ notice which will be sent to you after the shareholder meeting, if you dissent,

•	surrender your Bank stock certificates, and

•	take certain other actions.

          For more information, see “The Reorganization - Rights of Dissenting Shareholders of Bank,” “BOSP Bancshares, Inc.” and “Bank of Sun Prairie.”

Parties

          BOSP Bancshares, Inc.

•	Organized at the request of the board of directors of the Bank of Sun Prairie.

•	Wisconsin corporation.

•	Intended by Bank management to become a bank holding company for the Bank.

•	Still in the organizational phase, so

•	No operating history.

•	For more information, see “BOSP Bancshares, Inc. - History, Business, and Properties.”

Address: BOSP Bancshares, Inc. 228 East Main Street Sun Prairie, Wisconsin 53590 (608) 837-4511

          Bank of Sun Prairie

•	Chartered under the laws of Wisconsin.

•	Operating as a commercial bank with its main office in Sun Prairie, Wisconsin, since 1903.

•	A “universal bank” under chapter 222 of the Wisconsin Statutes.

•	Offers comprehensive banking services to the residential, commercial, industrial and agricultural areas that it serves.

•	Services include agricultural, commercial, real estate and personal loans; checking, savings and time deposits; investments, and individual retirement accounts.

•	For more information, see “Bank of Sun Prairie - History, Business, and Properties.”

Address: Bank of Sun Prairie 228 East Main Street Sun Prairie, Wisconsin 53590 (608) 837-4511 www.bankofsunsprairie.com

Summary of the Reorganization

          If the holding company formation is approved, BOSP Bancshares intends to acquire all of the outstanding stock of the Bank through a reorganization. BOSP Bancshares will incorporate a new bank as a wholly-owned subsidiary of BOSP Bancshares. The new bank will be merged into the Bank of Sun Prairie, and the stock of the Bank of Sun Prairie now held by the shareholders will be converted into BOSP Bancshares stock. However, if more than 20% of Bank of Sun Prairie shareholders dissent from the reorganization, it may be necessary to have the Bank of Sun Prairie merge into the new bank. See “The Reorganization - Structure for Tax-Free Reorganization.”

          As a result of the reorganization, the Bank of Sun Prairie shareholders will become shareholders of BOSP Bancshares, and the Bank of Sun Prairie will become a wholly-owned subsidiary of BOSP Bancshares. See “The Reorganization — Summary of the Reorganization.”

Effect on Bank Management

          BOSP Bancshares’ right of first refusal may reduce the ability of third parties to obtain control of BOSP Bancshares, and therefore of the Bank, even if this change is desired by a majority of shareholders. See “Comparison of Bank Stock With BOSP Bancshares Stock” and “BOSP Bancshares, Inc. - Management.”

Regulatory Approvals and Other Conditions for the Holding Company Formation

          We cannot form a holding company for the Bank of Sun Prairie unless a majority of the outstanding shares of Bank stock approve the transaction, and unless we have received the following regulatory approvals:

1.

The application by BOSP Bancshares to be a registered bank holding company must have been approved by the Federal Reserve Board of Governors. The board of directors intends to file this application with the Federal Reserve on approximately the same date as this prospectus - proxy statement is sent to the Bank of Sun Prairie’s shareholders.

2.

The Wisconsin Department of Financial Institutions — Division of Banking must have granted all required approvals for consummation of the reorganization. As of the date of this prospectus - proxy statement, the application to the Wisconsin Department of Financial Institutions has been prepared. The board of directors intends to file this application with the Wisconsin Department of Financial Institutions on approximately the same date as this prospectus - proxy statement is sent to the Bank of Sun Prairie’s shareholders.

3.

The Federal Deposit Insurance Corporation must have granted all required approvals for consummation of the reorganization. As of the date of this prospectus - proxy statement, the application to the FDIC has been prepared. The board of directors intends to file this application with the FDIC on approximately the same date as this prospectus - proxy statement is sent to the Bank of Sun Prairie’s shareholders.

          In addition, other terms and conditions must also be satisfied. See “The Reorganization - Conditions Required for the Reorganization.” BOSP Bancshares and the Bank may change or waive certain conditions if, in the opinion of their boards of directors, the action would not significantly diminish the benefits intended for holders of BOSP Bancshares stock.

Date of the Holding Company Formation

          If the holding company formation is approved by the shareholders of the Bank, we will form the holding company for the Bank as soon as practicable after we receive all necessary approvals from governmental agencies and authorities, and after certain other terms and conditions are satisfied. The Bank will close its transfer records twenty (20) days prior to the closing date, which is an appropriate date that the directors of BOSP Bancshares will choose to “close” the holding company formation process. Until the Bank’s transfer records are closed, you may sell or otherwise transfer your Bank stock. The holding company formation process will close no later than August 1, 2008, unless the parties agree to another date in writing. See “The Reorganization - Closing Date.”

Introduction

          BOSP Bancshares, Inc. is a business corporation organized at the request of the board of directors of Bank of Sun Prairie for the purpose of the reorganization. See “BOSP Bancshares, Inc.” The Bank of Sun Prairie is a state-chartered bank that has been operating as a commercial bank with its main office in Sun Prairie, Wisconsin, since 1903. See “Bank of Sun Prairie.”

          The reorganization is being conducted for the purpose of forming a holding company for the Bank of Sun Prairie, according to a plan of reorganization approved by the board of directors of BOSP Bancshares and by the board of directors of the Bank. See “The Reorganization - Summary of the Reorganization.” The board of directors of the Bank of Sun Prairie believes that the formation of a bank holding company will benefit the Bank of Sun Prairie and its shareholders. See “The Reorganization - Reasons for the Reorganization” and “Bank of Sun Prairie - Recommendation of the Bank’s Board of Directors.”

          This prospectus - proxy statement contains information intended to help each Bank shareholder decide whether to vote to approve the formation of a bank holding company. See, for example, “Comparison of Bank Stock With BOSP Bancshares Stock.” The boards of directors of BOSP Bancshares and the Bank urge each Bank shareholder to carefully read the entire prospectus - proxy statement.

Forward-Looking Statements

          When used in this prospectus-proxy statement, in the Bank of Sun Prairie’s or BOSP Bancshares’ press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “are expected to,” “estimate,” “is anticipated,” “project,” “will continue,” “will likely result,” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bank’s market area, and competition, that could cause actual results to differ materially from what the Bank or BOSP Bancshares have presently anticipated or projected. The Bank and BOSP Bancshares wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Bank and BOSP Bancshares wish to advise readers that factors addressed within the prospectus-proxy statement could affect the Bank’s financial performance and could cause the Bank’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

          Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Bank and BOSP Bancshares caution that, while they believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. Where, in any forward-looking statement, the Bank, BOSP Bancshares, or their directors or officers, express an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished.

The Reorganization

General

          The reorganization is designed to offer shareholders of the Bank of Sun Prairie the opportunity to form a bank holding company for the Bank. The following steps have already occurred in connection with the reorganization:

1.	BOSP Bancshares, Inc., a Wisconsin business corporation, has been incorporated for the purpose of participating in the reorganization and becoming a bank holding company; and

2.	The board of directors of the Bank and the board of directors of BOSP Bancshares have adopted and approved an Agreement and Plan of Reorganization.

          The following steps, among others, remain in order to complete the reorganization (see “The Reorganization - Conditions Required for the Reorganization”):

1.	The shareholders of the Bank of Sun Prairie must approve the reorganization by the affirmative vote of a majority of the outstanding Bank stock.

2.

The application by BOSP Bancshares to be a registered bank holding company must have been approved by the Federal Reserve Board of Governors. The board of directors intends to file this application with the Federal Reserve on approximately the same date as this prospectus - proxy statement is sent to the Bank of Sun Prairie’s shareholders.

3.

The Wisconsin Department of Financial Institutions — Division of Banking must have granted all required approvals for consummation of the reorganization. As of the date of this prospectus - proxy statement, the application to the Wisconsin Department of Financial Institutions has been prepared. The board of directors intends to file this application with the Wisconsin Department of Financial Institutions on approximately the same date as this prospectus - proxy statement is sent to the Bank of Sun Prairie’s shareholders.

4.

The Federal Deposit Insurance Corporation must have granted all required approvals for consummation of the reorganization. As of the date of this prospectus - proxy statement, the application to the FDIC has been prepared. The board of directors intends to file this application with the FDIC on approximately the same date as this prospectus - proxy statement is sent to the Bank of Sun Prairie’s shareholders.

Reasons for the Reorganization

          The board of directors of the Bank of Sun Prairie recommends the reorganization because it believes that a bank holding company will provide benefits to the shareholders and to its community. In addition, the board believes that the formation of a holding company will offer opportunities to the Bank to compete more effectively and to expand its services in type, in number, and in geographical scope.

           Market for the Stock. No established public trading market exists for the Bank of Sun Prairie stock. The stock is infrequently traded, and the current market for the stock is limited. Under Wisconsin law, the Bank is prohibited from holding or purchasing more than 10% of its own stock, except in certain limited circumstances. It may, however, hold or purchase more than 10% of its own stock with the prior approval of the Wisconsin Department of Financial Institutions. Federal law imposes additional restrictions. The Bank has not requested the ability to purchase more than 10% of its shares. Because of the limitations on a bank’s ability to purchase and hold its own shares, any Bank shareholder who desires to sell his or her Bank stock must generally locate a person willing to purchase the stock. Under the current restrictions on transfer of Bank stock, described in “Comparison of Bank of Sun Prairie Stock with BOSP Bancshares Stock,” once the shareholder locates a prospective purchaser, the shareholder will be required to first offer the stock to the Bank’s board of directors, which has an option to purchase and resell the shares in the manner described in the Bank’s bylaws.

          As with the Bank, there will be no established public trading market for BOSP Bancshares stock. The common stock of BOSP Bancshares is not listed by any national securities exchange or the NASDAQ Stock Market. However, unlike the Bank, BOSP Bancshares will not be prohibited by law from purchasing its own stock, unless such a purchase would make BOSP Bancshares insolvent. BOSP Bancshares may therefore become a potential buyer of that stock. Selling shareholders are required to offer their shares first to BOSP Bancshares under its right of first refusal. Shareholders are not required to find a buyer in order to present the holding company with a written offer before the holding company will consider purchasing the shares from them. Shareholders may request that the holding company purchase shares even without another prospective purchaser. However, whether deciding to exercise its right of first refusal, or deciding whether to purchase shares offered to it by a shareholder directly, BOSP Bancshares will not be required to purchase stock. It may do so in the discretion of its board of directors. In certain circumstances, approval by the Federal Reserve may be required for the purchase of BOSP Bancshares stock. For more information about BOSP Bancshares’ ability to purchase stock, see “Comparison of Bank Stock With BOSP Bancshares Stock - Market for the Stock.”

          Normally, a principal reason for any form of corporate structure is the ability to raise funds by issuing common stock. The board of directors does not believe that the proposed restrictions on transfer of BOSP Bancshares’ stock will limit the ability of BOSP Bancshares to sell stock any more than the current restrictions on the Bank stock. The restrictions may inhibit the development of a market in the shares that otherwise would develop if all restrictions would be removed. Similarly, the restrictions may reduce the price that a shareholder may receive upon the sale of the stock. The stock of the Bank is not currently listed on any exchange, and the board has no current intention of listing the stock of BOSP Bancshares on any exchange. As with restrictions on transfer, the decision not to list the shares on an exchange may inhibit the development of a market in the shares, and may consequently reduce the price a shareholder may receive for his or her shares. However, in the board’s experience, the stock of small Wisconsin community banks and their holding companies, whether restricted or unrestricted, and whether listed on an exchange or not, is thinly traded and has a limited market. The board does not believe that removing the restrictions or listing the stock on an exchange would have a significant impact on the market for BOSP Bancshares’ stock. The board believes that the benefits of helping the Bank remain locally owned and controlled, and avoiding the requirements of having to register with the Securities and Exchange Commission as a public company, better serve the interests and expectations of shareholders than the limited benefits that may be derived from removing all restrictions on transfer from the stock. It also does not believe that the benefits of listing the stock on an exchange would outweigh the expenses and administrative time required to do so.

           Flexibility. The proposed reorganization will, in the opinion of the board, better prepare the Bank for responding flexibly and efficiently to future changes in the laws and regulations governing banks and bank-related activities. Opportunities may arise for bank holding companies that are not available to banks. The bank holding company corporate structure may prove valuable in taking advantage of any new opportunities in banking and bank-related fields that are made available by deregulation or otherwise.

           Expansion. The principal means for a bank to seek continued growth, apart from utilizing more fully the business potential within its present market area, is by use of the holding company structure to reach into other geographic markets. After the reorganization, BOSP Bancshares will be able to, and may, subject to approval of regulatory authorities, create new banks or acquire existing banks anywhere in Wisconsin and neighboring states. BOSP Bancshares has no present plans to acquire any such banks.

           Diversification as a Bank Holding Company. The proposed bank holding company offers the ability to diversify the business of the Bank of Sun Prairie by creating or acquiring corporations engaged in bank-related activities. Diversification into bank-related activities is governed by the Bank Holding Company Act of 1956, as amended, and regulations of the Federal Reserve. However, the timing and extent of those operations by BOSP Bancshares will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of BOSP Bancshares and the Bank of Sun Prairie.

           Diversification as a Financial Holding Company. Under the Gramm-Leach-Bliley Act of 1999, holding companies that qualify may elect to become “financial holding companies.” As a result, such holding companies may engage in activities, and acquire companies engaged in activities, that are financial in nature or incidental to such financial activities. Such “financial holding companies” are also permitted to engage in activities that are complementary to financial activities if the Federal Reserve determines that the activity does not pose a substantial risk to the safety and soundness of depository institutions or to the financial system in general. In order to qualify as a “financial holding company,” a holding company’s subsidiary banks must be well-managed, well-capitalized, and have received at least a “satisfactory” rating at the most recent Community Reinvestment Act examination.

          BOSP Bancshares may in the future elect to become a “financial holding company” and to engage in one or more activities that are “financial in nature” or incidental to such financial activities. However, the timing and extent of those operations by BOSP Bancshares will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of BOSP Bancshares and the Bank of Sun Prairie.

           Capital Requirements. The proposed reorganization will also provide, in the opinion of the board, greater flexibility in meeting the financing needs of the Bank of Sun Prairie or other banks or corporations acquired by BOSP Bancshares. Currently, there is no need for the Bank of Sun Prairie to obtain additional capital. If the need for additional capital should arise, however, those capital requirements of the Bank of Sun Prairie could be obtained in the following manner:

1.	BOSP Bancshares would borrow the capital or would issue trust preferred securities.

2.	BOSP Bancshares would pay the capital to the Bank of Sun Prairie as a capital contribution or as a purchase of additional Bank stock.

3.

The loan to BOSP Bancshares or the distributions owed on trust preferred securities, as applicable, would be paid with dividends received from the Bank of Sun Prairie, which would not be taxable to BOSP Bancshares if it holds at least 80% of the Bank stock.

4.	The interest expense incurred by BOSP Bancshares on the loan or securities could be used to offset Bank of Sun Prairie earnings on a consolidated federal income tax return.

           General. The board believes that greater overall strength will result to the Bank of Sun Prairie through the formation of the holding company. The formation of the holding company is not part of a plan or effort to adversely affect any shareholder, or to unduly benefit any shareholder, director, or officer. Except for those shareholders who exercise dissenters’ rights, the proportionate interests of the Bank shareholders in BOSP Bancshares stock will be identical to their current proportionate interests in the Bank stock.

Summary of the Reorganization

          If the holding company formation is approved by the Bank of Sun Prairie’s shareholders,, BOSP Bancshares, Inc. intends to acquire all of the outstanding stock of the Bank of Sun Prairie through a reorganization. To perform the reorganization:

1.	BOSP Bancshares will incorporate a new bank, called New Bank of Sun Prairie, as a wholly-owned subsidiary of BOSP Bancshares;

2.

The new bank will not conduct any banking business or any other business. It will have no employees, no liabilities, no operations, and except for a nominal capital contribution required by law no assets. It will be a “shell” corporation, and will be incorporated for the sole purpose of assisting in the reorganization.

3.

The new bank will be merged into the Bank of Sun Prairie. However, if more than 20% of Bank of Sun Prairie shareholders dissent from the reorganization, it may be necessary to have the Bank merge into the new bank. See “Structure for Tax-Free Reorganization.”

4.

The stock of the Bank of Sun Prairie now held by the shareholders will be converted into BOSP Bancshares stock at the rate of one share of BOSP Bancshares stock for each one share of Bank of Sun Prairie stock that they currently own.

          As a result of the reorganization, the Bank of Sun Prairie shareholders will become shareholders of BOSP Bancshares. In addition, by virtue of the merger of the new bank and the Bank of Sun Prairie, the Bank of Sun Prairie will become a wholly-owned subsidiary of BOSP Bancshares.

          Currently, the Bank of Sun Prairie shareholders own all 1,200,000 shares outstanding of the Bank of Sun Prairie’s stock. After the reorganization, BOSP Bancshares will own the Bank of Sun Prairie, and the former Bank of Sun Prairie shareholders will own BOSP Bancshares.

Changes in Shareholder Rights

          Assuming the reorganization is approved by the shareholders of the Bank of Sun Prairie, the primary effect of the reorganization on the rights of Bank shareholders are the changes in the restrictions on transfer of stock and the granting of preemptive rights to the shareholders. Most significantly, these changes include a right of first refusal on the part of the holding company to purchase shares that a shareholder wishes to transfer to anyone other than listed family members at a price and on the terms and conditions offered to a shareholder by the prospective purchaser. The right of first refusal may limit a shareholder’s ability to sell shares to purchasers other than the holding company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the holding company through the acquisition of large blocks of holding company stock. The Bank stock is currently subject to restrictions on transfer, which are described in “Changes in Shareholder Rights; Restrictions on Transfer of BOSP Bancshares Stock; Additional Anti-takeover Measures” above and in “Comparison of Bank Stock With BOSP Bancshares Stock.”

          The primary changes in shareholder rights are not required by law, but exist by virtue of the differences between the articles of incorporation and bylaws of the Bank of Sun Prairie and BOSP Bancshares. Other changes that will affect the shareholders, such as the assessability of the holding company’s shares, the increase ability of the holding company to repurchase its own shares as compared to the Bank, and the differences between the holding company’s and Bank’s ability to pay dividends, exist by virtue of the differences between the laws governing banks and holding companies. There are positive and negative consequences to the shareholders of BOSP Bancshares as a result of these changes. These differences in shareholder rights, including the restrictions on transfer and other effects of the reorganization on the rights of Bank shareholders, are discussed in detail in “Changes in Shareholder Rights; Restrictions on Transfer of BOSP Bancshares Stock; Additional Anti-takeover Measures” above and in “Comparison of Bank Stock With BOSP Bancshares Stock.” The board urges shareholders to read the information contained in those sections carefully before making a decision on whether or not to vote for the holding company, as well as the holding company’s articles of incorporation attached as Exhibit F to this prospectus-proxy statement. The sections of this prospectus-proxy statement referenced above include a detailed discussion of the consequences, including the risks, of making these changes to shareholder rights, as well as the holding company’s and Bank’s reasons for proposing these changes.

Special Meeting of Shareholders

           Required Vote. §221.0702 of the Wisconsin Statutes requires that at least a majority of the outstanding stock of a state-chartered bank approve a merger of that bank. Because the reorganization will be conducted as a merger of the new bank and the Bank of Sun Prairie, that requirement must be fulfilled.

          A vote on the proposed holding company will be taken at the special meeting of shareholders of the Bank of Sun Prairie, to be held on ___________, 2008, at ________ p.m., at the main office of the Bank, 228 East Main Street, Sun Prairie, Wisconsin. The close of business on ___ __, 2008 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date there were outstanding and entitled to vote 1,200,000 shares of Bank stock.

          Each outstanding share of Bank of Sun Prairie stock entitles the record holder to one vote on all matters to be acted upon at the meeting. The presence at the meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank stock entitled to vote will constitute a quorum for the transaction of business. The affirmative vote of 600,001 of the issued and outstanding shares of Bank stock is required to approve the holding company. For purposes of counting votes at this special meeting of shareholders, abstentions are treated as “no” votes. Abstentions are proxies on which the box labeled “Abstain” has been checked. Also for purposes of counting votes at the special meeting of shareholders, broker non-votes are treated as abstentions and therefore as “no” votes.

           Recommendation of Board. The board of directors of the Bank of Sun Prairie unanimously recommends that holders of Bank stock vote “for” the transaction. See “Bank of Sun Prairie - Recommendations of the Bank’s Board of Directors.” As of the date of this prospectus - proxy statement, the directors and executive officers of the Bank of Sun Prairie owned or controlled, directly or indirectly, approximately 13.79%, of the Bank stock outstanding. See “Bank of Sun Prairie - Management.” The directors and officers of the Bank have indicated that they will vote to approve the transaction, and are soliciting proxies from Bank shareholders.

           Use of Proxies. A shareholder may vote his or her shares in person or by proxy. Each shareholder is encouraged to return the enclosed proxy, on blue paper, even if he or she intends to attend the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions on the proxy. Proxies containing no instructions will be voted “FOR” approval of the holding company. On any other matters properly brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies.

           Revocability of Proxies. A proxy may be revoked at any time before it is voted, either by written notice filed with the President of the Bank of Sun Prairie or with the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his or her proxy will not of itself be a revocation. Failure to submit a proxy or to vote at the meeting has the same effect as a negative vote for purposes of approving or disapproving the reorganization.

           Dissenters’ Rights. Wisconsin law provides appraisal rights to holders of Bank of Sun Prairie stock who dissent from the merger, if statutory procedures are followed. See “The Reorganization - Rights of Dissenting Shareholders of Bank.”

Operation of the Bank Following the Reorganization

          BOSP Bancshares anticipates that, following the reorganization, the business of the Bank of Sun Prairie will be conducted substantially unchanged from the manner in which it is now being conducted.

•	The Bank’s name will not be changed.

•	BOSP Bancshares anticipates that the Bank will be operated under the same management, and no changes in personnel are anticipated as a result of the reorganization.

•	After the reorganization, the Bank will continue to be subject to regulation and supervision by regulatory authorities, to the same extent as currently applicable. See “Supervision and Regulation.”

•

The Bank will continue to prepare an annual report in the same format as in prior years, and BOSP Bancshares will send to all of its shareholders a consolidated annual report, in a similar format as that used in the Bank’s report.

•	BOSP Bancshares will convene an annual meeting of its shareholders, at a similar time and for similar purposes as the Bank’s annual meeting.

Conditions Required for the Reorganization

          The Agreement and Plan of Reorganization (Exhibit A) provides that the consummation of the reorganization is subject to certain conditions that have not yet been met, including, but not limited to, all of the following:

1.

No investigation, action, suit or proceeding before any court or any governmental or regulatory authority will have been commenced or threatened seeking to restrain, prevent or change the reorganization or otherwise arising out of or concerning the reorganization.

2.

The application by BOSP Bancshares to be a registered bank holding company must have been approved by the Federal Reserve. The board of directors intends to file this application with the Federal Reserve on approximately the same date as this prospectus - proxy statement is sent to the Bank’s shareholders.

3.

The Wisconsin Department of Financial Institutions must have granted all required approvals for consummation of the reorganization. The board of directors intends to file the application to the Wisconsin Department of Financial Institutions on approximately the same date as this prospectus - proxy statement is sent to the Bank’s shareholders.

4.

The FDIC must have granted all required approvals for consummation of the reorganization. The board of directors intends to file the application to the FDIC on approximately the same date as this prospectus - proxy statement is sent to the Bank’s shareholders.

5.	The reorganization must have been approved by the holders of a majority of shares of the outstanding Bank stock.

6.

BOSP Bancshares and the Bank must have received an opinion from counsel for BOSP Bancshares and the Bank attached to this prospectus - proxy statement as Exhibit C to the effect that the transaction will be a tax-free reorganization for the organizations and participating Bank shareholders.

7.	No change will have occurred or be threatened in the business, financial condition or operations of the Bank that, in the judgment of BOSP Bancshares, is materially adverse.

8.	No more than ten percent (10%) (120,000 shares or fewer) of the Bank stock will be “dissenting shares” through the exercise by shareholders of their dissenters’ rights.

9.	The reorganization must be completed by August 1, 2008, unless extended by both the Bank and BOSP Bancshares.

          These conditions are for the sole benefit of BOSP Bancshares and the Bank, and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by BOSP Bancshares and the Bank concerning the events described above will be final and binding.

          It is anticipated that these conditions will be met. Any waiver or extension of conditions not met will be approved only if, in the opinion of the boards of directors of BOSP Bancshares and the Bank, the action would not have a material adverse effect on the benefits intended for holders of BOSP Bancshares stock under the reorganization. The reorganization may be terminated and abandoned by the mutual consent of the board of directors of BOSP Bancshares and the board of directors of the Bank at any time prior to the closing date.

Closing Date

          The closing of the reorganization will take place on a date, the closing date, to be selected by BOSP Bancshares, at the offices of the Bank of Sun Prairie, 228 East Main Street, Sun Prairie, Wisconsin 53590; provided, however, that the closing date will be a date no later than thirty (30) days after all conditions have been met and all approvals, consents and authorizations for the valid and lawful consummation of the reorganization have been obtained. The Bank of Sun Prairie will close its transfer records twenty (20) days prior to the closing date for a period through and including the closing date. Until the Bank’s transfer records are closed, Bank shareholders may sell or otherwise transfer their Bank stock.

          On the closing date, all of the Bank of Sun Prairie shareholders’ right, title and interest in and to the shares of the Bank stock, without any action on the part of the shareholders, will automatically become and be converted into a right only to receive BOSP Bancshares stock. Commencing on the closing date, BOSP Bancshares will issue and deliver BOSP Bancshares stock to the shareholders as provided in the Agreement and Plan of Reorganization (Exhibit A), which is described in this prospectus - proxy statement.

          The closing date will be no later than August 1, 2008, unless that date is extended by mutual written agreement of the parties.

Resales of BOSP Bancshares Stock

          The BOSP Bancshares stock issued in the reorganization has been registered under the Securities Act of 1933, as amended, and may be traded by a shareholder subject to BOSP Bancshares’ right of first refusal and the other restrictions on transfer described in this prospectus-proxy statement. See “Comparison of Bank Stock with BOSP Bancshares Stock - Market for the Stock.”

          Under the federal securities laws there are certain restrictions on resales of BOSP Bancshares stock received in the reorganization by persons who are deemed to be an “affiliate” of the Bank of Sun Prairie. In general, an affiliate for these purposes would include directors and executive officers and any person whom, individually or through a group, is deemed to control the Bank. Members of a family may be regarded as members of a group if, by acting in concert, they would have the power to control the Bank. “Control” may be evidenced by ownership of 10% or more of the voting securities of the Bank.

          Certificates for shares of BOSP Bancshares stock received by an affiliate in the reorganization will carry a legend referring to the resale restrictions. Specifically, that legend will state:

The securities evidenced by this certificate may be offered and sold only if registered pursuant to the provisions of the Securities Act of 1933 as amended or if an exemption from registration is available.

          BOSP Bancshares will issue stop-transfer instructions to its transfer agent with respect to such certificates. Neither the Bank nor BOSP Bancshares will register the shares of BOSP Bancshares stock for resale, and any such registration will be at the expense and instance of any shareholder desiring such registration.

          This prospectus-proxy statement may not be used by an affiliate of the Bank of Sun Prairie or BOSP Bancshares for the resale of BOSP Bancshares stock received in the reorganization.

Tax Considerations

           Corporate Income Tax. After the reorganization, BOSP Bancshares will own 100% of the outstanding stock of the Bank of Sun Prairie. As long as BOSP Bancshares owns at least 80% of the outstanding stock of the Bank, BOSP Bancshares is permitted to file a consolidated federal income tax return with the Bank, with the following results:

1.	Any interest expense incurred by BOSP Bancshares may be deducted against the income of the Bank.

2.	Any dividend paid to BOSP Bancshares by the Bank on the shares of the Bank’s capital stock held by BOSP Bancshares would not be taxable as income to BOSP Bancshares.

3.	The ability to file a consolidated federal income tax return may increase the cash flow available to BOSP Bancshares to meet its obligations.

BOSP Bancshares may not file a consolidated Wisconsin tax return with the Bank because Wisconsin tax law generally does not permit filing corporate tax returns on a combined or consolidated basis.

          The creation of the holding company creates a separate taxpayer under the Internal Revenue Code. BOSP Bancshares, through its consolidated tax return with the Bank of Sun Prairie and any other subsidiaries that may be formed or acquired in the future, will be required to pay federal and state income taxes on its net income.

          Immediately after the formation of the holding company, the principal income to BOSP Bancshares will be dividends from the Bank of Sun Prairie. Those dividends will not be taxable income to BOSP Bancshares as long as BOSP Bancshares holds at least 80% of the outstanding Bank stock. Therefore, until such time as BOSP Bancshares generates substantial income from sources other than Bank dividends, it is not anticipated that it will incur any significant tax liability.

          As a separate taxpayer, BOSP Bancshares may incur a separate tax on any liquidation of BOSP Bancshares or on an acquisition of BOSP Bancshares’ assets by a third party. Therefore, a liquidation of BOSP Bancshares or a sale of Bank stock by BOSP Bancshares could generate a double-level tax, a tax on BOSP Bancshares and a tax on BOSP Bancshares shareholders. A double-level tax can be avoided, however, if the third party acquires BOSP Bancshares stock for cash or acquires BOSP Bancshares stock or Bank of Sun Prairie stock in a tax-free reorganization.

           Individual Income Tax. BOSP Bancshares has been advised by its counsel, Boardman, Suhr, Curry & Field LLP, Madison, Wisconsin, that as a result of the transaction contemplated by the reorganization, for federal income tax purposes:

1.	No gain or loss will be recognized to the Bank of Sun Prairie shareholders on the conversion of their shares of Bank stock into shares of BOSP Bancshares’ common stock;

2.	The income tax basis of the shares of BOSP Bancshares’ common stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank stock; and

3.

The holding period of the shares of BOSP Bancshares’ common stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank stock, provided the shares of the Bank stock constituted a capital asset as of the time of the reorganization.

          A copy of that opinion is attached to this prospectus as Exhibit C, which opinion also includes matters pertaining to corporate tax consequences of the reorganization. Counsel is also of the opinion that the same treatment will apply for Wisconsin income tax purposes.

          No tax rulings from the Internal Revenue Service have been obtained, and the opinion of counsel will not be binding on the Internal Revenue Service. Therefore, shareholders may find it advisable to consult their own counsel as to the specific tax consequences to them under the federal tax laws, as well as any consequences under applicable state or local tax laws, given each shareholder’s own particular tax circumstances.

          Shareholders who exercise dissenters’ rights and receive cash for their Bank of Sun Prairie stock should be aware that the transaction will be a taxable transaction for federal and state income tax purposes, and those shareholders are urged to consult their tax advisors to determine the tax consequences to them under the federal tax laws, as well as any consequence under applicable state or local tax laws. The opinion of counsel attached as Exhibit C does not pertain to cash payments received by dissenting shareholders in the reorganization.

Structure for Tax-Free Reorganization

          The holding company and Bank of Sun Prairie have currently structured the holding company formation as a “reverse triangular merger” in order to qualify for tax-free treatment. See “Tax Considerations,” above. This means that (1) BOSP Bancshares will form the new bank, a wholly-owned shell subsidiary of BOSP Bancshares, (2) the new bank will merge into the Bank, and (3) the Bank will be the surviving entity, and will be a wholly-owned subsidiary of BOSP Bancshares. However, in a “reverse triangular merger,” if more than 20% of the shareholders of the Bank dissent from the reorganization, see “Dissenters’ Rights,” the banking and tax laws impose certain limits on the ability of the Bank and holding company to purchase the dissenters’ shares. The tax laws would limit the ability of the holding company to purchase the shares, and the banking laws may limit the ability of the Bank to purchase the shares.

          As a result of these limitations, if more than 20% of the shareholders dissent, and if the holding company and Bank decide to go forward with the reorganization even though more than 10% of the shareholders have dissented, see “The Reorganization - Conditions Required for the Reorganization,” it may be necessary to restructure the reorganization as a “forward triangular merger.” In a forward triangular merger, the Bank of Sun Prairie will merge into the new shell bank, and the new shell bank will technically be the surviving entity, although it will have the same name, articles of incorporation, bylaws, assets, liabilities, management, employees, properties, etc., as the Bank of Sun Prairie. The negative impact of structuring the reorganization as a forward triangular merger is that, because of certain accounting rules, the Bank of Sun Prairie’s retained earnings as of the date of the merger will be converted to surplus, which may restrict the Bank of Sun Prairie’s ability to pay dividends to the holding company in the near term. The Bank of Sun Prairie has not paid any dividends on its common stock to date. See “Comparison of Bank Stock With BOSP Bancshares Stock - Dividends.”

Securities Regulation

          The offer to enter into this reorganization is not being made to nor can it be accepted from or on behalf of holders of Bank of Sun Prairie stock in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. BOSP Bancshares is not, and will not be, obligated to acquire any shares of Bank of Sun Prairie stock, or issue or deliver any shares of its common stock, in any jurisdiction in which the agreement to do so would not be in compliance with the securities laws of such jurisdiction. However, BOSP Bancshares, at its discretion, may take such action as it may deem necessary or desirable to comply with the securities laws of any such jurisdiction.

          This transaction may be registered in certain states, according to the laws of those states. No securities commissioner, securities department, or similar office of any state has approved or disapproved the BOSP Bancshares stock to be issued in the reorganization or has passed upon the accuracy or adequacy of this prospectus - proxy statement. Any representation to the contrary may be a criminal offense.

Expenses of Reorganization

          If the reorganization is consummated, BOSP Bancshares and the Bank of Sun Prairie will assume and pay their respective costs and expenses, if any, incurred in connection with the reorganization. If the reorganization is not consummated, all costs and expenses will be paid by the Bank of Sun Prairie. It is estimated that those costs and expenses will be approximately $40,000 whether or not the reorganization is consummated.

Accounting Treatment of the Transaction

          If the reorganization is consummated, it will be accounted for as a purchase under FAS 141, “Business Combinations.”

Rights of Dissenting Shareholders of Bank

          Sections 221.0705 through 221.0718 of the Wisconsin Statutes, the full text of which is attached to this prospectus - proxy statement as Exhibit D, describe the procedure to be followed by any shareholder of the Bank of Sun Prairie who wishes to dissent from the reorganization and obtain the value of his or her shares of Bank stock in cash instead of BOSP Bancshares stock in the reorganization.

          In order to exercise such dissenters’ rights, a Bank shareholder must do all of the following:

•

Deliver to the Bank before the vote is taken written notice of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed reorganization is effectuated, and refrain from voting his or her shares in favor of the proposed reorganization. The written notice should be delivered to Alice Hensen, President, Bank of Sun Prairie, 228 East Main Street, Sun Prairie, Wisconsin 53590. Once a shareholder has delivered the required written notice to the Bank, he or she is not required to vote his or her shares against the proposed reorganization, but must simply refrain from voting his or her shares in favor of the proposed reorganization. Explicitly abstaining from the vote or not voting at all would be sufficient to preserve the shareholder’s dissenter’s rights.

•	Demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice.

          In order to exercise his or her dissenters’ rights, a shareholder must follow all of the steps as outlined in this prospectus – proxy statement and in the sections of the Wisconsin Statutes attached as Exhibit D. A vote against the proposed reorganization will not, by itself, satisfy the notice requirements with respect to a dissenter’s rights.

          The written demand must be received by the date stated in the dissenters’ notice, which may not be fewer than thirty (30) days nor more than sixty (60) days after the date on which the dissenters’ notice is delivered. That demand must be accompanied by the surrender of the dissenting shareholder’s Bank of Sun Prairie stock certificates, and should be addressed to: Alice Hensen, President, Bank of Sun Prairie, 228 East Main Street, Sun Prairie, Wisconsin 53590.

          The law does not provide for a dissent with respect to less than all of the shares beneficially owned by a shareholder.

          As soon as the reorganization takes place or upon receipt of a payment demand, whichever is later, the Bank of Sun Prairie will pay each shareholder or beneficial shareholder who has complied with the demand requirements the amount that the Bank estimates to be the fair value of the dissenter’s shares, plus accrued interest. The payment will be accompanied by, among other things, the Bank’s latest available financial statements, a statement of the Bank’s estimate of the fair value of the shares, and an explanation of how the interest was calculated.

          If the dissenter believes that the amount so paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated, the dissenter may notify the Bank of the dissenter’s estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received. A dissenter waives his or her right to demand payment unless the dissenter notifies the Bank of Sun Prairie of his or her demand in writing within thirty (30) days after the Bank makes or offers payment for the dissenter’s shares.

          If a demand for payment remains unsettled, the Bank of Sun Prairie will bring a special proceeding within sixty (60) days after receiving the dissenter’s payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Bank does not bring the special proceeding within the sixty (60) day period, it will pay each dissenter whose demand remains unsettled the amount demanded. Fees and costs of the court proceeding will be allocated by the court in accordance with statutory guidelines.

BOSP Bancshares, Inc.

History, Business, and Properties

          BOSP Bancshares, Inc., the holding company, was incorporated as a Wisconsin business corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes in December, 2007 at the direction of the board of directors of the Bank of Sun Prairie. BOSP Bancshares was formed to acquire the Bank stock and to engage in business as a bank holding company. A copy of the articles of incorporation and the bylaws of BOSP Bancshares is attached to this prospectus - proxy statement as Exhibit F.

          BOSP Bancshares is in the organizational and developmental stage, and has no earnings or history of operation. BOSP Bancshares has no employees, no current business, and owns no property, except that BOSP Bancshares will own all of the stock of the new bank immediately prior to the reorganization. It has not issued any stock. It is not a party to any legal proceedings.

          BOSP Bancshares has no present plans to engage in any activities other than as a holding company for the capital stock of the Bank of Sun Prairie. BOSP Bancshares’ management, however, believes that the opportunities available to a bank holding company for diversification of its business and raising of capital cause the bank holding company to be a more advantageous form of operation than a bank. BOSP Bancshares may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See “The Reorganization - Reasons for the Reorganization.”

Management

          The name, age and position of each of the directors and executive officers of BOSP Bancshares are as follows:

Name	Age	Position

Thomas Tubbs	77	Chairman of the Board, Director
Alice Hensen	62	President, Director
Alan Sebranek	47	Vice President, Secretary
Glen Fenske	65	Director
Thomas Howe	72	Director
August List	64	Director
David Simon	48	Director
W. John Yelk	77	Director

A description of the business background of each of the directors and named executive officers is provided on pages 25 through 27. Each of the directors and executive officers named has served in the capacity listed above since the incorporation of BOSP Bancshares in January, 2008.

          The bylaws require seven (7) directors until otherwise determined by the shareholders at the annual shareholders’ meeting. The term of office for all directors is one year. The directors are elected at the annual meeting of the shareholders of the holding company. The persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected. Directors may resign and may be removed by shareholders, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special shareholder meeting called for that purpose.

          The bylaws of the holding company require a President, one or more Vice Presidents and a Secretary, and permit the appointment of a Chairman of the Board and Treasurer at the option of the board. All officers are appointed to their respective positions by the board of directors to serve until they resign or are removed by the board. There are no family relationships among any of the directors, officers or key personnel of the holding company.

Principal Shareholders

          After the reorganization, the persons beneficially owning 5% or more of BOSP Bancshares common stock will be the same persons who currently own 5% or more of the Bank of Sun Prairie stock. See “Bank of Sun Prairie - Principal Shareholders.”

Description of BOSP Bancshares’ Common Stock

          BOSP Bancshares’ authorized capital stock consists of 1,200,000 shares, all of one class, designated as common stock, none of which shares, as of the date hereof, is issued or outstanding. The maximum number of shares of BOSP Bancshares common stock which will be issued to the holders of Bank of Sun Prairie stock, upon the terms and subject to the conditions of the reorganization, is 1,200,000 shares.

          There will be no established public trading market for BOSP Bancshares stock.

          For more information about BOSP Bancshares’ common stock, see “Comparison of Bank Stock With BOSP Bancshares Stock.”

Executive Compensation

          The bylaws provide that the board of directors reviews and determines the compensation for BOSP Bancshares’ officers and directors, and that no officer will be prevented from receiving such compensation by reason of the fact that he or she is also a director. The board also has the authority to provide for reasonable pensions, disability or death benefits and other benefits and payments to directors, officer and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered to the holding company.

          Since its incorporation, BOSP Bancshares has not paid any remuneration to any of its directors or executive officers. No changes in remuneration to any directors or officers are planned. To date, BOSP Bancshares has not established standards or other arrangements by which its directors are compensated for services as directors, including any additional amounts payable for committee participation or special assignments, and no such arrangements are currently contemplated. No profit-sharing plan or any other benefit plan exists or is contemplated for BOSP Bancshares.

Transactions with Related Parties

          BOSP Bancshares has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by BOSP Bancshares.

Anti-Takeover Mechanisms

          BOSP Bancshares’ articles of incorporation contain a number of provisions that are typically considered to be anti-takeover measures: a “right of first refusal,” a redemption right in the event of certain attempted transfers, and supermajority voting requirements to amend certain of these provisions in the articles of incorporation. The bylaws of the Bank of Sun Prairie currently contain different provisions that are also considered to be anti-takeover measures, but the board of directors believes that the provisions in BOSP Bancshares’ articles provide more flexibility to the board and the Bank of Sun Prairie going forward, and a better balance of the interests of the Bank of Sun Prairie and the interests of the shareholders. In the opinion of the board of directors of the Bank of Sun Prairie, one of the purposes of forming a holding company for the Bank is to help the Bank to continue under local control, and the board believes that these provisions provide BOSP Bancshares with better, more flexible mechanisms for helping assure local control of the Bank. However, there are risks associated with such provisions.

          These provisions and the risks and benefits associated with the provisions are discussed in detail in read “Comparison of Bank Stock With BOSP Bancshares Stock.” The board urges shareholders to read the information contained in that section carefully before making a decision on whether or not to vote for the holding company.

          Although the board of directors recognizes that these provisions may not be customary for a bank holding company when considering all bank holding companies across the nation, the board and its advisors believe that such provisions are common among Wisconsin bank holding companies. There are risks associated with such provisions.

Indemnification Provisions

          As provided in §§180.0850 through 180.0859 of the Wisconsin Statutes, the bylaws of BOSP Bancshares require that BOSP Bancshares indemnify a director or officer from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director of BOSP Bancshares. Indemnification will not be made if prohibited by law or if the person breached a duty to BOSP Bancshares in one of the following ways: (1) a willful failure to deal fairly with BOSP Bancshares in a matter in which the director or officer has a material conflict of interest; (2) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which the person derived improper personal profit; or (4) willful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.

          Insofar as indemnification for liabilities arising under the applicable federal securities laws may be permitted to directors, officers and controlling persons of BOSP Bancshares under its bylaws, or otherwise, BOSP Bancshares has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and may, therefore, be unenforceable.

          BOSP Bancshares may purchase insurance against liabilities asserted against its directors, officers, employees, or agents whether or not it has the power to indemnify them against such liabilities under the provisions of its bylaws or under applicable law. If BOSP Bancshares purchases such insurance, it would not be acting in contravention of its articles of incorporation, bylaws or state law. To date, indemnification insurance for directors, officers, employees, and agents of BOSP Bancshares has not been purchased either by such persons or by BOSP Bancshares.

Bank of Sun Prairie

History, Business, and Properties

          The Bank of Sun Prairie was chartered by the Wisconsin Commissioner of Banking in 1903. The Bank’s main office is located at 228 East Main Street, Sun Prairie, Wisconsin. The Bank currently has three (3) branch offices located at 550 Broadway Drive, Sun Prairie, Wisconsin, 119 Wilburn Road, Sun Prairie, Wisconsin and 419 West Cottage Grove Road, Cottage Grove, Wisconsin. On November 30, 2007, the Bank’s staff included 18 officers, 63 full-time and 9 part-time employee, and there are a total of 377 shareholders of the Bank. The Bank’s website is located at: www.bankofsunprairie.com.

          The Bank is a full-service community bank with emphasis on consumers, small businesses, and agricultural enterprises. The Bank offers a full range of loan and deposit products. Personal banking services include checking, savings and time deposit accounts, installment and personal loans and mortgage loans. Other loan products include small business and agricultural loans. The foundation of the Bank’s business strategy is an emphasis on local management and local ownership in its commitment to the Bank’s market area. It has been the experience of management that customers are attracted to banks by pricing. However, one overriding factor to price is the quality and level of service that a bank provides. Experience has demonstrated that when a customer is provided service that they do not receive elsewhere, they become loyal not only to the bank, but also to the person providing the service. High quality, timely service, and innovative products to meet the changing needs of the consumers is the trademark of the Bank. The Bank offers these services in a professional environment by a friendly, well-trained staff.

          In May, 2004, the Bank was approved by the Wisconsin Department of Financial Institutions as a “universal bank” under Wisconsin law. The Wisconsin Universal Bank Act, Chapter 222 of the Wisconsin Statutes, grants a broad range of powers to universal banks. It allows state banks, state savings banks and state savings and loan associations to share powers previously unique to each and to exercise broad new federal powers as universal banks. The Universal Bank Act provides expanded loan and investment powers to a universal bank. To date, 17 Wisconsin banks have been approved as “universal banks.”

           Personal Checking

          The Bank offers checking services to personal accounts. These services include personal checking, N.O.W. accounts, which provides traditional benefits of a checking account while receiving interest compounded and credited monthly, Club accounts, which for a minimal monthly maintenance fee or minimum balance, include checks, accidental death and airline insurance, VISA card, credit card protection, as well as other services and benefits, Independence Plus accounts, designed for individuals 55 or older and overdraft protection. All of the Bank’s personal checking accounts bear interest at rates which the Bank believes are competitive with the market environment.

           Business Banking

          The Bank has years of experience working with local businesses. To serve the needs of its business customers, it provides express deposit services, business checking, including small and regular business checking, business N.O.W. accounts, lock box services, and overdraft protection, business savings, including a high-yield money market savings account and certificates of deposit, a business debit card, business lending, business credit cards, and other services.

           Savings

          The Bank offers a regular savings account that can be utilized by all consumers and businesses, but is designed especially for the small saver. It is the Bank’s most flexible savings plan. The account offers a very low minimum balance and no minimum balance for children. The Bank also offers a Golden savings account that provides a slightly higher yield than regular savings with 90-day flexibility.

           Certificates of Deposits

          The Bank offers a variety of certificate of deposit account alternatives, in a variety of maturity and minimum balance requirements, intended to attract a wide range of investors. The Bank believes that the interest rates are competitive to the market environment.

          Lending Services

         The Bank offers a full line of loans to fit the needs and requirements of the Bank’s trade area. They include but are not limited to:

Commercial	Residential	Consumer

real estate	fixed rate mortgages	automobile
equipment	short term renewable	personal unsecured
inventory	home equity	boats
accounts receivable	home improvement	lines of credit
lines of credits	second mortgages	credit cards
letters of credit	multi family	overdraft protection
vacation
consumer goods

          The Bank provides four basic types of lending services: consumer loans, commercial loans, agricultural loans and real estate loans. A breakdown of their concentrations as a percentage of the Bank’s overall lending portfolio as of February 29, 2008 is as follows:

Loan Type	Percentage of Portfolio

Consumer	2.14%
Commercial	13.80%
Agricultural	0.75%
Real Estate	83.92%

          The Bank’s current lending limit per customer is $9,166,625.08.

           Other Services

          The Bank offers many other services incidental to the nature of banking. They include but are not limited to the following:

VISA Credit Cards	Internet Banking	Systematic Savings
Bank Card Merchant Services	Cash Management System	Trust
Notary Service	Internet - Bill Payment	Payroll Processing
Direct Deposit	Phone Transfer	VISA Check Cards
Check Collection	Wire Transfer	VISA Gift Cards
PULSE/PLUS System (ATM)	Money Orders	VISA TravelMoney Cards
Automatic Transfer System	Cashiers Checks
PAL (Private Access Line)	Night Depository

Technology

          Bank management realizes the advantages of technology as it applies to the financial industry. The Bank endeavors to utilize the technology available in a manner that produces the maximum efficiency.

Competition

          The Bank’s primary market area consists of the Sun Prairie and Cottage Grove communities, both of which are located in Dane County, Wisconsin. Although the Bank draws a large portion of its deposits and loans from established retail and consumer markets in the City of Sun Prairie and Village of Cottage Grove areas, the Bank includes in its trade area an area within a radius of 10 miles of those two communities, and includes the Cities of Madison and Columbus, the Villages of DeForest and Marshall, and the Townships of Bristol, Sun Prairie, Windsor, Westport, Burke and Cottage Grove, Wisconsin. In Sun Prairie, as of June 30, 2007, the FDIC reported that the Bank’s market share of deposits was approximately 49.5%, and in Cottage Grove it is approximately 23%.

          According to the United States Census Bureau, the projected population in Dane County is 463,826. In 2005, the number of housing units in Dane County totaled 202,425. Sun Prairie had an estimated population of 25,180 in 2006 and 25,730 in 2007, and Cottage Grove had an estimated population of 5,158 and 5,433 during the same years. The unemployment rate in Dane County in 2005 was 3.1%, and is consistently below state and national averages.

          The general banking business in the Sun Prairie and Cottage Grove areas, as in all of the State of Wisconsin, is very competitive. Commercial banks compete principally with respect to price including, interest rates paid on deposits, interest rates charged on borrowings, and fees for services, and service. The Bank faces competition from four commercial banks and two credit unions located in Sun Prairie and two commercial banks located in Cottage Grove, as well as competition in its market area across the Bank’s trade area from commercial banks, savings and loan associations, credit unions, finance companies, insurance companies, mortgage companies, securities brokerage firms, money market firms, and other providers of financial services. A number of the Bank’s competitors have are larger and have higher lending limits than the Bank. Many of these financial institutions are subsidiaries of state-wide multi-bank holding companies which are significantly larger and have more resources than the Bank. Savings and loan association deposits constitute a substantial portion of all financial institution deposits within the State of Wisconsin and these associations are now able to compete aggressively with commercial banks in the important area of consumer lending and interest-bearing checking accounts.

          The Bank competes for loans principally through its ability to communicate effectively with its customers and understanding and meeting their financial services needs. Management believes that this personal service philosophy enhances the Bank’s ability to compete favorably in attracting individuals and small businesses. The Bank actively solicits retail customers and competes for deposits by offering customers personal attention, professional service and competitive interest rates.

          In addition, the Bank competes for interest-bearing funds with issuers of commercial paper and other securities, including the United State Government.

Management

          The following persons constitute the executive officers and directors of the Bank:

Name	Age	Position with Bank	Employed/Served Since

Thomas Tubbs	77	Chairman of the Board, Director	1957
Alice Hensen	62	President/CEO, Director	1966/1999
Thomas Howe	72	Director	1984
W. John Yelk	77	Director	1958
Glen Fenske	65	Director	1992
August List	64	Director	1993
David Simon	48	Director	2000
Alan Sebranek	47	Executive Vice President/CFO	1983
Ronald Blawusch	50	Senior Vice President, Loans	1999
David Suchomel	50	Senior Vice President, Credit	1985

          The Bank’s bylaws require the board of directors to consist of five (5) to nine (9) directors at the discretion of the shareholders. The term of office for all directors is one year. The directors are elected at the annual meeting of the shareholders of the Bank. The bylaws require the board of directors to appoint a President, a Vice President, a Cashier, and one or more Assistant Cashiers if deemed necessary. All officers are appointed to their respective positions by the board to serve until they resign or are removed by the board. Thomas Howe, a Bank director, is the father in law of Ronald Blawusch, the Bank’s senior lending officer. There are no other family relationships among any of the directors, officers or key personnel of the Bank.

          The following persons constitute the executive committee of the Bank:

Name	Position with Bank

Thomas Tubbs	Chairman of the Board, Director
Alice Hensen	President
Alan Sebranek	Executive Vice President/CFO
Ronald Blawusch	Senior Vice President, Loans
David Suchomel	Senior Vice President, Credit

Business Background of Directors and Executive Officers

           Thomas Tubbs. Thomas Tubbs is former bank President and now Chairman of the Board. Mr. Tubbs has over 65 years of experience in the banking industry, 50 of them with the Bank. He attended the University of Wisconsin and Lawrence College. After many years of service to the community through the Sun Prairie Chamber of Commerce and other local organizations, Mr. Tubbs remains involved in the Sun Prairie Lions Club and Sacred Hearts Endowment Fund. Mr. Tubbs is married, has raised seven children and has sixteen grandchildren. He enjoys spending time fishing.

           Alice Hensen. Alice Hensen has over 40 years of experience in banking, all of them at the Bank. As of June 1, 2006, she was elected to the position of President and also serves as one of its directors. Ms. Hensen has experience in all aspects of the Bank and prior to the position of President, spent most of her time in the commercial lending field. In 1999, Ms. Hensen was elected to serve on the board of directors. She is a Sun Prairie High School graduate and has attended numerous banking classes over her career, mostly with the American Institute of Banking. Ms. Hensen also graduated from the Nation School of Real Estate Finance at Ohio State University. She has served on the board of the American Institute of Banking and recently served on the board of directors of the Wisconsin Banking Association. She is very active in the Sun Prairie community and currently serves on the Community Development Authority, Community Revolving Loan Fund and is President of the Sun Prairie Library Foundation. Ms. Hensen is also active in the Chamber of Commerce, serving on the Government Affairs Committee. Ms. Hensen is married and has two children.

           David Simon. David Simon was born and raised in Sun Prairie Wisconsin. In March, 2000, Mr. Simon was elected to the Bank board of directors. As president of operations for Veridian Homes, David Simon is responsible for business and new product development, strategic planning and operations management. Mr. Simon has been an influential player in the home building industry since 1982. In June 2003, he successfully combined two businesses to become Wisconsin’s largest home builder, Veridian Homes. Mr. Simon has also successfully turned Veridian Homes into an industry leader. Veridian Homes has been recognized for its best practices with a 2008 Builder of the Year from Professional Builder magazine, 2007 US Energy Value Builder of the Year, 2006 National Housing Quality (NHQ) Gold Award and a 2005 NHQ Silver Award, sponsored by the National Association of Home Builders (NAHB). Veridian Homes is the first builder from Wisconsin to earn certification by the Research Center’s NHQ Program. And, each year, Veridian Homes is awarded the US EPA ENERGY STAR Sustained Excellence award for its ongoing commitment to green building. Mr. Simon has been appointed to county land use, park and grant commissions on the local and statewide level. Currently he serves on the board of directors for the Natural Heritage Land Trust. David also had the honor of serving on the NAHB Research Center’s National Housing Quality Advisory Council through 2006. In June 2003, Mr. Simon was awarded the Ernst & Young Entrepreneur of the Year in Wisconsin award for construction, real estate and hospitality.

           Thomas Howe. Mr. Howe is and has been a Director of the Bank for 21 years. He is the owner of Howe Plumbing in Sun Prairie, Wisconsin, since 1967, which was previously started by his father in 1957. He is a Sun Prairie High School graduate and attended Madison vocational apprenticeship school. Mr. Howe also served in the military for 6 years. He is one of the original owners and builder of the Sun Prairie Hockey Rink for the youth of Sun Prairie. Mr. Howe is also an active member of Sacred Hearts Church and Committees.

           Glen Fenske. A graduate of University of Wisconsin, Madison, Mr. Fenske has been a Sun Prairie resident since 1968 when he joined the Bank, advancing to the position of Vice President, Human Resources and Marketing. In 1984, he began working for Royle Communications Group as Vice President of Administration. Active in the community, Mr. Fenske has served twice as President of the Sun Prairie Chamber of Commerce, presently serves as

Vice President of the Sun Prairie Industrial Development Corporation, as a member of the Economic Development Council, Sun Prairie Water & Light Commission and the founding President of the Sun Prairie Education Foundation. He is also a member of the Sun Prairie Lions Club, 32nd Degree Mason, Zor Shrine, Our Saviors Lutheran Church, Sun Prairie Business and Education Partnership, Camp Randall Society and various university of Wisconsin booster groups for football, basketball and golf.

           August List. August List is a life long resident of Sun Prairie, married for 43 years with 3 children and 11 grandchildren. Mr. List owned and operated List Trucking & Sales for over 40 years. He is also co-owner and co-manager of Prairie Warehousing, LLP since its inception in 1991. A life long customer of the Bank, Mr. List has also served as a director of the Bank since 1993. Mr. List has also served two 3-year terms on the Sacred Hearts Parish Council. For 10 years, he served on the Council’s Finance Committee, and two of those years he was chairman. Mr. List has also served on other related committees in the Sun Prairie community. He has been a member of the Sun Prairie Lions Club for 39 years, serving part of that time as Treasurer and on the Lions Club board.

           W. John Yelk. W. John Yelk is a life long resident of Sun Prairie. He is a graduate of the Sun Prairie High School and served in the U.S. Marine Corps. He has been employed with the Hanley Company since 1976. Mr. Yelk has been a director of the Bank of Sun Prairie since 1958. Mr. Yelk has a true love of baseball. He has given his talent and dedication to the sport through community and school involvement by serving as a WIAA official from 1962 thru 1992. He participated in the City of Sun Prairie recreation program as an umpire from 1962 to 1997. He also was an umpire for the Home Talent Baseball league from 1971 to 1997, and is currently serving as Treasurer for the Sun Prairie team. He has continued to stay involved from 1998 to present as a softball scoreboard operator. Mr. Yelk has received the Home Talent Bud Kennison award for his dedication.

           Ronald Blawusch. Ronald Blawusch serves as Senior Vice President of the Bank, and has 29 years banking experience. For the past 21 years, his primary emphasis has been in lending. His experience also includes bank operations, investments, compliance and asset/liability management. Mr. Blawusch received a BBA in Business Administration from the University of Wisconsin-Platteville. He also received diplomas from the Graduate School of Banking in 1990, Vanderbilt University - Owen Graduate School of Bank Investments, and the University of Oklahoma - American Bankers Association Compliance School. His education and training include completion of numerous Wisconsin Bankers Association related schools. Mr. Blawusch remains active in the local banking industry by serving as a member of the Wisconsin Bankers Association - Government Relations Committee. He also serves as Trustee and Treasurer of the Sun Prairie Education Foundation, Director and Corporate Secretary of the Sun Prairie Industrial Development Corporation, Director and Corporate Secretary of the Sun Prairie Improvement Council, Ltd. and Member of the Sun Prairie Lions Club.

           Alan Sebranek. Alan Sebranek serves as Executive Vice President and Chief Financial Officer of the Bank, and has 25 years banking experience. He has had experience in many areas of bank operations, including general operations, computer operations, investments, other real estate, compliance and asset/liability management. Mr. Sebranek received a BBA in Finance from the University of Wisconsin-Whitewater. He has also received a diploma from the Graduate School of Banking in 1990 and a Real Estate Brokers License in 1991. Mr. Sebranek also serves as Treasurer and Director of the Sun Prairie Little League, an Ambassador for the Sun Prairie Chamber of Commerce, member of the Exchange Club of Sun Prairie, and as Secretary of Area Bankers.

           David Suchomel. David Suchomel serves as Senior Vice President of the Bank, and has 27 years banking experience. He has been employed by the Bank since 1985. Mr. Suchomel’s experience includes bank compliance, risk management, credit management, credit administration, loan documentation and loan analysis and review. He is credited with establishing the Bank’s first Credit Department. Mr. Suchomel received his BBA in Finance from the University of Wisconsin-Eau Claire. His education and training also include the completion of numerous Wisconsin Bankers Association and Robert Morris Associates banking courses. Mr. Suchomel also serves as a board member of the Sun Prairie Economic Development Council, is an active board member of the Sun Prairie Little League and Sun Prairie Baseball Booster club, as well as serving as a coach in the Little League program.

Loan Committees

          The Bank’s loan policy provides for a director loan committee and officer loan committee, as well as the process for the consideration and approval of proposed loans to be made by the Bank. The director loan committee has been established in accordance with the requirements of the Wisconsin banking laws. The officer loan committee is comprised of the loan officers of the Bank and the directors of the Bank. The loan policy lists the loan officers and provides for each their respective lending authority on behalf of the Bank. It also lists the other persons with lending authority who are not members of the loan committee, and sets their respective lending authority. Under the loan policy, any members of the officer loan committee may combine their lending authority and extend loans without prior officer loan committee approval, subjects to the Bank’s loan policy.

Executive Compensation

         The following table outlines the aggregate annual compensation for the Bank’s executive officers for services rendered to the Bank in their capacity as executive officers for the last three completed fiscal years, and they projected aggregate annual compensation for 2008. For purposes of this table, “salary” includes salary only.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other($)(3)

Thomas Tubbs, Chairman of the Board Alice Hensen, President/CEO Alan Sebranek, Executive Vice President/CFO Ronald Blawusch, Sr. Vice President - Loans David Suchomel, Sr. Vice President - Credit	2008	210,000 132,500 96,000 96,000 96,000	Unknown(2)	9,508.07 9,508.07 9,078.07 9,078.07 1,165.32

Thomas Tubbs, Chairman of the Board Alice Hensen, President/CEO Alan Sebranek, Executive Vice President/CFO Ronald Blawusch, Sr. Vice President - Loans David Suchomel, Sr. Vice President - Credit	2007	202,600 120,000 88,000 88,000 88,000	45,000 14,500 8,050 8,050 8,050	9,433.30 9,433.30 8,971.30 8,971.30 1,159.96

Tomas Tubbs, Chairman of the Board (1) Alice Hensen, President/CEO(1) Alan Sebranek, Executive Vice President/CFO Ronald Blawusch, Sr. Vice President - Loans David Suchomel, Sr. Vice President - Credit	2006	202,600 108,500 80,100 75,500 80,100	42,000 12,500 7,000 7,000 7,000	9,074.19 3,768.27 8,661.19 8,639.19 986.24

Thomas Tubbs, President/CEO Alice Hensen, Executive Vice President Alan Sebranek, Sr. Vice President/CFO Ronald Blawusch, Vice President/Sr. Loan Officer David Suchomel, Vice President - Loans	2005	200,000 105,500 77,500 70,500 77,500	42,000 12,500 7,000 7,000 7,000	10,437.11 4,860.88 9,928.11 1,665.36 1,033.68

(1)	In June 2006, Mr. Tubbs became Chairman of the Board and Ms. Hensen became President and CEO of the Bank.

(2)	Bonuses are determined in December of each year, and are based on the performance of the Bank and other factors.

(3)	Long-term disability, health and dental insurance premiums paid by the Bank on behalf of the listed executive officers.

Director Compensation

          Directors of the Bank receive $1,100 for each monthly board meeting. The annual compensation received per director in 2007 was approximately $17,800 (including annual bonuses).

Board Review of Management Compensation

          The board of directors reviews and determines the compensation for the Bank’s officers and directors.

Defined Benefit Pension Plan

          The Bank maintains a defined benefit retirement plan. Employees who have attained age 21 and completed six (6) months of employment may be enrolled under the plan. The Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended.

          In quantifying the present value of the current accrued benefit for the Bank’s executive officers, provided below, the Bank assumed a termination date of May 15, 2007 and an annual interest rate of 6.5%. In addition, the accrued benefit for the participants was calculated based on each participant’s credited service under the plan, his or her age, expected mortality using IRS mortality tables, and final average annual compensation and covered compensation using the average of the taxable wage bases for the last 35 years published by the Social Security Administration at May 15, 2007.

          Participants in the plan become vested in their retirement benefits at the rate of 20% per year, starting upon completion of three years of vesting service, and become fully vested after seven years. They also become 100% vested upon early, normal, or deferred retirement, death or disability retirement. The plan provides for a monthly benefit in an amount determined by the following formula:

•

50% of a participant’s average annual compensation (the highest annual average of participant’s compensation for any 5 consecutive years that yield the highest average) up to the integration level (which is the participant’s covered compensation), reduced pro-rata for less than 35 years of credited service; plus

•	72.75% of a participant’s average annual compensation in excess of the integration level, reduced pro-rata for less than 35 years of credited service.

A participant’s accrued benefit is determined by applying the fractional rule to the benefit provided under the formula above. For purposes of the plan, “compensation” means the total wages as paid to the participant as reported on the participant’s Form W-2 annually, and includes deferred compensation which is not includable in gross taxable income due to SEP deferrals, cafeteria benefits, 401(k) deferrals, transportation fringe benefits, tax deferred annuities and governmental deferred compensation plans. In no event will compensation in excess of $205,000, as adjusted for changes in the Consumer Price Index be taken into account for any participant in the plan.

          Normal retirement age under the plan is the later of age 65 or the fifth anniversary of participation in the plan. The plan permits early retirement at age 60 with at least 20 years of service. A participant who retires early but meets the plan’s requirements are entitled to early retirement benefits, which is the amount of the participant’s accrued benefit in which he or she is vested reduced actuarially for early commencement using the plan’s actuarial equivalence factors. As of May 15, 2007, five employees were eligible for early retirement.

          The normal form of retirement benefit for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who have been married at least a year is a 100% joint and survivor annuity. However, participants who are married and obtain their spouse’s consent may elect to receive another optional form of payment or another joint and survivor annuity, if available. If at the time of termination, the present value of a participant’s vested accrued benefit does not exceed $1,000, the present value of the benefit will be distributed as a single payment without requiring a participant’s or spouse’s consent. In the event of a participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary, and the participant is at least 35 years old.

          For the 2006 plan year, the Bank made a contribution to the plan of approximately $390.241, and for the 2007 plan year, the contribution was approximately $436,681. The present value of the current accrued benefit for the Bank’s executive officers at and for the plan year ended May 15, 2007, which officers include the following:

•	Alice Hensen — 41 years of credited service;

•	Alan Sebranek — 23 years of credited service;

•	David Suchomel — 21 years of credited service; and

•	Ronald Blawusch — 7 years of credited service

totaled $983,033 in the aggregate.

Profit Sharing Plan

          All Bank employees who are 21 years of age and have completed six (6) months of service to the Bank are permitted to participate in the 401(k) Plan. Under the Plan, participants are permitted to reduce compensation by a specific dollar amount and have that amount contributed to the Plan on a pre-tax basis as a salary deferral. In addition, the Bank matches 50% of the amount contributed to the 401(k) Plan by an eligible participant as an additional contribution to the Plan on the employee’s behalf, with the Bank’s maximum contribution level capped at 2% of the employee’s total annual compensation. The total deferrals by employees in any taxable year may not exceed a dollar limit set by law. The limit for 2007 was $15,500. In 2006, the Bank’s total matching contribution to the Plan was $48,837.88, and in 2007 it was $52,228.62. The total number of shares of Bank common stock held by the Plan as of November 30, 2007 was 29,323.

Additional Employee Benefits

          The Bank offers group health, life, accident and disability insurance.

Principal Shareholders

          The following table sets forth certain information regarding the beneficial ownership of the Bank’s common stock as of the date of this prospectus-proxy statement, by:

•	each person who is known to the Bank to own beneficially more than five percent (5%) of the Bank’s outstanding stock;

•	each of the Bank’s directors;

•	each of the Bank’s executive officers; and

•	all directors and executive officers of the Bank as a group.

“Beneficial Ownership” is defined below.

Name (1)	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

Glen Fenske	3,000		0.25%
Alice Hensen(2)	4,760	(8)	0.40%
Thomas Howe (3)	15,050		1.25%
August List	15,000		1.25%
David Simon	4,806		0.40%
Thomas Tubbs(4)	69,799	(8)	5.82%
W. John Yelk(5)	42,330		3.53%
Ronald Blawusch	5,060		0.42%
Alan Sebranek	3,046		0.25%
David Suchomel	1,012		0.08%
Directors and Executive Officers as a Group	163,863		13.67%

Chase Family(6)	150,968		12.58%
Mitchell Family(7)	90,941		7.58%

(1)	The address of all officers and directors is 228 East Main Street, Sun Prairie, Wisconsin.

(2)	Alice Hensen also beneficially owns stock in the names of Alice Hensen IRA and Eugene R. Hensen.

(3)	Thomas Howe also beneficially owns stock in the name of James L. Howe.

(4)	Thomas Tubbs also beneficially owns stock in the names of Thomas M. Tubbs IRA and Rita A. Tubbs.

(5)	W. John Yelk also beneficially owns stock in the names of Marion H. Yelk and Therese R. Yelk.

(6)	Chase Family holds stock in the names of Helen B. Chase Survivor’s Trust, Frederic L. Chase Family Trust, Frederic L. Chase Non Exempt Marital Trust and Frederic L. Chase GST Exempt Trust.

(7)	Mitchell Family holds stock in the names of James and Rita Mitchell Trust and William R. Mitchell.

(8)

Under the terms of the Bank’s profit sharing plan, shares of Bank stock are allocated to certain participants in the plan, although those participants are not entitled to vote those shares. Accordingly, such shares have not been included in the totals provided above The shares allocated to Mr. Tubbs and Ms. Hensen through the plan may be transferred by those individuals out of the plan if certain conditions are met. The shares that may be transferred by Mr. Tubbs and Mr. Hensen are 1,195.3754 and 3,219.7707, respectively.

          “Beneficial ownership” is determined in accordance with Securities and Exchange Commission Rule 13d-3, which generally provides that an individual is considered to beneficially own any stock held by his or her spouse, children or relatives who share the same home as the individual, and stock over which the individual exercises voting or investment control for example, as trustee of a trust or as president of a corporation.

Description of the Stock of the Bank

          As of the date of this prospectus - proxy statement, the Bank is authorized to issue 1,200,000 shares of common stock, all of one class, of which 1,200,000 shares are issued and outstanding. The Bank has approximately 377 shareholders of record. For further information about the stock, see “Comparison of Bank Stock With BOSP Bancshares Stock.”

Transactions with Related Parties

          The Bank makes loans to persons affiliated with the Bank in the normal course of its business. All transactions, including such loans, between the Bank and its executive officers, directors, nominees for director, holders of 10% or more of the shares of its common stock and affiliates thereof, and immediate family members of such persons, (1) were made in the ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans to other persons and (3) did not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans outstanding to directors, nominees for director, executive officers and their related interests amounted to $10,766,225.82 as of February 29, 2008. At no time during 2005, 2006, 2007 and 2008 did or has the maximum aggregate direct and indirect extensions of credit to any Bank director, executive officer or 10% shareholder, and to his or her respective related interest, exceed fifteen percent (15%) of the Bank’s capital.

          The Bank also from time to time engages in commercial transactions in the ordinary course of business with various business organizations that have directors or executive officers of the Bank or BOSP Bancshares as their officers, partners, members or stockholders. While BOSP Bancshares and the Bank do not have formal written policies and procedures for review of such transactions, all such transactions are monitored and documented by management, and reviewed and ratified by the full board of directors,. The affected board member abstains from the discussion and vote. In ratifying such transactions, the board of directors considers, among other things, the potential impact of the transaction on the independence of the affected board member. All such transactions have been at arm’s length and have been at competitive prices.

Indemnification of Directors and Officers

          Wisconsin law governing indemnification of the Bank’s directors, officers, and employees is substantially similar to the law governing indemnification of BOSP Bancshares’ directors, officers, and employees. Expenses of an officer or director in such a proceeding may be advanced based upon her or his agreement to repay such expenses if it is determined that he or she is not entitled to indemnification. If the officer or director is successful on the merits his expenses will be paid; otherwise indemnification can only be made upon a showing that he or she met the applicable standard of conduct as determined by a court, a quorum of disinterested directors, by independent legal counsel, or by the shareholders. For a brief discussion of that law, see “BOSP Bancshares, Inc. - Indemnification Provisions.” The Bank has purchased insurance insuring the Bank, its directors and officers, against liabilities asserted against its directors and officers subject to certain conditions and limitations.

Shares of the Stock Owned or Controlled by Management

          As of the date of this prospectus-proxy statement, the executive officers and directors of the Bank own or control, directly or indirectly, approximately 13.79% of the total Bank stock outstanding.

          BOSP Bancshares has no knowledge or information as to the existence of any contract, arrangement, or understanding among the above-named persons with respect to the shares of the Bank stock. To the knowledge of BOSP Bancshares no person above named has any material interest in the transaction proposed by the reorganization, direct or indirect, other than in his or her status as shareholders.

Recommendation of the Bank’s Board of Directors

          The board of directors of the Bank of Sun Prairie recommends that all shareholders vote to approve the reorganization. The decision of the board of directors of the Bank to recommend the reorganization to the shareholders is based on their belief that the Bank’s affiliation with BOSP Bancshares is in the best interest of the Bank and its shareholders.

          Such belief is based on a number of factors, including recent and historical transactions in the Bank’s capital stock, the board of directors’ knowledge of the business, operations, properties, assets, earnings and prospects of the Bank, and the advantages provided by a holding company corporate organizational structure. The advantages provided by the holding company structure are as follows:

•

The holding company can purchase its own stock from shareholders. Therefore, it can provide a potential market for the stock of the holding company. The Bank is restricted in its ability to purchase its own stock from shareholders. This is the single most important advantage to a bank holding company.

•	The holding company will be able to respond efficiently to changes in the law governing banks and financial activities.

•	The holding company will help enable the Bank to continue under local ownership and control.

•

Although the board of directors has no intention of acquiring other banks at this time, the holding company will be able to more easily acquire other banks and operate them as branches of Bank of Sun Prairie or as separate banks in areas not now served by Bank of Sun Prairie.

•

The holding company will be able to meet future Bank capital needs by having the holding company take out loans or by issuing trust preferred securities, both of which are repaid by nontaxable Bank dividends.

•	For the reasons listed above, creating a holding company for the Bank of Sun Prairie will allow the Bank to compete more effectively with other banks that are held by bank holding companies.

          The board of directors of the Bank did not attach a relative weight to the factors it considered in reaching its decision, but considering all factors made the determination to recommend the reorganization to the shareholders. See “The Reorganization - Reasons for the Reorganization” for a thorough discussion of the factors that the board relied upon in making its recommendations.

Financial Statements

          Financial statements prepared in conformity with generally accepted accounting principles and dated September 30, 2007 accompany this prospectus - proxy statement.

New Bank of Sun Prairie

          If the holding company formation is approved by the shareholders of the Bank of Sun Prairie and the Bank receives all necessary regulatory approvals, BOSP Bancshares will incorporate a new bank, called New Bank of Sun Prairie, as a wholly-owned subsidiary of BOSP Bancshares. The new bank will not conduct any banking business or any other business. It will have no employees, no liabilities, no operations, and no assets except for a nominal capital contribution required by law, which is discussed below. It will be a “shell” corporation, will be incorporated for the sole purpose of assisting in the reorganization, and will exist for a period of a few days.

          BOSP Bancshares will capitalize the new bank with $5,000 that BOSP Bancshares will borrow from a correspondent bank, and it will have officers and directors for the few days of its existence. In the reorganization as currently structured, the new bank will be merged into the Bank of Sun Prairie, and the new bank will cease to exist. See “The Reorganization - Structure for Tax-Free Reorganization.” The $5,000 will be placed into the Bank of Sun Prairie’s surplus. The Bank of Sun Prairie will issue a special dividend to BOSP Bancshares in order to pay off the loan from the correspondent bank.

Comparison of Bank of Sun Prairie Stock With BOSP Bancshares Stock

Authorized Shares

          The Bank of Sun Prairie is authorized to issue 1,200,000 shares of capital stock, all of one class, designated as common stock, of which 1,200,000 shares are issued and outstanding. BOSP Bancshares is authorized to issue 1,200,000 shares of capital stock, all of one class, designated as common stock. No BOSP Bancshares stock has been issued. Either the Bank of Sun Prairie or BOSP Bancshares could increase the amount of authorized stock at any time by an amendment to its articles of incorporation approved by its shareholders.

          BOSP Bancshares will issue 1,200,000 shares in the reorganization.

Voting Rights

          Each share of Bank of Sun Prairie stock has one vote on all matters presented to the shareholders of the Bank. Each act by the shareholders of the Bank of Sun Prairie requires a majority vote, except as otherwise provided in the articles of incorporation, bylaws or by law. Similarly, each share of BOSP Bancshares stock has one vote on all matters presented to the shareholders of BOSP Bancshares. Each act by the shareholders of BOSP Bancshares requires a majority vote, except as otherwise provided by the articles of incorporation or law. BOSP Bancshares articles of incorporation require a 75% affirmative vote in order to amend, alter, or repeal the provisions of BOSP Bancshares’ articles of incorporation relating to BOSP Bancshares’ right of first refusal and redemption rights. See “Restrictions on Transfer of BOSP Bancshares Stock; Additional Anti-Takeover Measures,” below.

          There are many similarities in the voting requirements imposed by the Wisconsin banking laws as compared to the Wisconsin general corporate laws. For example, under both the Wisconsin Banking Law and the Wisconsin Business Corporation Law, a vote of the majority of the outstanding stock can amend the articles of incorporation, except as otherwise provided by BOSP Bancshares’ or Bank’s articles of incorporation.

          The shareholders of the Bank elect the directors at the Bank’s annual meeting of shareholders. Bank shareholders exercise direct control over the Bank’s affairs by election of the Bank’s directors and by the right to vote on other Bank matters from time to time. Bank directors may be removed by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special meeting called for that purpose.

          If the proposed reorganization is consummated, the shareholders who receive BOSP Bancshares stock will elect the BOSP Bancshares board of directors. The initial board of directors has been established in the holding company’s articles of incorporation and consists of seven members. This initial board will serve until the first annual meeting of the holding company shareholders. At the first annual meeting, the shareholders will elect the board of directors, and the directors will serve one year terms. At each subsequent annual shareholder meeting, the shareholders will elect the directors for the next one year term. The shareholders may remove any director, with or without cause, by the affirmative vote of a majority of all outstanding shares entitled to vote for the election of such director, at a special meeting of shareholders called for that purpose.

          The officers of BOSP Bancshares will be elected annually by BOSP Bancshares’ board of directors. The officers will vote the shares of Bank of Sun Prairie stock held by BOSP Bancshares, and therefore will elect the Bank’s board of directors, acting in accordance with the instructions of BOSP Bancshares’ board of directors.

          There is no requirement that the Boards of the Bank and of BOSP Bancshares be identical. Shareholders of BOSP Bancshares will exercise direct control over BOSP Bancshares by election of BOSP Bancshares’ directors and by other voting rights, and therefore will exercise indirect control over the Bank of Sun Prairie. The direct control of the Bank of Sun Prairie stock will be exercised by BOSP Bancshares’ board of directors, who are obligated to act in the best interests of BOSP Bancshares shareholders.

Market for the Stock

          As of the date of this prospectus - proxy statement, the Bank of Sun Prairie had 377 shareholders of record. No established public trading market exists for the Bank stock. The stock is infrequently traded, and the current market for the stock is limited. See “Value” below for a listing of recent stock sales. The Bank is prohibited by law from holding or purchasing more than 10% of its own shares except in limited circumstances without the prior approval of the Wisconsin Department of Financial Institutions.

•          Similarly, there will be no established public trading market for BOSP Bancshares stock. Unlike the Bank of Sun Prairie, however, BOSP Bancshares will generally be able to purchase its own shares. In some circumstances a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve. Specifically, BOSP Bancshares may be required to obtain prior approval from the Federal Reserve before purchasing or redeeming its own stock if the consideration for the purchase or redemption, when aggregated with the consideration paid by BOSP Bancshares for all such purchases or redemptions in the past 12-month period, equals at least 10% of BOSP Bancshares’ consolidated net worth. Otherwise, BOSP Bancshares is restricted by sound business judgment, its prior commitments, and the consolidated financial condition of BOSP Bancshares and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent. Although BOSP Bancshares may generally, in the board’s discretion, purchase shares of its stock, it is not obligated to do so.

          The board of directors does not believe that the proposed restrictions on transfer of BOSP Bancshares stock, discussed in detail in the next section, will limit the market for BOSP Bancshares’ stock any more than the current restrictions restrict the market for Bank stock. The restrictions may inhibit the development of a market in the shares that otherwise would develop if all restrictions would be removed. Similarly, the restrictions may reduce the price that a shareholder may receive upon the sale of the stock. The stock of the Bank is not currently listed on any exchange and the Bank’s board of directors has no current intention of listing the stock. The holding company board also has no current intention of listing the stock of BOSP Bancshares on any exchange. As with restrictions on transfer, the decision not to list the shares on an exchange may inhibit the development of a market in the shares, and may consequently reduce the price a shareholder may receive for his or her shares. However, in the board’s experience, the stock of small Wisconsin community banks and their holding companies, whether restricted or unrestricted, and whether listed on an exchange or not, is thinly traded and has a limited market. The board does not believe that removing the restrictions or listing the stock on an exchange would have a significant impact on the market for BOSP Bancshares’ stock. The board believes that the benefits of helping the Bank remain locally owned and controlled, and avoiding the requirements of having to register with the SEC as a public company, better serve the interests and expectations of shareholders than the limited benefits that may be derived from removing all restrictions on transfer from the stock. It also does not believe that the benefits of listing the stock on an exchange would outweigh the expenses and administrative time required to do so.

Restrictions on Transfer of BOSP Bancshares Stock; Additional Anti-Takeover Measures

           Generally. BOSP Bancshares’ articles of incorporation contain a number of provisions that are typically considered to be anti-takeover measures. The bylaws of the Bank of Sun Prairie currently contain a provision for the disposition of stock by a shareholder that would be considered an anti-takeover measure. This provision and those that will be in place after the holding company formation are discussed below. In the opinion of the board of directors of the Bank of Sun Prairie, one of the purposes of forming a holding company for the Bank is to help the Bank to continue under local control. The board believes that these provisions provide BOSP Bancshares with some mechanisms for helping assure local control of the Bank of Sun Prairie. The board of directors recognizes that the current restrictions in the bylaws of the Bank of Sun Prairie also serve to help assure local control of the Bank. However, the board believes that the restrictions on transfer proposed for BOSP Bancshares’ common stock serve the various interests of BOSP, the Bank and the shareholders better than the current transfer restrictions on Bank stock.

          Although the board of directors recognizes that these provisions may not be customary for a bank holding company when considering all bank holding companies across the nation, the board and its advisors believe that such provisions are common among Wisconsin bank holding companies.

           Bank of Sun Prairie Stock is Currently Subject to Restrictions on Transfer. Currently, if a Bank of Sun Prairie shareholder wishes to dispose of his or her stock to anyone, including immediate family members, he or she has to take the following steps outlined in the Bank’s bylaws:

1.	Give notice of the desired disposition to the Cashier of the Bank.

2.

For a period of ten (10) days following delivery of the notice, the Bank’s board of directors or any committee appointed by the board has, as individuals, the option to purchase the stock for such purchase price as may be agreed upon between the shareholder and the board or committee, as applicable.

3.

If the shareholder and the directors are unable to agree on a purchase price, the shareholder and the directors must each name a disinterested person, and the two disinterested persons must name a third. The three disinterested persons will constitute a commission for the purpose of appraising the stock and the findings will be binding on the shareholder and the directors.

4.

The Bank has no option itself to purchase any of the stock, and will not be liable for any act or omission by any director or officer in connection with this process, and the Bank cannot purchase or agree to purchase any of its own stock except as expressly authorized by law.

5.	Shares purchased by the individual directors or committee members must be disposed of by a committee of three shareholders as follows:

a.

The shareholders are empowered to apportion the stock in such manner as they determine in their sole judgment to be most beneficial to the welfare of the Bank and best promote its growth and stability.

	b.	The persons to whom the stock is allotted by the committee are permitted to purchase the stock at the purchase price determined by the board of directors.

c.

The board of directors in determining the purchase price must take into consideration the value of the stock before the stock is sold, with the intent that the interests of current shareholders are protected.

The transfer restrictions under the bylaws are noted with an appropriate legend on all shares of Bank stock.

          The process described in 5, above, also applies when the Bank decides to issue new shares of stock to raise capital.

          In the event that a holding company is formed for the Bank, the shares of BOSP Bancshares stock will not be subject to the restrictions on transfer described above. Those restrictions will be replaced with a right of first refusal on the part of BOSP Bancshares, as well and the other provisions described below.

           BOSP Bancshares Stock Will Be Subject to Restrictions on Transfer. After the holding company is formed, if a BOSP Bancshares shareholder wishes to transfer any of his or her shares of BOSP Bancshares stock, the transfer may be restricted by BOSP Bancshares’ articles of incorporation. For purposes of the restrictions, a “transfer” includes transfers to a new holder without the receipt of funds, such as a gift. In the case of a proposed sale of shares, under Article 6(b) of BOSP Bancshares’ articles of incorporation, BOSP Bancshares has a right of first refusal with respect to those shares. The exact language of the restrictions is contained in to Article 6(b) of BOSP Bancshares’ articles of incorporation, attached as Exhibit F. Shareholders are strongly encouraged to read the Amendment carefully and in its entirety. The following is a summary description does not purport to be a comprehensive statement of the terms of BOSP Bancshares’ right of first refusal.

           The Stock Will Be Subject to a General Restriction on Transfer. A shareholder is not permitted to gift, sell, pledge, assign, encumber, dispose of or otherwise transfer shares to any person or entity, or to permit any involuntary transfer of shares as a matter of law or as a result of any bankruptcy, receivership, or similar proceeding with respect to shares as a result of the filing against such shareholder or his or her spouse of any voluntary or involuntary proceeding, or otherwise, except as permitted below.

          Under no circumstances will any transfer of shares be permitted if it causes or will cause BOSP Bancshares to be required register shares of its stock with the Securities and Exchange Commission under §12(g) of the Securities Exchange Act, as amended, and the Securities and Exchange Commission’s rules. This means that no transfer, including gifts and other transfers not involving the transfer of shares for consideration, will be permitted if it causes the number of shareholders of record to exceed 500.

           Transfers of Stock to Specified Family Members and to BOSP Bancshares are Permitted. A shareholder or, in the event of the death of a shareholder, the representative of shareholder’s estate or any trust that owned the shares for the benefit of the shareholder at the time of the shareholder’s death, is permitted to transfer his or her interest in shares to any of the following without the prior approval of BOSP Bancshares, assuming that the transfer will not cause BOSP Bancshares’ shareholders of record to exceed to 500, which would require the holding company to register shares of its stock with the Securities and Exchange Commission:

•	The shareholder’s spouse.

•	The shareholder’s children, including stepchildren.

•	A trust or similar entity whose sole beneficiaries are such persons described above, or any lineal descendant thereof.

•	BOSP Bancshares or its successors.

          The shares in the hands of the recipient of the shares will be subject to these restrictions. A “transfer” includes a transfer to a new holder without the receipt of funds, such as a gift.

           Shareholders May Pledge Stock Only Under Limited Circumstances. A shareholder may pledge shares only if:

•	No transfer of title will be made to such pledgee at that time or any time in the future; and

•	No voting rights will be transferred to such pledgee at that time or any time in the future.

In the case of a pledge, in the event the shareholder defaults upon the obligation to the pledgee, the occurrence of such event of default will be deemed a transfer, and BOSP Bancshares will have the redemption rights set forth below with respect to the shares subject to the pledge.

           Sales to Third Parties are Subject to BOSP Bancshares’ Right of First Refusal. If a shareholder wants to sell some or all of his or her shares to BOSP Bancshares or to a third party other than in a permitted transfer, he or she must comply with the following procedure:

•	Shareholders Must Provide BOSP Bancshares With a Notice of Sale. The shareholder must provide written sale notice to BOSP Bancshares of the proposed sale, setting forth:

	•	In the case of a proposed sale directly to BOSP Bancshares, the number of shares subject to the offer, and the date on or about which the shareholder desires the sale to be made, and

•

In the case of a proposed sale to a party other than BOSP Bancshares, all of the terms of the proposed sale including, without limitation, the name and address of the prospective purchaser, the purchase price and other terms and conditions of payment, the date on or about which the sale is to be made, the number of shares subject to the offer and also will provide a copy of the prospective purchaser’s written offer to purchase. Regardless of the delivery of the sale notice, a sale to any party other than BOSP Bancshares may only be made if the proposed sale is made through a bona fide written offer involving all cash consideration generated through arm’s length negotiations.

•

BOSP Bancshares Has the Option to Purchase the Shares. BOSP Bancshares has the first right to purchase all, but not less than all, the shares proposed to be sold. Within 30 days after receipt of the sale notice, the Board must determine whether or not BOSP Bancshares will exercise its purchase rights; provided that the appropriate officer of BOSP Bancshares may exercise the purchase rights within such 30 day period as long it is consistent with a previously approved Board policy. Within 30 days after receipt of the sale notice, BOSP Bancshares must deliver to the shareholder in writing, as applicable:

	•	Notice of its election to purchase 100% of the shares; or

	•	Notice of its election not to purchase the shares.

Shareholders are not required to find a buyer in order to present the holding company with a written offer before the holding company will consider purchasing the shares from them. Shareholders may request that the holding company purchase shares even without another prospective purchaser. However, whether deciding to exercise its right of first refusal, or deciding whether to purchase shares offered to it by a shareholder directly, BOSP Bancshares will not be required to purchase stock. It may do so in the discretion of its board of directors, and subject to Federal Reserve approval if required. Note that under the current Bank restrictions, the directors, as individuals, have ten (10) days to determine whether or not to exercise their option to purchase the shares.

•

If BOSP Bancshares Does Not Purchase the Shares, Shareholder May Sell the Shares. If BOSP Bancshares does not elect to purchase in the aggregate 100% of the shares identified in the sale notice, the shares may be sold to the proposed purchaser at no less than the offered price for a period of 30 days after delivery of the notice of election not to purchase. The purchaser buys the shares subject to these restrictions on transfer. If the shares are not sold within such time period, the provisions of Article 6 reattach to the shares as if the shareholder had never utilized the procedures described above.

•

The Sale, if Permitted, is Subject to Certain Terms and Conditions. Subject to regulatory approvals and delays caused by the regulatory approval process, if BOSP Bancshares decides to acquire the shares, BOSP Bancshares must consummate the purchase no later than 90 days following receipt of a properly presented sale notice. The price to acquire each share will be, as applicable:

	•	In the case of a proposed sale directly to BOSP Bancshares, the price mutually agreed upon in writing by the shareholder and BOSP Bancshares.

	•	In the case of a proposed sale to a party other than BOSP Bancshares, the price established by the proposed purchaser set forth in the sale notice.

           The Articles of Incorporation Invalidate an Attempted Non-Compliant Transfer. If an attempted share transfer, whether voluntary or involuntary, is not in compliance with the restrictions, the attempted transfer will be invalid, given no effect, and BOSP Bancshares will refuse to recognize the transfer and decline (1) to give effect to the attempted transfer for any purpose, and (2) to register the shares in the stock transfer book of BOSP Bancshares in the name of the intended recipient of the shares or to otherwise reflect the transfer of any right, title or interest in the shares from the registered shareholder to the intended recipient. In addition, BOSP Bancshares will have the right to redeem the shares as discussed below.

           No Recipient of Shares Transferred Invalidly Will Have Voting Rights. No individual, trust, partnership, corporation, or other entity will be entitled to vote with respect to any invalidly transferred share, regardless of physical custody or other purported claim or ownership. No individual or entity may vote with respect to any share except to the extent the share(s) in question were:

•	Initially issued or subsequently validly transferred to such individual or entity under Article 6B of the articles of incorporation; and

•

The shares are properly registered to such individual or entity in the stock transfer books of BOSP Bancshares on the applicable record date for establishing ownership of shares for the purpose of determining the right to vote with respect to the matter or matters at issue.

           Under Certain Circumstances, BOSP Bancshares Will Have the Right to Redeem a Shareholders’ Shares. In the event that a shareholder, as determined by BOSP Bancshares in its sole discretion, (1) takes any action, or fails to take any action that will cause BOSP Bancshares’ shareholders of record to exceed 500, which would cause the holding company to register shares of its stock with the Securities and Exchange Commission or (2) attempts to transfer shares in violation of these restrictions, BOSP Bancshares will have the right to redeem all, but not less than all, of the shares held by the shareholder on the following terms:

•

Upon the exercise of its redemption right, BOSP Bancshares must give written notice of the redemption to the shareholder. A copy of the notice will be delivered to the shareholder not less than 30 days prior to the date fixed for such redemption at its address appearing on the books of BOSP Bancshares.

•

From and after the date fixed in the notice as the redemption date, all rights of the shareholder with respect to the shares subject to the redemption notice will cease except the right to receive payment of the redemption price.

•

The notice of redemption must state the payment date of the redemption price by BOSP Bancshares to the shareholder, which date will be immediately after the redemption date and delivery of the stock certificates endorsed by the shareholder to BOSP Bancshares and execution by BOSP Bancshares and the shareholder of a stock purchase agreement for the shares or such later date as the shareholder may request and is agreeable to BOSP Bancshares. The stock purchase agreement will include standard warranties and representations by the shareholder regarding the shares satisfactory to BOSP Bancshares, such as a representation that the shares are not subject to liens.

•	On the payment date, BOSP Bancshares will make payment to the shareholder of cash or immediately available funds of the “fair market value” of the shares.

•

The “fair market value” will be any value mutually agreed upon by the shareholder and BOSP Bancshares within fifteen (15) days after delivery of the redemption notice to the shareholder, otherwise will be the fair market value of the shares to be redeemed as determined in the most recent valuation of the Stock determined by a qualified independent appraiser engaged by BOSP Bancshares, provided that such valuation has occurred within twelve (12) months of the redemption date. Fair market value will be determined without application of minority discounts, discounts for lack of marketability, or any similar discounts.

•

If no valuation has occurred within twelve (12) months of the redemption date, the purchase price will be the fair market value of the shares to be redeemed as determined by a qualified independent appraiser selected by BOSP Bancshares and with the cost of such appraisal to be borne by BOSP Bancshares. Fair market value will be determined without application of minority discounts, discounts for lack of marketability, or any similar discounts.

•	The shareholder cannot require BOSP Bancshares to redeem all or part of the shares held by the shareholder.

           All Transfers of Stock to BOSP Bancshares Are Subject to Regulatory Approvals. Regardless of the other provisions of the articles of incorporation, the following are true:

•	Closing on any transfer of stock to BOSP Bancshares made pursuant to Article 6B of the articles of incorporation is contingent on the receipt of all necessary regulatory approvals for such sale;

•	Closing for any such transfer will be delayed as needed to obtain all necessary regulatory approvals and for the expiration of all waiting periods relating to such regulatory approvals; and

•	The parties will be under no obligation to consummate any transfer for which regulatory approval has not been received.

           Stock Certificates Will Contain Legends Referencing the Restrictions on Transfer. Each certificate representing shares will have a legend in substantially the following form:

Transfer of the shares represented by this certificate, and certain other actions, are restricted by, and subject to, the terms and conditions contained in Article 6B of the Corporation’s Articles of Incorporation. A copy of the Articles of Incorporation is on file with the President of the Corporation.

Any attempted or purported transfer of shares in violation of the restrictions will be null, void and ineffectual, and will not operate to transfer any right, title or interest whatsoever in or to the shares and will not be entered upon the stock records books of BOSP Bancshares.

           Restrictions on Transfer May Be Amended Only By Supermajority Vote of Shareholders. The restrictions discussed above may not be amended, altered or repealed except by the affirmative vote of at least 75% of the outstanding shares of BOSP Bancshares stock.

           The Restrictions on Transfer May Result in Anti-takeover and Other Effects. The provisions discussed above are typically considered to be anti-takeover measures. These provisions may reduce the ability of third parties to obtain control of BOSP Bancshares. BOSP Bancshares’ right to match the price offered by a prospective buyer might make acquisitions of large blocks of BOSP Bancshares stock by other buyers more difficult. Each of these provisions might also discourage mergers, tender offers, proxy contests, or other attempts to gain control of BOSP Bancshares through the acquisition of voting stock, in which case BOSP Bancshares shareholders may have received higher prices for their shares of BOSP Bancshares stock. Shareholders who might support the takeover of BOSP Bancshares in a given situation could only amend, alter or repeal the right of first refusal and other restrictions on transfer by obtaining an affirmative vote of 75% of the issued and outstanding shares. Because of these effects, these provisions may limit shareholder participation in transactions such as tender offers.

          Whether an anti-takeover provision serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support the present ownership may benefit from the provision, while shareholders that want to participate in the tender offer might be disadvantaged. These provisions may also limit BOSP Bancshares’ ability to sell its stock in the future.

          Although the boards of directors of BOSP Bancshares and the Bank of Sun Prairie and their advisors are aware of many other Wisconsin bank holding companies that have similar anti-takeover provisions in place, the board recognizes that these provisions generally are not customary for a bank holding company.

           Shareholders Will Have Preemptive Rights. As described above, the Bank of Sun Prairie’s common stock is currently subject to restrictions on transfer that contain a provision for selling the common stock in the manner and to purchasers as determined by a three-shareholder committee in its discretion. Under the Bank’s bylaws, the committee is required to apportion the stock in a manner “most beneficial, in the judgment of said committee, to the welfare of the bank, and best promote its growth and stability.” This does not mean that in every sale of stock by the Bank, each shareholder will automatically have a right to purchase shares. Shareholders of the Bank do not have preemptive rights.

          The shareholders of BOSP Bancshares will have preemptive rights under §§180.0630(3), (4) and (6) of the Wisconsin Statutes. Preemptive rights allow a shareholder to maintain his or her proportional ownership interest in BOSP Bancshares. Subject to the limits below, when shares of stock are to be offered for sale or distribution by BOSP Bancshares, before the shares are offered to others, each holding company shareholder has a preemptive right, granted on uniform terms and conditions prescribed by the board of directors to provide a fair and reasonable opportunity to exercise the right, to acquire proportional amounts of the shares.

          For example, a shareholder who owns 540 shares of the total 10,800 shares of holding company stock that will be outstanding after the reorganization owns 5% of BOSP Bancshares’ stock. If BOSP Bancshares should offer new common stock for sale in the future, such a shareholder will be entitled to purchase 5% of the amount of common stock being offered.

          These rights do not include a preemptive right to the following:

1.	Shares issued as compensation to directors, officers or employees of BOSP Bancshares or the Bank of Sun Prairie.

2.	Shares issued to satisfy conversion or option rights created to provide compensation to directors, officers or employees of BOSP Bancshares or the Bank of Sun Prairie.

3.	Shares authorized in BOSP Bancshares’ articles of incorporation that are issued within six months of the effective date of incorporation.

4.	Shares sold for other than money or an obligation to pay money.

5.	Treasury shares.

          A shareholder may waive his or her preemptive right(s), and a written waiver is irrevocable even if it is not supported by consideration.

          If shares of stock subject to preemptive rights are not acquired by shareholders, BOSP Bancshares may issue the shares to any person for one year after being offered to shareholders, at a consideration set by the board of directors that is not lower than the consideration set for the exercise of preemptive rights. An offer at a lower consideration or after the expiration of one year is subject to the preemptive rights of shareholders.

          Preemptive rights permit shareholders to share proportionately in any new issues of stock. These rights guarantee existing shareholders the first opportunity to purchase shares of new issues of stock, in an amount equal to the percentage they already own. While preemptive rights will protect shareholder from having their equity diluted, they may also decrease the holding company’s ability to raise capital through stock offerings or use stock for acquisitions or other proper corporate purposes.

          A copy of the law pertaining to preemptive rights, §180.0630 of the Wisconsin Statutes, is attached as Exhibit D to this prospectus - proxy statement.

           The Board of Directors Believes There are Good Reasons for the Anti-takeover Provisions, Redemption Rights and Preemptive Rights, and that Forming a Holding Company for the Bank with Such Provisions is in the Best Interests of the Holding Company, the Bank and the Shareholders. The boards of directors of BOSP Bancshares and the Bank of Sun Prairie believe that giving BOSP Bancshares the anti-takeover provisions and giving shareholders the preemptive rights described above is in the best interests of BOSP Bancshares, its shareholders and the Bank. Important reasons for forming a holding company for the Bank are to gain the competitive benefits that come with the expanded powers of holding companies, and the enhanced ability of a holding company to raise capital through various means, such as through loans and the issuance of trust preferred securities. However, the board believes that it is also important to the Bank and its shareholders that the holding company help enable the Bank to continue under local control. The proposed anti-takeover provisions effectuate this purpose by providing a mechanism for helping to assure local control of BOSP Bancshares and the Bank. The board recognizes that the current restrictions on Bank stock also help assure local control of the Bank. However, for the reasons discussed below, the board believes that the proposed restrictions on BOSP Bancshares stock, in addition to helping retain local control, provide the holding company with beneficial flexibility regarding the sale of shares by the holding company, simplify the ability of shareholders to transfer shares to family members, and ultimately provide a better balance of the interests of BOSP Bancshares and its shareholders. Another important reason for forming a holding company is that BOSP Bancshares will be more able than the Bank to purchase its own shares from shareholders. Therefore, it can provide a market for the stock of the holding company.

          BOSP Bancshares will have the ability to redeem shares of a shareholder that has attempted to transfer those shares or otherwise takes or fails to take action that causes or could cause:

•	a transfer in contravention of the restrictions on transfer, or

•

the holding company to exceed 500 shareholders of record, which would require the holding company to register its stock with the Securities and Exchange Commission and become a “public company” or “reporting company.”

The Board believes that giving the holding company the right to redeem shares under these circumstances helps assure the local ownership of the Bank, and also helps avoid the significant cost and other burdens of becoming a public company. For the past couple years, the Board of Directors has been aware of the requirement under the federal Securities Exchange Act of 1934, as amended, that BOSP Bancshares register under the Exchange Act once it reaches 500 shareholders of record. With Securities and Exchange Commission Registration, BOSP Bancshares would be considered a “reporting” or “publicly traded” company. As such, it would be required to make certain annual and periodic filings with the Securities and Exchange Commission, which is a very costly process, and comply with the requirements of the Sarbanes-Oxley Act of 2002 and related regulations. The passage of Sarbanes - Oxley materially increased the cost of being a public company. The estimated initial cost of registration would be approximately $250,000, and the ongoing additional annual costs to BOSP Bancshares and the Bank of Sun Prairie that would result from becoming a reporting company would be $200,000.

          The Board has determined after review of the legal requirements and the costs spent by other publicly traded bank holding companies in recent years that registration and the corresponding disclosure and other obligations would be very burdensome to a company the size of BOSP Bancshares and that such registration should be avoided. BOSP Bancshares has approximately 380 shareholders of record, and the common stock of BOSP Bancshares currently has no restrictions on transfer that provide any certainty that BOSP Bancshares can prevent going over 500 shareholders of record. The Board recognizes the importance of managing its shareholder base in order to avoid registration, and therefore of imposing restrictions on transfer to help prevent exceeding 500 shareholders of record.

          As discussed above, the Bank’s bylaws currently contain restrictions on a shareholder’s ability to transfer his or her shares. The Bank’s current restrictions on transfer give the directors an option, as individuals, not as the board acting as a whole on behalf of the Bank, to purchase any shares that a shareholder desires to transfer to anyone. All shares so purchased must then be offered and sold as provided in the bylaws. Similarly, the current restrictions limit the manner in which the Bank can sell new shares to raise capital. The Board recognizes that the current restrictions on transfer help enable the Bank to remain locally owned and controlled, and to avoid exceeding 500 shareholders of record. The holding company has decided to replace those restrictions with the right of first refusal, redemption rights, supermajority vote and preemptive rights because it believes that these restrictions chosen by the holding company are more flexible and provide a better balance of the interests of shareholders with the interests of the holding company.

          Under the proposed restrictions, the holding company, by its board of directors acting on behalf of the holding company and not as individuals, will be able to determine in a given situation if it is in the best interests of the holding company and its shareholders to permit a proposed transfer of shares or to repurchase them, and if the decision is made to repurchase them, whether it is in the best interests of the holding company and its shareholders to resell the stock. The holding company and Bank boards of directors believe that the proposed new restrictions on holding company stock will enhance the flexibility of the board of directors to decide whether a purchase and/or resale of shares would be in the best interests of the Bank and its shareholders. In addition, they believe that the decision of to whom shares will be sold and on what terms is better placed in the hands of the board of directors than in the hands of a committee of shareholders. The board of directors will have a greater understanding of the Bank’s current financial position, business prospects, and other shareholder interests necessary to make the best decision regarding disposal of the shares, and the directors are bound by fiduciary duty to act in the best interests of the holding company and its shareholders. The decision of whether or not it is in the best interests of the holding company and its shareholders to buy or sell shares in any given situation is determined by current circumstances, which include the number of shares to be transferred, the current financial situation of the holding company and

Bank, and other factors. The holding company believes that the new restrictions permit the board to take into account those circumstances and make better decisions regarding the purchase and sale of shares than the current restrictions. In addition, unlike the current restrictions on Bank stock, the proposed restrictions generally permit unrestricted transfers to a shareholder’s immediate family. Unless the transfer would cause the holding company’s shareholders of record to exceed 500, such transfer will be permitted without triggering the holding company’s right of first refusal. Finally, the proposed restrictions, as with the current restrictions, help the holding company prevent going over 500 shareholders and having to register with the Securities and Exchange Commission as a “public company.”

          With respect to the transfers of Bank of Sun Prairie stock that have taken place in the previous two years under the current restrictions on transfer, see “Comparison of Bank of Sun Prairie Stock with BOSP Bancshares Stock - Value”, the directors did not choose to exercise their option under the bylaws to purchase and resell any of the shares. Shareholders should be aware that under the current restrictions, the directors have ten (10) days to decide whether to purchase the shares, while under the proposed restrictions, the board has thirty (30) days to decide and up to ninety (90) days to consummate the purchase.

           Purchase of Stock by BOSP Bancshares May Require Prior Notice to Federal Reserve. As an additional restriction on transfer, in some circumstances a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve. Specifically, BOSP Bancshares may be required to obtain prior approval from the Federal Reserve before purchasing or redeeming its own stock if the consideration for the purchase or redemption, when aggregated with the consideration paid by BOSP Bancshares for all such purchases or redemptions in the past 12-month period, equals at least 10% of BOSP Bancshares’ consolidated net worth.

Value

          As of February 29, 2008, the per share book value of the Bank of Sun Prairie stock, according to Bank’s internal records, was $38.19.

          To the best knowledge of the Bank of Sun Prairie, there have been 41 different transfers of Bank stock, involving a total of 87,190 shares of Bank stock, between January 1, 2006 and the date of this prospectus - proxy statement. The following is a listing of sales of Bank stock known to the Bank since January 1, 2006 The remaining transfers of Bank stock did not involve the sale of stock. Where no “Price Per Share” is stated, the price is not known to the Bank.

Date of Sale	No. of Shares Sold	Price Per Share

1/16/06	3,600	$40.88
5/10/06	75	$40.88
5/10/06	322	$41.00
7/12/06	3,750	$41.00
9/8/06	68	$41.00
9/13/06	2,296	$41.00
10/11/06	1,500	$41.50
12/6/06	30	$42.00
1/19/07	846	$42.00
4/30/07	480	$42.50
5/15/07	70	$42.50
8/8/07	480	$43.00
9/4/07	862	$43.00
10/10/07	50	Unknown
11/14/07	1,000	$44.00
11/20/07	525	$44.00
12/17/07	120	$44.00
2/8/08	600	$44.50

          At least initially, the value of one share of BOSP Bancshares stock will be approximately equal to the value of one share of Bank of Sun Prairie stock because each shareholder will receive one share of BOSP Bancshares stock for each share of Bank stock. There is no assurance, however, that those values will remain equivalent, particularly if BOSP Bancshares should acquire another bank or establish a non-banking subsidiary to conduct a banking-related business. Bank stock will not reflect the value of any other BOSP Bancshares subsidiaries that may be established in the future.

Dividends

          The Bank of Sun Prairie has paid dividends to its shareholders each year for more than 50 years. Recent dividends have been as follows:

Year Paid	Dividend Per Share

2002	$1.01
2003	$1.05
2004	$1.23
2005	$0.77	(1)
2006	$0.92	(2)
2007	$0.85
2008	$0.22	(3)

(1)	Reflects the results of the 3-for-2 stock split of the Bank’s common stock that occurred in February, 2005.

(2)	Includes a special dividend of $.11 per share paid in December, 2006.

(3)	To date.

          The holding company board of directors has not determined whether it will pay dividends on BOSP Bancshares’ stock in the foreseeable future. Substantially all of BOSP Bancshares’ assets will consist of its investment in the Bank of Sun Prairie and the availability of funds for dividends to be paid by the holding company depends primarily upon the receipt of dividends from the Bank. Dividends of BOSP Bancshares are also dependent on future earnings, the financial condition of the holding company and the Bank, and other factors.

          Under Wisconsin law, the board of directors of the Bank may generally declare and pay a dividend from the Bank’s undivided profits in an amount they consider appropriate. The board must provide for the payment of all expenses, losses, required reserves, taxes and interest accrued or due from the Bank before the declaration of dividends from undivided profits. If dividends declared and paid in either of the two immediately preceding years exceeded net income for either of those two years respectively, the Bank may not declare or pay any dividend in the current year that exceeds year-to-date net income except with the written consent of Wisconsin DFI. §221.0328(1), Wis. Stats.

          The Bank’s dividends may not in any way impair or diminish the capital of the Bank other than by reducing undivided profits. If a dividend is paid that does not comply with this section, every shareholder receiving the dividend is liable to restore the full amount of the dividend unless the capital is subsequently made good. §221.0328(2), Wis. Stats.

          Federal regulators have authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends. In addition to the foregoing, Wisconsin business corporations such as the holding company are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business.

          Even if BOSP Bancshares may legally declare dividends, the amount and timing of such dividends will be at the discretion of the board of directors. The board may in its sole discretion decide not to declare dividends.

Other

           Fractional Shares. Neither shareholders of the Bank of Sun Prairie nor shareholders of BOSP Bancshares can hold fractional shares.

           Liquidation Rights. The shareholders of the Bank of Sun Prairie and BOSP Bancshares are entitled to share pro rata in the net assets of the organization, after payment of all liabilities, if the organization is ever liquidated.

           Conversion Rights. Neither the Bank of Sun Prairie stock nor BOSP Bancshares stock is convertible into any other security.

           Call. Neither the Bank of Sun Prairie stock nor BOSP Bancshares stock is subject to any call or redemption rights on the part of the organization.

           Assessability. All of the Bank of Sun Prairie and BOSP Bancshares stock issued or to be issued is or will be fully paid and nonassessable, except as provided by law. The Wisconsin Business Corporation Law imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months’ service in any one case.

Supervision and Regulation

General

          Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of BOSP Bancshares and the Bank of Sun Prairie can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve, the FDIC, the Wisconsin Department of Financial Institutions, federal and state taxing authorities, and the Securities and Exchange Commission. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

          Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to BOSP Bancshares and the Bank of Sun Prairie establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

          The following references to material statutes and regulations affecting BOSP Bancshares and the Bank of Sun Prairie are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of BOSP Bancshares and the Bank.

Banking Regulation

          BOSP Bancshares, if the reorganization is successful, will be a bank holding company subject to the supervision of the Federal Reserve. The Federal Reserve expects BOSP Bancshares to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where BOSP Bancshares might not do so absent such policy. As a bank holding company, BOSP Bancshares is required to file with the Federal Reserve annual reports and such additional information as the Federal Reserve may require pursuant. The Federal Reserve may make examinations of BOSP Bancshares and its subsidiary bank. Because the Bank of Sun Prairie is chartered under Wisconsin law, BOSP Bancshares will also be subject to the examination, supervision, reporting and enforcement requirements of Wisconsin Department of Financial Institutions — Division of Banking.

          Every bank holding company is required by law to obtain the prior approval of the Federal Reserve before it may acquire direct or indirect ownership of more than five percent (5%) of the voting securities or substantially all of the assets of any bank. Bank holding companies are required by law to limit their activities to managing, controlling, and servicing their subsidiary banks and to engaging in certain non-banking activities which have been determined by the Federal Reserve to be closely related to banking. Similarly, bank holding companies are legally forbidden, with specified exceptions relating to permissible non-banking activities, from acquiring voting control (generally, 25% or more of the voting power) of any company which is not a bank. Some of the activities that the Federal Reserve has determined by regulation to be closely related to banking are making or servicing loans, leasing real and personal property where the lease serves as the functional equivalent of an extension of credit, making investments in corporations or projects designed primarily to promote community welfare, acting as an investment or financial advisor, providing data processing services, and acting as an insurance agent or broker, as those activities are defined and limited by the regulation.

          Under the Gramm-Leach-Bliley Act of 1999, holding companies that qualify may elect to become “financial holding companies.” As a result, such holding companies may engage in activities, and acquire companies engaged in activities, that are financial in nature or incidental to such financial activities. Such “financial holding companies” are also permitted to engage in activities that are complementary to financial activities if the Federal Reserve determines that the activity does not pose a substantial risk to the safety and soundness of depository institutions or to the financial system in general. In order to qualify as a “financial holding company,” a holding company’s subsidiary banks must be well managed, well capitalized, and have received at least a “satisfactory” rating for the most recent Community Reinvestment Act examination. The list of activities that are considered “financial in nature” includes:

•	Securities underwriting, dealing and market making.

•	Insurance underwriting and agency activities.

•

Merchant banking, which means that a “financial holding company” may directly or indirectly acquire or control any kind of ownership interest in an entity engaged in any kind of trade or business whatsoever.

•	Insurance company portfolio investments.

          Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services. The Federal Reserve possesses cease and desist powers over bank holding companies and their non-banking subsidiaries if their actions represent an unsafe or unsound practice or a violation of law.

          The Bank is a Wisconsin-chartered bank. Its deposit accounts are insured by the FDIC. The Bank is subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions — Division of Banking, as the chartering authority for Wisconsin banks, and the FDIC. Areas subject to regulation by the authorities include reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches, and other aspects of banking operations.

          The “Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994” allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depositor institution affiliates. This Act also allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. However, the establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state, rather than the acquisition of an out-of-state bank in its entirety, is allowed by this Act only if specifically authorized by state law, and Wisconsin has not made such an authorization.

Universal Bank

          In May, 2004, the Bank was approved by the Wisconsin Department of Financial Institutions as a “universal bank.” The Wisconsin Universal Bank Act, effective February 1, 2004 and codified as Chapter 222 of the Wisconsin Statutes, provides universal banks with a broad range of additional powers. Generally, any Wisconsin bank at least three years old with a CAMELS rating of 1 or 2, that is well capitalized and has an outstanding Community Reinvestment Act rating, may apply for a universal bank designation. To date, 17 Wisconsin banks have converted to universal banks. Upon approval by the Wisconsin Department of Financial Institutions, a universal bank may exercise all powers of federally chartered savings banks, savings and loan associations, and national banks. They can also exercise powers given to bank holding companies. To date, no universal bank has requested additional powers.

          The Universal Bank Act provides expanded loan powers for universal banks. It defines capital for a universal bank, which does not include intangible assets not considered as qualifying capital by the Wisconsin Department of Financial Institutions or the FDIC. For a stock organization, “capital” consists of capital stock, preferred stock, undivided profits, surplus, outstanding notes and debentures approved by the Wisconsin Department of Financial Institutions and other forms of capital approved by the Wisconsin Department of Financial Institutions or the FDIC. The general per customer lending limit for a universal bank is 20% of capital, and a universal bank may make loans for any purpose.

          The Universal Bank Act also provides expanded investment powers for universal banks. These powers include: (1) authority to purchase, sell and underwrite equity securities up to 20% of capital in the aggregate; (2) authority to invest in other financial institutions up to 20% of capital; (3) authority to purchase and hold up to 10% of its own capital stock, subject to regulatory requirements for reduction in capital; (4) authority to invest in certain residential real estate developments within certain capital limitations and with prior approval of Wisconsin Department of Financial Institutions; (5) authority to acquire stock in a bankers’ bank up to 10% of capital; and (6) authority to invest in bonds, notes, obligations and other debt investments subject to applicable lending limits.

          A universal bank is also authorized to make loans secured by its own stock to same extent the bank could make a loan secured by stock of holding company for the bank.

          Universal banks have other “reasonably related” powers. Certain specific powers which are deemed to be reasonably related. These include: (1) business and professional services; (2) consumer services; (3) real estate related services, including real estate brokerage; (4) insurance and related services; (5) securities brokerage; (6) investment advice; (7) securities and bond underwriting; (8) mutual fund activities; (9) financial consulting; (10) tax planning and preparation; and (11) debt cancellation contracts. A universal bank’s involvement in these “reasonably related” activities is subject to other laws governing such activities, such as the laws governing securities intermediaries such as broker-dealers and investment advisers. A universal bank may also engage in all activities permitted to a bank holding company and financial holding companies under the Gramm-Leach-Bliley Act, which includes activities that are considered “financial in nature,” such as •merchant banking, which means that the bank may directly or indirectly acquire or control any kind of ownership interest in an entity engaged in any kind of trade or business whatsoever, and insurance company portfolio investments. A universal bank which intends to engage in these powers must give the Wisconsin Department of Financial Institutions prior written notice. The Wisconsin Department of Financial Institutions may disapprove the activity if it is not reasonably related or if universal bank does not have satisfactory management expertise for the new activity.

          A universal bank also retains all of its powers under state law applicable to its respective charter.

          There are federal restraints on the powers of universal banks. For example, under federal law a state bank generally may not engage as principal in activities and investments not permissible for national banks, although the FDIC rules set forth certain exceptions to these prohibitions.

Capital Requirements for BOSP Bancshares, the Bank, and New Bank of Sun Prairie

           BOSP Bancshares and the Bank. The Federal Reserve and the FDIC use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

          The Federal Reserve and the FDIC’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders’ equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

          As of September 30, 2007, the Bank of Sun Prairie’s ratio of total capital to risk-weighted assets was 17.73%, its ratio of Tier 1 capital to risk-weighted assets was 17.13%, and its ratio of Tier 1 capital to average assets was 16.80%.

          The risk-based and leverage standards presently used by the Federal Reserve and the FDIC are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions for example, Tier 1 capital less all intangible assets, well above the minimum levels.

          The Federal Reserve’s regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $500 million in total consolidated assets.

           New Bank of Sun Prairie. If the holding company formation is approved by the shareholders of the Bank of Sun Prairie and the Bank of Sun Prairie receives all necessary regulatory approvals, BOSP Bancshares will incorporate a new bank, called New Bank of Sun Prairie, as a wholly-owned subsidiary of BOSP Bancshares. The new bank will not conduct any banking business or any other business. It will have no employees, no liabilities, no operations, and no assets except for a nominal capital contribution required by law, which is discussed below. It will be a “shell” corporation, will be incorporated for the sole purpose of assisting in the reorganization, and will exist for a period of a few days.

          Wisconsin requires that BOSP Bancshares capitalize the new bank with a minimum capital of $5,000, which BOSP Bancshares will borrow from a correspondent bank. In the reorganization as currently structured, the new bank will be merged into the Bank, and the new bank will cease to exist. See “Structure for Tax-Free Reorganization.” The $5,000 will be placed into the Bank’s surplus. The Bank will issue a special dividend to BOSP Bancshares in order to pay off the loan from the correspondent bank.

Federal Deposit Insurance Corporation Deposit Insurance Premiums

          The Bank of Sun Prairie pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all institutions insured by the Bank Insurance Fund of the FDIC.

Loan Limits to Borrowers

          Generally, under the Wisconsin Banking Law, the total liabilities of any one person to a bank for money borrowed may not, at any time, exceed 20% of the capital of the bank. The Bank of Sun Prairie’s current lending limit is $9,166,625.08 per customer.

          Bank holding companies are not subject to specific limitations on loans to one borrower. However, bank holding company lending activities require the prior approval of the Federal Reserve.

Recent Regulatory Developments Relating to Trust Preferred Securities

          BOSP Bancshares will have the ability to raise capital through the formation of a Delaware statutory trust subsidiary that would issue trust preferred securities. This is a benefit of forming a holding company for the Bank of Sun Prairie. The board of directors has no current intention of issuing trust preferred securities, but such securities are a common source of Tier 1 capital for one-bank holding companies of community banks. The Federal Reserve has made recent significant changes regarding the treatment of trust preferred securities.

          On February 22, 2006, the Federal Reserve issued a final rule raising the small bank holding company asset size threshold from $150 million to $500 million as defined in a Policy Statement issued by the Federal Reserve. The rule states that subordinated debt associated with trust preferred securities will be considered debt for most purposes under the Policy Statement, such as for determining whether a small bank holding company’s debt to equity ratio is greater than 1.0:1. The ratio above which a qualifying small bank holding company is subject to dividend restrictions and is not permitted to use the expedited applications processing procedures or obtain a waiver of stock redemption filing requirements from the Federal Reserve. However, a small bank holding company such as BOSP Bancshares may exclude from debt an amount of such subordinated debt associated with the trust preferred securities equaling up to 25% of the small bank holding company’s stockholders’ equity, as defined in the Policy Statement, net of parent company goodwill. The proposal also provides for a five-year transition period, during which such subordinated debt would not be considered as debt; however, in the event a bank holding company issues such subordinated debt after December 31, 2005, the transition period would immediately cease and all new and existing TPS subordinated debt would be considered debt less the 25% exclusion mentioned above. In any event, TPS subordinated debt would not be included as debt in determining compliance with the 12-year debt reduction and 25-year debt retirement requirements of the existing Policy Statement.

          In addition, on March 1, 2005, the Federal Reserve issued a final rule that allows the continued limited inclusion of trust preferred securities in the Tier 1 capital of bank holding companies. Under the final rule, Risk-Based Capital Standards: Trust Preferred Securities and the Definition of Capital, trust preferred securities and other restricted core capital elements will be subject to stricter quantitative limits. The final rule limits restricted core capital elements to 25% of all core capital elements, net of goodwill less any associated deferred tax liability. Amounts of restricted core capital elements in excess of these limits generally may be included in Tier 2 capital. The final rule provides a five-year transition period, ending March 31, 2009, for application of the quantitative limits. The final rule also addresses supervisory concerns, competitive equity considerations, and the accounting for trust preferred securities. In addition, the final rule strengthens the definition of regulatory capital by incorporating longstanding Board policies regarding the acceptable terms of capital instruments included in banking organizations’ Tier 1 or Tier 2 capital.

Available Information

          BOSP Bancshares has filed electronically with the Securities and Exchange Commission, Washington, D.C., through EDGAR a registration statement (No. __________) on Form S-4 under the Securities Act of 1933, for the registration of BOSP Bancshares stock to be issued in the reorganization. This prospectus - proxy statement constitutes the prospectus that was filed as a part of that registration statement, and does not contain all of the information set forth in the registration statement and in the exhibits attached. Some items were omitted in accordance with the rules and regulations of the Commission. Anyone may inspect the registration statement without charge at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549

and may obtain copies of all or any part of it from the Commission upon payment of the required fees. The registration statement may also be reviewed on the Commission’s website at http://www.sec.gov.

          The Bank of Sun Prairie currently is not subject to the requirements of the Securities Exchange Act of 1934, and files no reports or proxy statements with the Securities and Exchange Commission pursuant thereto. Because BOSP Bancshares’ duty to file reports under §15(d) of the Exchange Act arises solely from a registration statement:

•	filed by an issuer with no significant assets;

•	in a reorganization of a non-reporting company into a one subsidiary holding company; and

•

in which equity security holders receive the same proportional interest in BOSP Bancshares as they held in the non-reporting issuer except for changes resulting from the exercise of dissenting shareholder rights under state law, under Reg. § 240.12h-3(d), BOSP Bancshares will not have to file any periodic disclosure reports with the Securities and Exchange Commission at any time, even during the fiscal year in which the registration statement becomes effective. However, BOSP Bancshares will voluntarily provide shareholders with reports of the same nature, and with the same frequency, as are currently provided by the Bank of Sun Prairie to its shareholders. Specifically, within 120 days of the close of each fiscal year, BOSP Bancshares will mail to its shareholders with an annual report that will include annual consolidated financial statements for BOSP Bancshares and Bank of Sun Prairie that include a balance sheet as of the end of the fiscal year, an income statement for that year, and a statement of changes in shareholders’ equity for the year. The annual report will be mailed along with the notice and proxy materials sent in connection with the company’s annual shareholder meeting.

Legal Matters

          Certain legal matters in connection with the reorganization will be passed upon for BOSP Bancshares and the Bank of Sun Prairie by Boardman, Suhr, Curry & Field LLP, One South Pinckney Street, 4th Floor, P.O. Box 927, Madison, Wisconsin 53701-0927.

EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT and Plan of Reorganization (“Agreement”) is made on __________, 2007, by and between the Bank of Sun Prairie, a state banking organization (“Bank”), and BOSP Bancshares, Inc., a Wisconsin corporation (“Corporation”).

RECITALS

          A.          The parties consider it advantageous to form a one-bank holding company, which will be the Corporation, to own all of the outstanding stock of the Bank. To form the holding company, the Corporation will organize a wholly-owned subsidiary bank, called the New Bank of Sun Prairie, a state banking organization (“New Bank”). The New Bank will then merge with and into the Bank, leaving the Bank as the survivor, and converting the outstanding stock of the Bank into stock of the Corporation, so that the shareholders of the Bank will become the shareholders of the Corporation.

          B.          This reorganization is comprised of the organization of the New Bank and the merger of the New Bank into the Bank, as the surviving entity (the “Merger”). Pursuant to the terms of this Agreement, and a Merger Agreement between the Bank and the New Bank (to be executed after New Bank is formed), as of the Effective Date of the Merger, each of the then issued and outstanding shares of Bank Common Stock (“Bank Common”) will be converted into one share of the authorized but previously unissued common stock of the Corporation (“Corporation Common”).

AGREEMENT

          NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties adopt this plan of reorganization and agree as follows:

          1.           Merger. Subject to compliance with all requirements of law and the terms and conditions set forth in this Agreement, the New Bank will be merged with and into the Bank.

                       a.           Effective Date; Surviving Bank. The Effective Date of this Merger (the “Effective Date”) shall be the date on which the Articles of Merger relating to the Merger are filed with the Wisconsin Department of Financial Institutions. At the Effective Date, the New Bank shall be merged with and into the Bank, the separate existence of the New Bank shall cease and the Bank, as the surviving corporation (the “Surviving Bank”), shall succeed to and possess all of the properties, rights, privileges, immunities, and powers, and shall be subject to all the liabilities, obligations, restrictions, and duties, of the New Bank and the Bank.

                       b.           Charter Number. The charter number of the Bank prior to the Effective Date shall be the charter number of the Surviving Bank.

                       c.           Articles of Incorporation; Name. From and after the Effective Date and until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of the Bank, as amended or restated, and the name of the Surviving Bank shall be that of the Bank.

                       d.           Bylaws. From and after the Effective Date and until thereafter amended as provided by law, the Bylaws of the Bank in effect immediately prior to the Effective Date shall constitute the Bylaws of the Surviving Bank.

                       e.           Directors and Officers. From and after the Effective Date and until their respective successors are elected, the members of the Board of Directors and the officers of the Surviving Bank shall consist of those persons who are serving as directors and officers of the Bank immediately prior to the Effective Date.

                       f.           Conversion of Stock. As of the Effective Date, by virtue of the Merger and without any action on the part of the shareholders of the Bank, all of the Bank Common outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into Corporation Common, at the rate of one (1) share of

Corporation Common for each one (1) share of Bank Common. As of the Effective Date, by virtue of the Merger and without any action on the part of the shareholders of the New Bank, all of the New Bank common stock outstanding immediately prior to the Effective Date shall cease to exist.

                       g.           Transmittal Procedure. The Bank will close its transfer records on a date twenty (20) days prior to the Effective Date for a period through and including the Effective Date. When the Effective Date is established, the date of closing of the transfer records will also be set, and the shareholders of the Bank will be notified of such. The Bank will make every reasonable effort to have its shareholders of record tender their certificates for the Bank Common to the Exchange Agent at least three (3) days prior to the Effective Date. The Bank will serve as the Exchange Agent for this transaction. On the Effective Date, the Corporation shall provide to the Bank, and the Bank shall mail or deliver to its shareholders, stock certificates of Corporation Common to which those shareholders are entitled by reason of the Merger; provided, however, that no Corporation Common certificate shall be mailed or delivered to a Bank shareholder who is eligible to exercise dissenter’s rights or who has not delivered to the Bank all certificates of Bank Common owned by such shareholder (or if a certificate has been lost, an indemnity bond or other agreement satisfactory to the Corporation).

                                    Until so delivered to the Bank, each outstanding certificate which prior to the Effective Date represented shares of Bank Common will be deemed for all purposes to evidence only the right to receive the ownership of the shares of Corporation Common into which such Bank Common has been converted; provided, however, that until such Bank Common certificates are so delivered to the Bank, no dividend payable on Corporation Common at any time after the Effective Date shall be paid to the holder of such undelivered certificate. Upon the delivery of such certificate after the Effective Date, the Corporation shall pay, without interest, any unpaid dividends by reason of the preceding sentence to the record holder thereof, and the Bank shall deliver the stock certificate for Corporation Common.

                       h.           Dissenting Shares of the Bank. If any shares of Bank Common are dissenting shares, the Bank shall proceed according to applicable law to determine and pay the fair value of those dissenting shares. “Dissenting shares” shall mean each outstanding share of Bank Common as to which the holder has strictly complied with the provisions of applicable law in order effectively to withdraw from the Bank and obtain the right to receive the fair value of his or her shares of Bank Common.

                                    As of the Effective Date or the date that the last action is taken to exercise dissenter’s rights, whichever is later, dissenting shares shall, by virtue of the Merger, cease to represent any ownership interest or ownership rights to the Bank or the Corporation, and shall be converted into the right to receive fair value of those shares as provided by law.

                       i.            Business. From and after the Effective Date, the business of the Surviving Bank shall be that of a state bank, conducted at the offices of the Bank where located immediately prior to the Effective Date.

                       j.            Assets and Liabilities. From and after the Effective Date, the Surviving Bank shall be liable for all liabilities of the New Bank and the Bank; and all deposits, debts, liabilities, and contracts of the New Bank and the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of the New Bank or the Bank, shall be those of the Surviving Bank and shall not be released or impaired by reason of the Merger; and all rights of creditors and other obligees and all liens on property of either the New Bank or the Bank shall be preserved unimpaired. Further, all rights, franchises and interests of the New Bank and the Bank, respectively, in and to every type of property (real, personal and mixed) and choices in action shall be transferred to and vested in the Surviving Bank by virtue of such Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests in every fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the New Bank and the Bank, respectively, on the Effective Date.

                       k.            Tax Consequences. The parties intend and desire that the Merger shall be treated for income tax purposes as a reverse triangular merger under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code. The parties shall act in all respects consistently with that intent.

                       l.           Shareholder Approvals. This Agreement and Plan of Reorganization will be submitted to the respective shareholders of the Bank and the New Bank for ratification and confirmation at shareholder meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of the Bank and the New Bank. Each shareholder meeting shall be called as soon as reasonably possible. The Bank and the New Bank will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger. The Corporation, as sole shareholder of the New Bank, shall vote its stock in the New Bank to approve the Merger and the transactions set forth in this Agreement.

                       m.           Regulatory Approvals. The parties shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required for the Merger to be consummated as contemplated by this Agreement. Thereafter, the parties shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Merger to be consummated.

                       n.           Merger Agreement. The Corporation shall form the New Bank promptly following execution of this Agreement and shall cause the New Bank to execute the Merger Agreement attached as Exhibit A. Within three days after execution by the New Bank, the Bank shall execute the Merger Agreement.

          2.           Representations and Warranties by Bank. The Bank represents and warrants to the Corporation that this Agreement has been approved by the Board of Directors of the Bank, and upon approval by the shareholders of the Bank will be fully authorized by all necessary corporation action.

          3.           Representations and Warranties by the Corporation. The Corporation represents and warrants to the Bank that the shares of the Corporation Common to be delivered to the Bank shareholders pursuant to this Agreement will, upon issuance, be duly and validly authorized and issued and fully paid and nonassessable voting shares, except as otherwise required by law, and will constitute all of the issued and outstanding shares of the Corporation as of the Effective Date.

          4.           Closing. Subject to the satisfaction of all closing conditions contained in this Agreement or their waiver, the closing shall occur on the Effective Date, which will be within thirty (30) days after the satisfaction of the last closing condition. The Closing shall take place at the offices of the Bank, or at such other place as the Corporation and the Bank may agree.

          5.           Conditions to Obligations of Both Parties. The obligations of each party to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the parties:

                       a.           Regulatory Approval. On or before the Effective Date, the Bank shall have received the approval from those regulatory agencies whose approval of the Merger is required and any mandatory waiting period(s) associated with such approval(s) shall have expired.

                       b.           No Litigation. At the Effective Date, no litigation or governmental investigation shall have been commenced or, to the best knowledge of the Corporation or the Bank, threatened or proposed, which would have a material, adverse effect on the value of the Bank or an adverse effect on the ability of any party to close this transaction, or which arises out of or concerns the transactions contemplated by this Agreement.

                       c.           Closing Not Later Than May 31, 2008. The closing of the transactions contemplated under this Agreement shall have occurred on or before May 31, 2008, unless such date is extended by mutual written agreement of the parties.

                       d.           Shareholder Approval. This Agreement shall have been approved and adopted by the shareholders of the Bank and of the New Bank in such manner as required by law.

                       e.           Tax Opinion. The parties shall have received a written opinion of tax counsel that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code with respect to those shareholders of the Bank who will receive Corporation Common in the Merger.

                       f.           Securities Law Compliance. The Corporation Common stock to be issued in the Merger shall have been registered, qualified or exempted under all applicable federal and state securities laws, and there shall have been no stop order issued or threatened by the Securities and Exchange Commission or any state that suspends the effectiveness of any such registration, qualification, or exemption.

          6.           Conditions to Obligations of Corporation and the New Bank. The obligations of the Corporation and the New Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the Corporation and the New Bank:

                       a.           Representations and Warranties True; Covenants and Obligations Performed. All representations and warranties of the Bank shall be true and correct in all material respects on the Effective Date, and the Bank shall have performed all acts required of it under the terms of this Agreement.

                       b.           Dissenting Shares. There shall be not more than ten percent (10%) of the total outstanding shares of the Bank that as of the Effective Date are eligible to elect dissenter’s rights by reason of having complied with the procedures required by applicable law.

                       c.           No Material Adverse Change. The assets, business, operation, and prospects of the Bank shall not have been materially and adversely affected by a loss or destruction not fully compensated by insurance, by any governmental proceeding or action, or by any other event or occurrence, which in the reasonable judgment of the Corporation would defeat or frustrate the purposes of the reorganization or otherwise make the reorganization undesirable.

          7.           Conditions to Obligations of the Bank. The obligations of the Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the Bank: All representations and warranties of the Corporation shall be true and correct in all material respects on the Effective Date, and the Corporation and the New Bank shall have performed all acts required of them under the terms of this Agreement.

          8.           Additional Covenants of the Parties.

                       a.           Cooperation. The parties will fully cooperate with each other in connection with any steps to be taken as part of their obligations under this Agreement, including without limitation, the preparation of financial statements and the supplying of information in connection with the preparation of regulatory applications.

                       b.           Expenses. All costs and expenses and charges incurred by a party shall be borne by such party; provided, however, that if the Merger is not consummated for any reason, all costs and expenses incurred by the Corporation and the New Bank shall be paid by the Bank.

                       c.           Affiliates. The parties acknowledge that (i) shares of Corporation Common received in the reorganization by persons who are affiliates of the parties for purposes of Rule 145, promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, are subject to certain restrictions on the public resale of such shares; (ii) certificates evidencing shares of Corporation Common received by affiliates pursuant to the reorganization shall carry a legend referring to Rule 145 and the transfer restrictions imposed thereunder; and (iii) such shares shall be subject to stop-transfer instructions to the Corporation’s transfer agent. For purposes of Rule 145 an “affiliate” means a person who was, as of the date of consummation of the reorganization, an executive officer of the Bank, or a director of the Bank, or a person deemed to control the Bank (including without limitation a Bank shareholder owning more than 10% of the Bank stock outstanding). Neither the Bank nor the Corporation is obligated to register shares of Corporation Common for resale, and any such registration shall be at the expense and instance of any shareholder, including an affiliate, desiring such registration.

          9.           Termination. This Agreement and Merger may be terminated and abandoned upon prompt written notice to the other party before the Effective Date, notwithstanding authorization and adoption of this Agreement by the shareholders of one or both of the Bank and the New Bank:

                        a.          By mutual consent of the Bank and the Corporation through their Boards of Directors;

                        b.          By the Bank at any time after May 31, 2008 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 7 of this Agreement have not been met and have not been waived in writing by the Bank; or

                        c.          By the Corporation at any time after May 31, 2008 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 6 of this Agreement have not been met and have not been waived in writing by the Corporation.

          10.          Miscellaneous.

                        a.           Assignment. This Agreement and the rights, interests, and benefits under it shall not be assigned, transferred, or pledged in any way, and shall not be subject to execution, attachment, or similar process. Any attempt to assign, transfer, pledge, or make any other disposition of this Agreement or of the rights, interests, and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

                        b.           Waiver. No failure or delay of any party in exercising any right or power given to it under this Agreement shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach. No waiver of any breach or modification of this Agreement shall be effective unless contained in a writing executed by both parties.

                        c.           Entire Agreement. This Agreement supersedes any other representations or agreement, whether written or oral, that may have been made or entered into by the Corporation, the Bank, the New Bank or by any officer or officers of such parties relating to the acquisition of the Bank, or its assets or business, by the Corporation. This Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth in this Agreement.

                        d.           Amendment. This Agreement may be modified or amended only by a written agreement executed by duly authorized officers of both parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ATTEST:	BANK OF SUN PRAIRIE

By:	By:

ATTEST:	BOSP BANCSHARES, INC.

By:	By:

Exhibit A

MERGER AGREEMENT

          MERGER AGREEMENT (“Merger Agreement”) made this ____ day of _________, 2008, by and between the Bank of Sun Prairie, a state banking organization (“Bank”), and the New Bank of Sun Prairie, a state banking organization (“New Bank”).

WITNESSETH

          WHEREAS, the Bank and BOSP Bancshares, Inc. (“Corporation”) have entered into an Agreement and Plan of Reorganization dated __________, 2007 (“Agreement”), pursuant to which the Bank has agreed to merge with the Corporation’s wholly-owned subsidiary, the New Bank, in a reverse triangular merger; and

          WHEREAS, the Bank and the New Bank wish to agree on the terms of the Merger now that the New Bank has been formed;

          NOW, THEREFORE, the parties agree as follows:

          1.           Incorporation of Plan of Reorganization. The terms and conditions of the Agreement are incorporated in this Merger Agreement by reference in their entirety, and made a part of this Merger Agreement with the same effect as if the New Bank had been a party to the Agreement.

          2.           Cooperation. The New Bank shall cooperate with the Bank to achieve a prompt consummation of the transactions contemplated in the Agreement, and shall perform all actions necessary or convenient to be performed by it for that purpose.

          3.           Articles of Incorporation. Effective as of the time this Merger shall become effective as specified in the Agreement, the articles of incorporation of that bank resulting from the Merger of the Bank and the New Bank shall read in their entirety as stated in the attached Articles of Incorporation of the Bank.

          4.           Capital Stock. The amount of capital stock of the New Bank shall be $5,000, divided into 5,000 shares of common stock, each of $1.00 par value. At the time the Merger shall become effective (and after the temporary capitalization of the interim bank has been returned to the Corporation), the resulting bank shall have $____________ in capital, a surplus of $____________, and undivided profits of $____________, adjusted, however, for earnings and expenses between _________, 200__, and the Effective Date of the Merger. At the time the Merger shall become effective, the 5,000 shares of the New Bank stock then outstanding shall no longer exist.

5.           Effective Date. The Effective Date of the Merger shall be __________, 2008.

          IN WITNESS WHEREOF, the parties have executed this Merger Agreement by their proper corporate officers duly authorized to execute this Merger Agreement, as of the date first above written.

ATTEST:	BANK OF SUN PRAIRIE

By:	By:

ATTEST:	NEW BANK OF SUN PRAIRIE

By:	By:

EXHIBIT B

MERGER AGREEMENT

MERGER AGREEMENT

          MERGER AGREEMENT (“Merger Agreement”) made this ____ day of _________, 2008, by and between the Bank of Sun Prairie, a state banking organization (“Bank”), and the New Bank of Sun Prairie, a state banking organization (“New Bank”).

WITNESSETH

          WHEREAS, the Bank and BOSP Bancshares, Inc. (“Corporation”) have entered into an Agreement and Plan of Reorganization dated __________, 2007 (“Agreement”), pursuant to which the Bank has agreed to merge with the Corporation’s wholly-owned subsidiary, the New Bank, in a reverse triangular merger; and

          WHEREAS, the Bank and the New Bank wish to agree on the terms of the Merger now that the New Bank has been formed;

          NOW, THEREFORE, the parties agree as follows:

          1.           Incorporation of Plan of Reorganization. The terms and conditions of the Agreement are incorporated in this Merger Agreement by reference in their entirety, and made a part of this Merger Agreement with the same effect as if the New Bank had been a party to the Agreement.

          2.           Cooperation. The New Bank shall cooperate with the Bank to achieve a prompt consummation of the transactions contemplated in the Agreement, and shall perform all actions necessary or convenient to be performed by it for that purpose.

          3.           Articles of Incorporation. Effective as of the time this Merger shall become effective as specified in the Agreement, the articles of incorporation of that bank resulting from the Merger of the Bank and the New Bank shall read in their entirety as stated in the attached Articles of Incorporation of the Bank.

          4.           Capital Stock. The amount of capital stock of the New Bank shall be $5,000, divided into 5,000 shares of common stock, each of $1.00 par value. At the time the Merger shall become effective (and after the temporary capitalization of the interim bank has been returned to the Corporation), the resulting bank shall have $____________ in capital, a surplus of $____________, and undivided profits of $____________, adjusted, however, for earnings and expenses between _________, 200__, and the Effective Date of the Merger. At the time the Merger shall become effective, the 5,000 shares of the New Bank stock then outstanding shall no longer exist.

5.           Effective Date. The Effective Date of the Merger shall be __________, 2008.

          IN WITNESS WHEREOF, the parties have executed this Merger Agreement by their proper corporate officers duly authorized to execute this Merger Agreement, as of the date first above written.

ATTEST:	BANK OF SUN PRAIRIE

By:	By:

ATTEST:	NEW BANK OF SUN PRAIRIE

By:	By:

EXHIBIT C

TAX OPINION OF BOARDMAN, SUHR, CURRY & FIELD

May 1, 2008

The Board of Directors
BOSP Bancshares, Inc.
228 East Main Street
P.O. Box 29
Sun Prairie, Wisconsin 53590-0028

The Board of Directors
Bank of Sun Prairie
228 East Main Street
P.O. Box 29
Sun Prairie, Wisconsin 53590-0028

          You have requested that we render an opinion as to the material tax consequences to BOSP Bancshares, Inc. (“Holding Company”), Bank of Sun Prairie (“Bank”), New Bank of Sun Prairie (“New Bank”), and the shareholders (“Shareholders”) of the Bank of a corporate reorganization to form a one-bank holding company, as described in an Agreement and Plan of Reorganization to be executed by the Holding Company and the Bank (“Agreement”) in the form attached to the Prospectus/Proxy Statement dated May 1, 2008, and as described in the Prospectus/Proxy Statement.

          We acknowledge that this opinion is provided for the benefit and guidance of the Holding Company and Bank. The shareholders of the Holding Company and the Bank may rely on this opinion.

          In making this opinion, we have relied on the Agreement, the Prospectus/Proxy Statement, the Merger Agreement (to be executed between the Bank and the New Bank), and on the truth and completeness of the warranties, representations, statements and facts contained in those documents. We have also relied upon the truth and completeness of the following representations of the Holding Company and the Bank:

          1.          The fair market value of the Holding Company stock received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.

          2.          There is no plan or intention by the shareholders of the Bank who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining shareholders to sell, exchange, or otherwise dispose of a number of shares of Holding Company stock received in the transaction that would reduce the shareholders’ ownership of Holding Company stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Bank stock as of the same date. For purposes of this representation, shares of Bank stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company stock will be treated as outstanding Bank stock on the date of the transaction. Moreover, shares of Holding Company stock held by Bank shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

          3.          Bank shareholders will receive Holding Company stock in exchange for at least 80% of the Bank stock authorized immediately prior to the transaction.

          4.          Bank will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the New Bank immediately prior to the transaction. For purposes of this representation, amounts paid by the New Bank to dissenters, amounts paid by the New Bank to shareholders who receive cash or other property, New Bank assets used to pay its reorganization expenses, and all redemption and distributions (except for regular, normal dividends) made by the New Bank immediately preceding the transfer, will be included as assets of the Bank held immediately prior to the transaction.

          5.          Prior to the transaction, the Holding Company will own all of the issued and outstanding stock.

          6.          Following the transaction, the Bank will not issue additional shares of its stock that would result in the Holding Company’s ownership of less than 80% of the Bank’s common stock.

          7.          The Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

          8.          The Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with and into another bank or corporation; to sell or otherwise dispose of the stock of the Bank; or to cause the Bank to sell or to otherwise dispose of any of the New Bank’s assets acquired in the transaction, except for dispositions made in the ordinary course of business or transfers.

          9.          The liabilities of the New Bank assumed by the Bank, and the liabilities to which the transferred assets of the New Bank are subject, were incurred by the New Bank in the ordinary course of its business.

          10.        Following the transaction, the Bank will continue the historic business of the New Bank or use a significant portion of the New Bank’s business assets in a business.

          11.        The Holding Company, the New Bank, the Bank, and the shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

          12.        There is no intercorporate indebtedness existing between the Holding Company and the Bank or between the New Bank and the Bank that was issued, acquired or will be settled at a discount.

          13.        No two parties to the transaction are investment companies.

          14.        The New Bank is not under the jurisdiction of a court in a Title 11 (bankruptcy).

          15.        The fair market value of the assets of the New Bank transferred to the Bank will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

          16.        No stock of the New Bank will be issued in the transaction.

          We have not undertaken to verify independently any of the factual matters upon which we rely in providing this opinion. Moreover, we have assumed that no changes have occurred or will occur with respect to the documents described above or the representations set forth in paragraphs 1 through 16 above.

          Based upon and subject to the foregoing, it is our opinion under current law that for federal and State of Wisconsin income tax purposes:

(1)

The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and Chapter 71 of the Wisconsin Statutes. The reorganization will not be disqualified by reason of the fact that Holding Company common stock is used in the transaction. (Internal Revenue Code Section 368(a)(2)(E).)

(2)

No gain or loss will be recognized to the New Bank on the transfer of substantially all of its assets to the Bank in exchange for Holding Company common stock and the assumption by the Bank of the liabilities of the New Bank.

(3)

No gain or loss will be recognized to the Holding Company or the Bank upon the receipt by the Bank of substantially all of the assets of the new Bank in exchange for Holding Company common stock and the assumption by the Bank of the liabilities of the New Bank.

(4)	The basis of the New Bank assets in the hands of the Bank will be the same as the basis of those assets in the hands of the New Bank immediately prior to the proposed transaction.

(5)	The holding period of the assets of the New Bank in the hands of the Bank will include the period during which such assets were held by the New Bank.

(6)

The basis of the Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the New Bank assets acquired by the Bank in the transaction, and will be decreased by the amount of liabilities of the New Bank assumed by the Bank and the amount of liabilities to which the acquired assets of the New Bank are subject.

(7)

No gain or loss will be recognized by the shareholders on the exchange of their Bank common stock for Holding Company common stock; provided, however, that no opinion is expressed with respect to Bank shareholders who dissent from the transaction and receive cash for their Bank stock.

(8)	The income tax basis of the Holding Company common stock to be received by the shareholders will be the same as the basis of the Bank common stock surrendered in exchange.

(9)

The holding period of the Holding Company common stock to be received by the shareholders will include the period during which the Bank common stock surrendered in exchange was held, provided that the Bank common stock is held as a capital asset on the date of the exchange.

          Our opinion is limited to specific issues addressed. We express no opinion and make no representation, and no inference is intended or should be drawn from any statement in this letter, as to any other issues involving the transaction.

          We hereby consent to the use of this opinion as Exhibit C of the Prospectus - Proxy Statement and as Exhibit 8 to the S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the reorganization, and to the summary discussion of this opinion and the reference to our firm under the captions “Summary – Federal Income Tax Consequences” and “The Reorganization – Tax Considerations” contained in the Prospectus – Proxy Statement.

BOARDMAN, SUHR, CURRY & FIELD LLP

/s/ Boardman, Suhr, Curry & Field LLP

EXHIBIT D

SECTION 180.0630 OF THE WISCONSIN STATUTES

180.0630 Preemptive rights. (1) In this section, “other securities” has the meaning given in s. 180.0627 (1) (a).

(2) Except as provided in sub. (7), the shareholders or holders of other securities of a corporation do not have a preemptive right to acquire the corporation’s unissued shares or other securities except to the extent provided in the articles of incorporation. If the articles of incorporation state that “the corporation elects to have preemptive rights”, or words of similar meaning, subs. (3) to (6) govern the preemptive rights, except to the extent that the articles of incorporation expressly provide otherwise.

(3) Except as provided in sub. (5), the shareholders or holders of other securities of the corporation have a preemptive right, granted on uniform terms and conditions prescribed by the board of directors to provide a fair and reasonable opportunity to exercise the right, to acquire proportional amounts of the corporation’s unissued shares or other securities upon the decision of the board of directors to issue the shares or other securities, subject to the following conditions:

(a) Holders of shares or other securities with general voting rights have preemptive rights with respect to shares and other securities of any class with general voting rights.

(b) Holders of shares or other securities without preferential rights to distributions or assets have preemptive rights with respect to shares and other securities of any class without preferential rights to distributions or assets, except that holders of shares or other securities without general voting rights have no preemptive rights with respect to shares or other securities of any class with general voting rights.

(4) A shareholder or holder of other security may waive his or her preemptive right. A written waiver is irrevocable even if it is not supported by consideration.

(5) There is no preemptive right with respect to any of the following:

(a) Shares or other securities issued as compensation to directors, officers or employees of the corporation or its affiliates.

(b) Shares or other securities issued to satisfy conversion or option rights created to provide compensation to directors, officers or employees of the corporation or its affiliates.

(c) Shares or other securities authorized in articles of incorporation that are issued within 6 months from the effective date of incorporation.

(d) Shares or other securities sold for other than money or an obligation to pay money.

(e) Treasury shares.

(6) If shares or other securities subject to preemptive rights are not acquired by shareholders or holders of other securities, the corporation may issue the shares or other securities to any person for one year after being offered to shareholders or holders of other securities, at a consideration set by the board of directors that is not lower than the consideration set for the exercise of preemptive rights. An offer at a lower consideration or after the expiration of one year is subject to the preemptive rights of shareholders or holders of other securities.

(7) The preemptive rights of shares of a preexisting class, as defined in s. 180.1701, are governed by s. 180.1705.

EXHIBIT E

SECTIONS 221.0705 THROUGH 221.0718
OF THE WISCONSIN STATUTES

221.0705 Definitions.

     In ss. 221.0705 to 221.0718:

     (1) “Bank” means the issuer bank or, if a corporate action giving rise to dissenters’ rights under s. 221.0706 is a merger or share exchange that has been effectuated, the surviving bank of the merger or the acquiring corporation or bank of the share exchange.

     (2) “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (3) “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 221.0706 and who exercises that right when and in the manner required by ss. 221.0709 to 221.0716.

     (4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless the exclusion would be inequitable.

     (5) “Interest” means interest from the effectuation date of the corporate action until the date of payment, at a rate that is fair and equitable under all of the circumstances.

     (6) “Issuer bank” means a bank that is the issuer of the shares held by a dissenter before the corporate action.

     History: 1995 a. 336.

221.0706 Right to dissent.

     (1) Mandatory dissenters’ rights. A shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the issuer bank is a party.

     (b) Consummation of a plan of share exchange if the issuer bank’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

     (c) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, the bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

     (2) Permissive dissenters’ rights. The articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

     (a) Alters or abolishes a preferential right of the shares.

     (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

     (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

     (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

1

     (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 221.0506.

     (3) Rights of dissenter. A shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 221.0701 to 221.0718 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer bank.

     History: 1995 a. 336.

221.0707 Dissent by shareholders and beneficial shareholders.

     (1) Partial exercise of dissenters’ rights. A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the bank in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder, who asserts dissenters’ rights under this subsection as to fewer than all of the shares registered in his or her name, are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) Rights of beneficial shareholders. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

     (a) Submits to the bank the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

     (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

     History: 1995 a. 336.

221.0708 Notice of dissenters’ rights.

     (1) Action at shareholder meeting. If proposed corporate action creating dissenters’ rights under s. 221.0706 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 221.0701 to 221.0718 and shall be accompanied by a copy of those sections.

     (2) Action without shareholder vote. If corporate action creating dissenters’ rights under s. 221.0706 is authorized without a vote of shareholders, the bank shall notify, in writing and in accordance with s. 221.0103, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 221.0710.

     History: 1995 a. 336.

221.0709 Notice of intent to demand payment.

     (1) Method of asserting dissenters’ rights. If proposed corporate action creating dissenters’ rights under s. 221.0706 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

     (a) Deliver to the issuer bank before the vote is taken written notice that complies with s. 221.0103 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

     (b) Refrain from voting his or her shares in favor of the proposed action.

2

     (2) Failure to comply. A shareholder or beneficial shareholder who fails to comply with sub. (1) is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

     History: 1995 a. 336.

221.0710 Dissenters’ notice.

     (1) When required. If a proposed corporate action creating dissenters’ rights under s. 221.0706 is authorized at a shareholders’ meeting, the bank shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 221.0709 (1).

     (2) Timing and content of notice. The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable, and all necessary regulatory approvals are obtained. The dissenters’ notice shall comply with s. 221.0103 and shall include or have attached all of the following:

     (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

     (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

     (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

     (d) A date by which the bank must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

     (e) A copy of ss. 221.0701 to 221.0718.

     History: 1995 a. 336.

221.0711 Duty to demand payment.

     (1) Manner of demanding payment. A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 221.0710, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 221.0710, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 221.0710 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) Effect of demand on holders of certificated shares.

A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) Effect of failure to demand. A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 221.0701 to 221.0718.

     History: 1995 a. 336.

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221.0712 Restriction on uncertificated shares.

     (1) When transfer restrictions permitted. The issuer bank may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 221.0714.

     (2) Effect of demand on holders of uncertificated shares. The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

     History: 1995 a. 336.

221.0713 Payment.

     (1) When payment made. Except as provided in s. 221.0715, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the bank shall pay each shareholder or beneficial shareholder who has complied with s. 221.0711 the amount that the bank estimates to be the fair value of his or her shares, plus accrued interest.

     (2) Material to accompany payment. The payment shall be accompanied by all of the following:

     (a) The bank’s latest available financial statements, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

     (b) A statement of the bank’s estimate of the fair value of the shares.

     (c) An explanation of how the interest was calculated.

     (d) A statement of the dissenter’s right to demand payment under s. 221.0716 if the dissenter is dissatisfied with the payment.

     (e) A copy of ss. 221.0701 to 221.0718.

     History: 1995 a. 336.

221.0714 Failure to take action.

     (1) Action not taken.

If an issuer bank does not effectuate the corporate action within 60 days after the date set under s. 221.0710 for demanding payment, the issuer bank shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) Action taken at a later date. If, after returning deposited certificates and releasing transfer restrictions, the issuer bank effectuates the corporate action, the bank shall deliver a new dissenters’ notice under s. 221.0710 and repeat the payment demand procedure.

     History: 1995 a. 336.

221.0715 After-acquired shares.

     (1) Withholding for after-acquired shares. A bank may elect to withhold payment required by s. 221.0713 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice

4

under s. 221.0710 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) Payment. To the extent that the bank elects to withhold payment under sub. (1) after effectuating the corporate action, the bank shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The bank shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 221.0716 if the dissenter is dissatisfied with the offer.

     History: 1995 a. 336.

221.0716 Procedure if dissenter is dissatisfied with payment or offer.

     (1) Rights of dissenter. A dissenter may, in the manner provided in sub. (2), notify the bank of the dissenter’s estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received under s. 221.0713, or reject the offer under s. 221.0715 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

     (a) The dissenter believes that the amount paid under s. 221.0713 or offered under s. 221.0715 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

     (b) The bank fails to make payment under s. 221.0715 within 60 days after the date set under s. 221.0710 for demanding payment.

     (c) The issuer bank, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 221.0710 for demanding payment.

     (2) Waiver of rights. A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the bank of his or her demand under sub. (1) in writing within 30 days after the bank makes or offers payment for his or her shares. The notice shall comply with s. 221.0103.

     History: 1995 a. 336.

221.0717 Court action.

     (1) When special proceeding required. If a demand for payment under s. 221.0716 remains unsettled, the bank shall bring a special proceeding within 60 days after receiving the payment demand under s. 221.0716 and petition the court to determine the fair value of the shares and accrued interest. If the bank does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) Where proceeding to be brought. The bank shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the bank is a foreign bank without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer bank that merged with or whose shares were acquired by the foreign bank.

     (3) Parties to the proceeding. The bank shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

     (4) Jurisdiction. The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5

     (5) Judgments. Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

     (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the bank.

     (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters’ notice under s. 221.0710 (2) (c), for which the bank elected to withhold payment under s. 221.0715.

     History: 1995 a. 336; 1999 a. 83.

221.0718 Court costs and counsel fees.

     (1) Assessment of and liability for costs.

     (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 221.0717 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the bank, except as provided in par. (b).

     (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 221.0716.

     (2) When liable for fees and costs. The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

     (a) Against the bank and in favor of any dissenter if the court finds that the bank did not substantially comply with ss. 221.0708 to 221.0716.

     (b) Against the bank or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Payment of counsel and experts from recovery. Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     History: 1995 a. 336.

6

EXHIBIT F

ARTICLES OF INCORPORATION AND BYLAWS
OF BOSP BANCSHARES, INC.

ARTICLES OF INCORPORATION – STOCK FOR-PROFIT CORPORATION

Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Ch.180 of the Wisconsin Statutes:

Article 1. Name of corporation: BOSP Bancshares, Inc.

Article 2. The corporation is organized under Ch. 180 of the Wisconsin Statutes.

Article 3. The corporation shall be authorized to issue 1,200,000 shares.

Article 4. Name of the initial registered agent: Alice Hensen.

Article 5. Street address of the initial registered office: 228 E. Main St., P.O. Box 29, Sun Prairie, WI 53590.

Article 6. Other provisions (OPTIONAL):

See additional provisions of Article 6 attached to and made part of these Articles.

Article 7. Name and complete address of each incorporator:

John E. Knight
Boardman, Suhr, Curry & Field LLP
P.O. Box 927
Madison, Wisconsin 53701-0927

/s/ John E. Knight
(Incorporator Signature)

This document was drafted by John E. Knight.

OPTIONAL – Second choice corporate name if first choice is not available: N/A

DFI CORP FILE ID NO. ______________
Document stamped Received __________, ____ p.m. by State of Wisconsin, Department of Financial Institutions.
Document stamped Filed _____, by State of Wisconsin, Department of Financial Institutions.

BOSP BANCSHARES, INC.

ARTICLES OF INCORPORATION

Article 6. (Continued):

A.           Board of Directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

Glenn S. Fenske	Alice B. Hensen
1316 Woodgrove Way	301 Cannery Square #201
Sun Prairie, WI 53590-4326	Sun Prairie, WI 53590-2975

Thomas F. Howe	August J. List
333 Mac Arthur Street	1837 Barrington Drive
Sun Prairie, WI 53590-1543	Sun Prairie, WI 53590-3503

David P. Simon	Thomas M. Tubbs
18 Vinje Court	108 W. Goodland Street
Madsion, WI 53716-1887	Sun Prairie, WI 53590-1431

W. John Yelk
166 Dewey Street
Sun Prairie, WI 53590-2322

B.           Transfer Restrictions.

               1.           General Transfer Prohibition. No shareholder may gift, sell, pledge, assign, hypothecate, alienate, encumber, dispose of or otherwise transfer shares of the Corporation’s capital stock (“Stock”) to any person or entity, whether voluntary or by operation of law (collectively, a “transfer”), except as otherwise permitted in this Article 6B.

               2.           Permitted Transfers. A shareholder or, in the event of the death of a shareholder, the representative of the shareholder’s estate or any trust that owned the shares for the benefit of the shareholder at the time of the shareholder’s death (collectively, the “Shareholder’s Estate”) may transfer the shareholder’s interest in any or all of the shareholder’s shares of Stock to the shareholder’s spouse or children, including stepchildren, or any lineal descendent thereof, his or her parents, and his or her siblings and their spouses and their children or between a shareholder and a trust or similar entity whose sole beneficiaries are such persons described above, or to the Corporation or its successors, provided that such transferee shall receive and hold the shares subject to the provisions and restrictions of this Article 6B.

               3.           Pledges. A shareholder may pledge shares of Stock only if no transfer of title shall be or could be made to such pledgee at that time or in the future, no voting rights shall be transferred to such pledgee at that time or any time in the future, and prior written consent to such pledge shall be obtained from the Corporation; provided that in the event the pledgor-shareholder defaults upon the obligation to the pledgee, the occurrence of such event of default shall be deemed a transfer (as defined in Article 6B. 1), and the Corporation shall have the redemption rights set forth in Article 6B. 8 with respect to the shares subject to such transfer.

               4.           Sales to Third Parties. If a shareholder desires to sell all or a portion of the shareholder’s shares of Stock (i) to the Corporation or (ii) to any party other than the Corporation, other than in a transfer permitted by Article 6B. 2, the shareholder (the “Selling Shareholder”) shall comply with the following procedures:

                    A.           Notice of Transfer. The Selling Shareholder shall first have provided written notice (“Sale Notice”) to the Corporation of the proposed sale, setting forth (i) in the case of a proposed sale directly to the Corporation, the number of shares subject to the offer, and the date on or about which the Selling Shareholder desires the sale to be made, and (ii) in the case of a proposed sale to a party other than the Corporation, all of the terms of the proposed sale including, without limitation, the name and address of the prospective purchaser, the purchase price and other terms and conditions of payment, the date on or about which the sale is to be made, the number of shares subject to the offer and also shall provide a copy of the prospective purchaser’s written offer to purchase. Notwithstanding delivery of the Sale Notice, a sale to any party other than the Corporation pursuant to this Article 6B. 4 may only be made if the proposed sale is pursuant to a bona fide written offer involving all cash consideration generated through arm’s length negotiations.

                    B.           Corporation Option. The Corporation shall have the first right to purchase all, but not less than all, of the shares proposed to be sold (the “Offered Shares”) on the terms and conditions set forth in Article 6B. 5. Within 30 days after receipt of the Sale Notice, the Board of Directors shall determine whether or not the Corporation shall exercise its purchase rights; provided that the appropriate officer of the Corporation may exercise the Corporation’s purchase rights within such 30 day period without a Board resolution as long as such exercise is consistent with a previously approved Board policy. Within 30 days after receipt of the Sale Notice, the Corporation shall deliver to the Selling Shareholder in writing, as applicable (i) a notice of its election to purchase 100% of the Offered Shares (“Acceptance Notice”); or (ii) a notice of its election not to purchase the Offered Shares (a “Non-Exercise Notice”).

                    C.           Transfer Permitted to Third Party. In the case of a proposed sale to a purchaser other than the Corporation pursuant to this Article 6B. 4, if the Corporation does not purchase in the aggregate 100% of the Offered Shares identified in the Sale Notice, all, but not less than all, shares identified in the Sale Notice may be sold to the proposed purchaser at no less than the offered price for a period of 30 days after delivery of the Non-Exercise Notice; and that such purchaser shall receive and hold the shares subject to the provisions and restrictions in this Article 6B. If the shares are not sold within such time, the provisions of this Article 6B. 4 shall reattach to the Offered Shares as though the Selling Shareholder had never utilized the above procedures.

          5.       Terms and Conditions of Sale. Subject to Article 6B. 9, if the Corporation elects to acquire the shares pursuant to Article 6B. 4, the Corporation shall be obligated to consummate its election to purchase the Offered Shares pursuant to such election no later than 90 days following receipt of a properly presented Sale Notice. The price to acquire each share shall be, as applicable (i) in the case of a proposed sale directly to the Corporation, the price mutually agreed upon in writing by the Selling Shareholder and the Corporation; and (ii) in the case of a proposed sale to a party other than the Corporation, the price established by the proposed purchaser set forth in the Sale Notice.

          6.        Transfer not in Compliance.

                    A.           Attempted Non-Compliant Transfer. In the event of any attempted share transfer (whether voluntary or involuntary) not in compliance with this Article 6B, the attempted transfer shall be invalid, given no effect, and the Corporation shall refuse to recognize such transfer and decline (i) to give effect to such attempted transfer for any purpose, and (ii) to register the shares in the stock transfer book of the Corporation in the name of the purported transferee or to otherwise reflect the transfer of any right, title or interest in the shares from the registered shareholder to any such purported transferee, and shall have the redemption rights provided in Article 6B. 8.

                    B.           Absence of Voting Rights. No individual, trust, partnership, corporation, or other entity shall be entitled to vote with respect to any invalidly transferred share of Stock, regardless of physical custody or other purported claim or ownership. No individual or entity may vote with respect to any share except to the extent the shares in question were (i) initially issued or subsequently validly transferred to such individual or entity pursuant to this Article 6B, and (ii) the shares are properly registered to such individual or entity in the stock transfer books of the Corporation on the applicable record date for establishing ownership of shares for the purpose of determining the right to vote with respect to the matter or matters at issue.

          7.           Prohibited Transfers. Notwithstanding the other provisions of this Article 6B, no transfer of Stock shall be permitted which would have the effect of causing the Corporation to register shares of the Corporation’s Stock with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (a “Prohibited Transfer”).

          8.           Redemption. In the event that a shareholder or, as applicable, a Shareholder’s Estate, as determined by the Corporation in its sole discretion, fails to take any action, the effect of which is or could be to cause a Prohibited Transfer or transfers or attempts to transfer shares in violation of this Article 6B, the Corporation shall have the right to redeem all, but not less than all, of the shares of Stock held by the shareholder on the terms and conditions provided in this Article 6B. 8. For purposes of this Article 6B. 8, “shareholder” shall include, as applicable, a Shareholder’s Estate.

          Upon the exercise of its redemption right, as provided in this Article 6B. 8, the Corporation shall give written notice of the redemption to the shareholder. A copy of the notice shall be delivered to the shareholder not less than 30 days prior to the date fixed for such redemption at its address appearing on the books of the Corporation. From and after the date fixed in the notice as the redemption date, all rights of the shareholder with respect to the shares subject to the redemption notice (except the right to receive payment of the redemption price) shall cease and terminate. The notice of redemption shall state the payment date of the redemption price by the Corporation to the shareholder, which date shall be immediately after the redemption date and delivery of the stock certificates endorsed by the shareholder to the Corporation and execution by Corporation and the shareholder of a stock purchase agreement for the shares, which agreement shall include standard warranties and representations by the shareholder regarding the shares satisfactory to the Corporation, or such later date as the shareholder may request and is agreeable to the Corporation.

          Subject to Article 6B. 9, on the payment date, Corporation shall make payment to the shareholder of cash or immediately available funds of the fair market value of the shares. The fair market value shall be any value mutually agreed upon by the shareholder and the Corporation within fifteen (15) days after delivery of the redemption notice to the shareholder, otherwise shall be the fair market value of the shares to be redeemed as determined in the most recent valuation of the Stock determined by a qualified independent appraiser engaged by the Corporation, provided that such valuation has occurred within twelve (12) months of the redemption date. For example, if the Corporation has independently engaged a qualified independent appraiser to provide one or more valuations of the Stock within the twelve (12) month period, the most recent valuation shall be used. If no valuation has occurred within twelve (12) months of the redemption date, the purchase price shall be the fair market value of the shares to be redeemed as determined by a qualified independent appraiser selected by the Corporation and with the cost of such appraisal to be borne by the Corporation. The shareholder shall not have the right to require the Corporation to redeem all or part of the shares of Stock held by the shareholder.

          9.           Regulatory Approval for Transfer. Notwithstanding any other provision of this Article 6B to the contrary: (i) closing on any transfer of Stock made pursuant to this Article 6B by the Corporation is contingent upon receipt by the Corporation of all necessary regulatory approvals for such sale; (ii) closing for any such transfer will be delayed as needed by the Corporation to obtain all necessary regulatory approvals and for the expiration of all waiting periods relating to such regulatory approvals; and (iii) the Corporation shall be under no obligation to consummate any transfer for which regulatory approval has not been received.

          Any attempted or purported transfer of any shares of Stock by a shareholder in violation of this Article 6B of the Corporation’s Articles of Incorporation shall be null, void and ineffectual, and shall not operate to transfer any right, title or interest whatsoever in or to such shares of the Stock and shall not be entered upon the stock records books of the Corporation.

           10.           Stock Certificates. Each certificate representing shares of the Stock shall have endorsed thereon a legend in substantially the following form:

Transfer of the shares represented by this certificate, and certain other actions, are restricted by, and subject to, the terms and conditions contained in Article 6B of the Corporation’s Articles of Incorporation. A copy of the Articles of Incorporation is on file with the President of the Corporation.

           11.           Amendment. The provisions of this Article 6B may not be amended, altered or repealed except by the affirmative vote of holders of at least seventy five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, at any regular or special meeting of the shareholders if notice of the proposed amendment, alteration or repeal be contained in the notice of meeting.

C.        Preemptive Rights. The Corporation elects to have preemptive rights.

BYLAWS OF BOSP BANCSHARES, INC.

ARTICLE I. OFFICES

          The principal office of the Corporation shall be located in Sun Prairie, Dane County, Wisconsin.

ARTICLE II. SHAREHOLDERS

          SECTION l.      Annual Meeting. The annual meeting of the Shareholders shall be held in the City of Sun Prairie, Wisconsin, at such place, on such date, and at such time as the Board of Directors shall each year fix for the purposes of electing Directors and for the transaction of such other business as may come before the meeting. If the election of Directors is not held on the day designated for any annual meeting of the Shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the Shareholders as soon thereafter as may be convenient.

          SECTION 2.      Special Meetings. Special meetings of the Shareholders, for any purpose, unless otherwise prescribed by statute, may be called by the President or the Board of Directors, and shall be called by the President at the request of Shareholders owning, in the aggregate, not less than ten percent (10%) of all the outstanding shares of the Corporation entitled to vote at the meeting, provided that such Shareholders deliver a signed and dated written demand to the Corporation, describing the purpose(s) for which the meeting is to be held.

          SECTION 3.      Place of Meeting. The President may designate any place in the City of Sun Prairie, Wisconsin, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal office of the Corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shares represented at the meeting.

          SECTION 4.      Notice of Meeting. Written notice stating the place, day and hour of the meeting, and, in case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than ten (10) days (unless a longer period is required by law) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President or the Secretary, to each Shareholder of record entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Shareholder at his or her address as it appears on the stock record books of the Corporation, postage prepaid.

          SECTION 5.      Quorum; Manner of Acting. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders and a majority of votes cast at any meeting at which a quorum is present shall be decisive of any motion, except that each Director shall be elected by a plurality of the votes cast by the shares entitled to vote. Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting.

          SECTION 6.      Closing of Transfer Books or Fixing of Record Date. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other proper purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining Shareholders entitled to notice of or to vote at a meeting of Shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of Shareholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of Shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of Shareholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders, or Shareholders entitled to receive payment of a dividend, the close of business on the date next preceding the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this section, such determination shall be applied to any adjournment thereof except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

          SECTION 7.      Proxies. At all meetings of Shareholders, a Shareholder entitled to vote may vote by proxy appointed in writing by the Shareholder or by his or her duly authorized attorney in fact. Proxies shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of the Corporation or the acting secretary of the meeting, or by oral notice given by the Shareholder to the presiding officer during the meeting. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies. Proxies may be subject to the examination by any Shareholder at the meeting, and all proxies shall be filed and preserved.

          SECTION 8.      Voting of Shares. Each outstanding share entitled to vote shall be entitled to one (l) vote upon each matter submitted to a vote at a meeting of Shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation.

          SECTION 9.      Voting of Shares by Certain Shareholders. Shares standing in the name of another corporation may be voted either in person or by proxy, by the president of such corporation or any other officer appointed by such president. A proxy executed by any principal officer of such other corporation or assistant thereto shall be conclusive evidence of the signer’s authority to act, in the absence of express notice to this Corporation, given in writing to the Secretary of this Corporation, of the designation of some other person by the board of directors or the bylaws of such other corporation. A Shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

          SECTION 10.    Waiver of Notice by Shareholders. Whenever any notice is required to be given to any Shareholder of the Corporation under the Articles of Incorporation, these Bylaws or any provision of law, a waiver of such notice, in writing, signed at any time (whether before or after the time of meeting) by the Shareholder entitled to such notice, shall be deemed equivalent to the giving of such notice. A waiver with respect to any matter of which notice is required under any provision of Chapter 180, Wisconsin Statutes, shall contain the same information as would have been required to be included in the notice, except the time and place of meeting.

ARTICLE III. BOARD OF DIRECTORS

          SECTION l.       General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors.

          SECTION 2.      Number of Directors. The number of Directors shall be seven (7) until otherwise determined by resolution adopted annually by the Shareholders at the annual meeting of Shareholders.

          SECTION 3.      Election and Term. The Directors shall be elected by the Shareholders at the annual meeting of Shareholders. The persons receiving the greatest number of votes, up to the number of Directors then to be elected, shall be the persons elected. Each Director shall hold office until the next annual meeting of Shareholders and until his or her successor has been elected or until his or her death, resignation or removal in the manner provided in this Article.

          SECTION 4.      Regular Meetings. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of regular meetings of the Board of Directors without other notice than such resolution.

          SECTION 5.      Special Meetings. Special meetings of the Board of Directors may be called at any time by or at the request of the President, and shall be called at the request of four or more directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors called by them.

          SECTION 6.      Notice. Notice of any special meeting shall be given at least forty-eight (48) hours in advance of the meeting by written notice delivered personally or mailed to each Director at his or her business address, or by facsimile or other electronic means. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail so addressed with postage prepaid. Whenever any notice is required to be given to any Director of the Corporation under the Articles of Incorporation, these Bylaws or any provision of law, a waiver of such notice, in writing, signed at any time (whether before or after the time of meeting) by the Director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a Director at a meeting shall constitute a waiver of notice of that meeting, except where a Director attends a meeting and at the meeting objects to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

          SECTION 7.      Quorum. Except as otherwise provided by law, the Articles of Incorporation, or these Bylaws, a majority of the number of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but a majority of the Directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

          SECTION 8.      Participation in Meetings By Conference Telephone. Members of the Board of Directors, or of any committee of the Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communication equipment by which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting. All participating Directors shall be informed that a meeting is taking place at which official business may be transacted by conference telephone or similar communication equipment.

          SECTION 9.      Manner of Acting. The act of the majority of the Directors then in office shall be the act of the Board of Directors, unless the act of a greater number is required by law, the Articles of Incorporation, or these Bylaws.

          SECTION 10.     Removal and Resignation. Any Director may be removed, with or without cause, at any meeting of the Shareholders by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such Director, taken at a special meeting of Shareholders called for that purpose. A Director may resign at any time by filing his or her written resignation with the Secretary of Corporation.

          SECTION 11.     Vacancies. If the office of any Director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the Directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

          SECTION 12.     Compensation. The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all Directors for services to the Corporation as Directors, officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for, or to delegate authority to, an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to Directors, officers and employees and to their estates, families, dependents, or beneficiaries on account of prior services rendered to the Corporation.

          SECTION 13.     Presumption of Assent. A Director of the Corporation who is present at a meeting of the Board of Directors or a committee thereof at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless the dissent or abstention of the Director shall be entered in the minutes of the meeting or unless the Director shall file a written dissent to such action with the person acting as the Secretary of the meeting before adjournment or shall forward such dissent by certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

          SECTION 14.     Committees. The Board of Directors may designate one or more committees, each committee to consist of three or more Directors elected by the Board of Directors, which to the extent provided in said resolution shall have and may exercise, when the Board of Directors is not in session, the powers of the Board of Directors in the management of the business and affairs of the Corporation, except action in respect to dividends to Shareholders, election of the principal officers, action under or pursuant to the Articles of Incorporation, amendment, alteration or repeal of these Bylaws, or the removal or filling of vacancies in the Board of Directors or committees created pursuant to this section. The Board of Directors may elect one or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request by the President or upon request by the chairman of such meeting. Each such committee shall fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

          SECTION 15.     Informal Action Without Meeting. Any action required or permitted by the Articles of Incorporation, these Bylaws, or any provision of law to be taken by the Board of Directors at a meeting or by resolution may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Directors then in office.

ARTICLE IV. OFFICERS

          SECTION l.       Number, Election and Term of Office. The principal Officers of the Corporation shall be a Chairman of the Board, a President, one (1) or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. The appointment of a Chairman of the Board and a Treasurer shall be optional with the Board of Directors. The President may appoint one (1) or more officers or assistant officers except as provided above. Each Officer shall hold office until the next annual meeting of Shareholders and his or her successor shall have been duly elected or until his or her death or until he or she resigns or is removed in the manner provided below.

          SECTION 2.       Removal. Any Officer or agent elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors or by the Officer who appointed that Officer notwithstanding the contract rights, if any, of the Officer removed. The appointment of an Officer does not itself create contract rights. Any such removal shall be without prejudice to the contract rights, if any, of the person being removed.

          SECTION 3.       Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification, or otherwise, shall be filled by the Board of Directors.

          SECTION 4.       The Chairman of the Board. The Chairman of the Board, if one is elected by the Board of Directors, shall preside at all meetings of the Shareholders and the Board of Directors and shall have such other powers and duties as may from time to time be prescribed by these Bylaws or by resolution of the Board of Directors.

          SECTION 5.       President. The President shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. The President shall preside at all meetings of the Shareholders and of the Board of Directors, unless a Chairman of the Board of Directors shall have been elected in which case the Chairman shall preside. Subject to the control of the Board of Directors, the President shall have general active management of the business of the Corporation, conform to the orders and resolutions of the Board of Directors, and see that they are carried into effect. The President shall perform all the usual duties incident to the office and shall have such other powers and duties as may from time to time be prescribed by these Bylaws or by resolution of the Board of Directors.

          SECTION 6.      The Vice President. In the case of the removal of the President from office, or death or resignation, the powers and duties of the office shall devolve upon the Vice President, who shall perform all duties of the office until a meeting of the Directors is held and a President is elected. The Board of Directors shall empower a Vice President to discharge the duties of the President in the event of absence or disability of the President. In general, the Vice President shall perform all duties incident to the office of Vice President, the duties of the office of Treasurer unless a Treasurer shall have been elected by the Board of Directors, and such other duties as may be prescribed by the Board of Directors and the President from time to time.

          SECTION 7.      The Secretary. The Secretary shall: (a) keep the minutes of the Shareholders’ and of the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records; (d) keep a register of the post office address of each Shareholder which shall be furnished to the Secretary by such Shareholder; (e) sign with the President, or Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general, perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be designated or assigned to the Secretary by the President or by the Board of Directors.

          SECTION 8.      The Treasurer. The Treasurer, if one is elected by the Board of Directors, shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for monies due and payable to the Corporation from any source whatsoever; and deposit all such monies in the name of the Corporation, in such banks or other depositories as shall be selected in accordance with the provisions of ARTICLE V of these Bylaws; and (b) in general, perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to the Treasurer by the President or by the Board of Directors.

          SECTION 9.      Compensation. The compensation of the Officers shall be fixed from time to time by the Board of Directors and no Officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a Director of the Corporation.

ARTICLE V. CONTRACTS, LOANS, CHECKS AND DEPOSITS

          SECTION l.      Contracts. The Board of Directors may authorize any Officer or Officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances.

          SECTION 2.      Loans. No loans may be contracted on behalf of the Corporation and no evidences of indebtedness may be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

          SECTION 3.      Checks, Drafts, Etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation shall be signed by such Officer or Officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

          SECTION 4.      Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as may be selected by or under the authority of the Board of Directors.

          SECTION 5.      Voting of Securities Owned by this Corporation. Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this Corporation may be voted at any meeting of security holders of such other corporation by the President of this Corporation if he or she be present, or, in his or her absence, by the Vice President of this Corporation, and (b) whenever, in the judgment of the President, or in his or her absence, the Vice President, it is desirable for this Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this Corporation, such proxy or consent shall be executed in the name of this Corporation by the President or Vice President of this Corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this Corporation shall have full right, power, and authority to vote the shares or other securities issued by such other corporation and owned by this Corporation the same as such shares or other securities might be voted by this Corporation.

ARTICLE VI. CERTIFICATES FOR SHARES AND THEIR TRANSFER

          SECTION l.      Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Each certificate shall be signed by the President and by the Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

          SECTION 2.      Transfer of Shares. Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by the holder’s attorney authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

          SECTION 3.      Restriction Upon Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

          SECTION 4.      Lost, Destroyed or Stolen Certificates. Where the owner claims that his or her certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser, (b) files with the Corporation a sufficient indemnity bond, if required by the Corporation, and (c) satisfies such other reasonable requirements as the Board of Directors may prescribe.

          SECTION 5.      Consideration for Shares. The shares of the Corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors. The consideration to be paid for shares may be paid in whole or in part in money, or in labor or services actually performed for the Corporation. When payment of the consideration for which shares are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable by the Corporation, except as required by law. No certificate shall be issued for any share until such share is fully paid.

          SECTION 6.      Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

ARTICLE VII. LIABILITY AND INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS; INSURANCE

          SECTION 1.      Liability of Directors. No Director shall be liable to the Corporation, its Shareholders, or any person asserting rights on behalf of the Corporation or its Shareholders, for damages, settlements, fees, fines, penalties, or other monetary liabilities arising from a breach of, or a failure to perform, any duty resulting solely from his or her status as a Director of the Corporation (or from his or her status as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan, which capacity the Director is or was serving in at the Corporation’s request while a Director of the Corporation) to the fullest extent not prohibited by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to further limit or eliminate the liability of a Director than the law permitted the Corporation to provide prior to such amendment); provided, however, that this limitation on liability shall not apply where the breach or failure to perform constitutes (a) a willful failure to deal fairly with the Corporation or its Shareholders in connection with a matter in which the Director has a material conflict of interest; (b) a violation of criminal law, unless the Director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the Director derived an improper personal benefit; or (d) willful misconduct.

          SECTION 2.      Liability of Officers. No Officer shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him or her as an officer of the Corporation (or as an officer, director, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan, which capacity the Officer is or was serving in at the Corporation’s request while being an Officer of the Corporation) in good faith, if such person (a) exercised and used the same degree of care and skill as a prudent person would have exercised or used under the circumstances in the conduct of his or her own affairs, or (b) took or omitted to take such action in reliance upon information, opinions, reports or statements prepared or presented by: (1) an officer or employee of the Corporation whom the officer believed in good faith to be reliable and competent in the matters presented, or (2) legal counsel, public accountants and other persons as to matters the officer believed in good faith were within the person’s professional or expert competence.

          SECTION 3.      Indemnification of Directors, Officers, Employees and Agents.

                         (a)                 Right of Directors and Officers to Indemnification. Any person shall be indemnified and held harmless to the fullest extent permitted by law, as the same may exist or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to such amendment), from and against all reasonable expenses (including fees, costs, charges, disbursements, attorney fees and any other expenses) and liability (including the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan) asserted against, incurred by or imposed on him or her in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”) to which he or she is made or threatened to be made a party by reason of his or her being or having been a Director or Officer of the Corporation (or by reason of, while serving as a Director or Officer of the Corporation, having served at the Corporation’s request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan); provided, however, in situations other than a successful defense of a proceeding, the Director or Officer shall not be indemnified where he or she breached or failed to perform a duty to the Corporation and the breach or failure to perform constitutes (a) a willful failure to deal fairly with the Corporation or its Shareholders in connection with the matter in which the Director or Officer has a material conflict of interest; (b) a violation of criminal law, unless the Director or Officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the Director or Officer derived an improper personal benefit; or (d) willful misconduct. Such rights to indemnification shall include the right to be paid by the Corporation reasonable expenses as incurred in defending such proceeding; provided, however, that payment of such expenses as incurred shall be made only upon such person delivering to the Corporation (a) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Corporation, and (b) a written undertaking, executed personally or on his or her behalf, to repay the allowance to the extent it is ultimately determined that such person is not entitled to indemnification under this provision. The Corporation may require that the undertaking be secured and may require payment of reasonable interest on the allowance to the extent that it is ultimately determined that such person is not entitled to indemnification.

                     (b)                 Right of Director or Officer to Bring Suit. If a claim under subsection (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct under this Section which make it permissible for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

                     (c)                 Indemnification For Intervention, Etc. The Corporation shall not, however, indemnify a Director or Officer under this Section for any liability incurred in a proceeding otherwise initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of the majority of the Directors in Office.

                     (d)                 Right of Employees and Agents to Indemnification. The Corporation by its Board of Directors may on such terms as the Board of Directors deems advisable indemnify and allow reasonable expenses of any employee or agent of the Corporation with respect to any action taken or failed to be taken in his or her capacity as such employee or agent.

          SECTION 4.      Contract Rights; Amendment or Repeal. All rights under this Article shall be deemed a contract between the Corporation and the Director or Officer pursuant to which the Corporation and the Director or Officer intend to be legally bound. Any repeal, amendment or modification of this Article shall be prospective only as to conduct of a Director or Officer occurring thereafter, and shall not affect any rights or obligations then existing.

          SECTION 5.      Scope of Article. The rights granted by this Article shall not be deemed exclusive of any other rights to which a Director, Officer, employee or agent may be entitled under any statute, agreement, vote of Shareholders or disinterested Directors or otherwise. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be a Director or Officer in respect to matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

          SECTION 6.      Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is a Director, Officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service to an employee benefit plan, against any liability asserted against that person or incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article.

          SECTION 7.      Prohibited Indemnification and Insurance. Notwithstanding any other Section in this Article, the Corporation shall not be required to indemnify and may not purchase and maintain insurance if such indemnification or insurance is prohibited under applicable federal law or regulation, but shall indemnify and may purchase and maintain insurance in accordance with this Article to the extent such indemnification and insurance is not prohibited under applicable federal law or regulation.

ARTICLE VIII. TRANSACTIONS WITH
CORPORATION; DISALLOWED EXPENSE

          SECTION 1. Transactions with the Corporation. Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its Directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its Directors are Shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such Director or Directors at the meeting of the Board of Directors of the Corporation, which acts upon, or in reference to, such contract or transaction, and notwithstanding his or her or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of the Directors present, such interested Director or Directors to be counted in determining whether a quorum is present, but not counted in calculating the majority of such quorum necessary to carry such vote. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

          SECTION 2. Reimbursement of Disallowed Expenses. In the event any payment (either as compensation, interest, rent, expense reimbursement or otherwise) to any Officer, Director or Shareholder which is claimed as a deduction by this Corporation for federal income tax purposes shall subsequently be determined not to be deductible in whole or in part by this Corporation, the recipient shall reimburse the Corporation for the amount of the disallowed payment, provided that this provision shall not apply to any expense where the Board, in its sole discretion, determines such disallowance (including any concession of such issue by the Corporation in connection with the settlement of other issues in a disputed case) is manifestly unfair and contrary to the facts. For purposes of this provision, any such payment shall be determined not to be deductible when and only when either (a) the same may have been determined by a court of competent jurisdiction and either the Corporation shall not have appealed from such determination or the time for perfecting an appeal shall have expired or (b) such disallowed deduction shall constitute or be contained in a settlement with the Internal Revenue Service which settlement may have been authorized by the Board of Directors.

ARTICLE IX. FISCAL YEAR

          The fiscal year of the Corporation shall begin on the 1st day of January and end on the 31st day of December in each year.

ARTICLE X. DIVIDENDS

          The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

ARTICLE XI. SEAL

          The Corporation shall not have a corporate seal, and all formal corporate documents shall carry the designation “No Seal” along with the signature of the Officers.

ARTICLE XII. AMENDMENT

          SECTION 1. By Shareholders. These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Shareholders by affirmative vote of not less than a majority of the outstanding shares of the Corporation entitled to vote.

          SECTION 2. Implied Amendments. Any action taken or authorized by the Shareholders which would be inconsistent with the Bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares required to amend the Bylaws so that the Bylaws would be consistent with such action shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

          Sections 180.0850 through 180.0859 of the Wisconsin Statutes permit and in some cases require indemnification of directors, officers, employees, and agents of a Wisconsin corporation. In general, such indemnification is required unless the person violates a duty of loyalty or a duty of care as specifically set forth in the statutes. Section 180.0851, Wis. Stats.

          Article VII of the registrant’s bylaws provide for indemnification of officers and directors under terms and conditions that follow the statutory language cited above. A complete copy of the bylaws is included in Exhibit 3 hereto.

Item 21. Exhibits and Financial Statement.

          Schedules

          (a) Exhibits. The following exhibits are submitted:

Exhibit No.	Description
2	Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

3	Articles of Incorporation and Bylaws of BOSP Bancshares, Inc. (set forth as an exhibit to the Prospectus)

4	Specimen stock certificate of BOSP Bancshares, Inc.

5	Opinion of Boardman, Suhr, Curry & Field LLP

8	Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)

23	Consent of Boardman, Suhr, Curry & Field LLP (included in opinion

99	Form of Proxy for shareholders of Bank of Sun Prairie

(b)	No financial statement schedules are required to be filed with regard to BOSP Bancshares, Inc. or Bank of Sun Prairie.

Item 22. Undertakings.

          (1) The registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (a) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (“Act”);

                    (b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

                    (c) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) The registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liability arising under the Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sun Prairie, State of Wisconsin, on the 2nd day of January, 2008.

BOSP Bancshares, Inc.

By:
/s/ Alice Hensen

Alice Hensen, President

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on the 2nd day of January, 2008.

Signature	Title(s)

/s/ Alice Hensen	President/Director

Alice Hensen

/s/ Alan Sebranek	Vice President/Secretary
(principal financial officer and principal accounting
Alan Sebranek	officer)

/s/ Thomas Tubbs	Chairman of the Board, Director

Thomas Tubbs

/s/ Glen Fenske	Director

Glen Fenske

/s/ Thomas Howe	Director

Thomas Howe

/s/ August List	Director

August List

/s/ David Simon	Director

David Simon

/s/ W. John Yelk	Director

W. John Yelk

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BOSP Bancshares, Inc.
(Exact name of registrant as specified in its charter)

E X H I B I T S

INDEX TO EXHIBITS

Exhibit No.	Description

2	Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

3	Articles of Incorporation and Bylaws of BOSP Bancshares, Inc. (set forth as an exhibit to the Prospectus)

4	Specimen stock certificate of BOSP Bancshares, Inc.

5	Opinion of Boardman, Suhr, Curry & Field LLP

8	Tax Opinion of Boardman, Suhr, Curry & Field LLP (set forth as an exhibit to the Prospectus)

23	Consent of Boardman, Suhr, Curry & Field LLP (included in opinion)

99	Form of Proxy for shareholders of Bank of Sun Prairie